Form 10-K, Exhibit 13
period 1996-12-31
FNB ROCHESTER CORP
filed 1997-03-27
CIK 745087

[EXHIBIT 13]

                         FNB Rochester Corp. and Subsidiaries

                                The 1996 Annual Report

                          Contents of the 1996 Annual Report

          Company Profile . . . . . . . . . . . . . . . . . . . . . . .  __

          Financial Highlights  . . . . . . . . . . . . . . . . . . . .  __

          Five-Year Summary of Selected Financial Information . . . . .  __
          Quarterly Financial Information (unaudited) . . . . . . . . .  __

          Management's Discussion and Analysis of

               Financial Condition and Results of Operations  . . . . .  __

          Independent Auditors' Report  . . . . . . . . . . . . . . . .  __

          Consolidated Financial Statements . . . . . . . . . . . . . .  __

          Notes to Consolidated Financial Statements  . . . . . . . . .  __

          Corporate Directory . . . . . . . . . . . . . . . . . . . . . ___

                                     THE COMPANY

          FNB Rochester Corp. (the "Company") is a bank holding company. First National Bank of Rochester ("First National" or the "Bank") is its only subsidiary. The Company was organized under the New York Business Corporation Law and commenced operations on September 10, 1984. The Bank was established in 1965, in Rochester, New York as a national bank. The Bank comprises the most significant portion of the Company at year-end 1996. Until April 1, 1994, the Company also owned Atlanta National Bank ("Atlanta") in Atlanta, NY.

          The Company's principal sources of income are dividends from the Bank and interest from deposits. The Bank is a full-service, community oriented, commercial bank offering a wide range of commercial and consumer loans, deposit and other banking services to individuals, businesses, and municipalities. In 1993, the Bank expanded its Trust & Investment Division. The Trust & Investment Division's product offerings include 401(k) plans, investment management, corporate and cash management services, mutual funds, annuities, and traditional trust and record-keeping services.

          The Company's business is conducted from its corporate headquarters located in the Powers Building at the corner of State and Main Streets in downtown Rochester, New York. The Bank's fifteen banking offices are located in Monroe, Chemung, Erie, and Onondaga counties in New York State. The Bank considers its primary service and marketing area to be the City of Rochester and surrounding towns which have a total population of approximately one million. Rochester, located in the western part of New York State on the south shore of Lake Ontario, is the third largest city in New York State and is a significant operating location for a number of major corporations, including Eastman Kodak Company, Bausch & Lomb Inc., General Motors Corporation, and Xerox Corporation.

          First National's services are provided through thirteen full-service community banking offices, twelve of which have drive-up facilities, plus the Buffalo and Syracuse offices which primarily provide services to business and professional customers. Automated teller machines (ATM's) are located at the eleven Monroe County banking offices and customers may use ATM's throughout the United States and abroad through ATM networks.

          The Bank is the only locally owned and managed commercial bank operating in Monroe County. It is subject to intense competition from international and super-regional commercial banks, savings institutions, credit unions, and other financial institutions (including brokerage and investment advisory firms) for all types of deposits, loans, investment, and trust accounts.

                         FNB ROCHESTER CORP. AND SUBSIDIARIES

                                 Financial Highlights

                                                     1996      1995
                                      (in thousands, except share data and ratios)
   For the Year
        Net interest income                          $ 18,686  $ 16,985
        Provision for loan losses                          -         -
        Non-interest income                             3,807     2,640
        Non-interest expenses                          16,650    15,577
        Income tax expense                              1,710     1,194
        Net income                                      4,133     2,854

        Net income per common share                  $    1.16 $    0.80

   At year end
        Total assets                                 $437,898  $391,320
        Total loans, net of deferred loan costs
          (fees)                                      303,660   254,003
        Allowance for loan losses                       5,696     5,776
        Securities held-to-maturity                    29,532    31,780
        Securities available-for-sale, at fair
          value                                        72,318    73,527
        Total deposits                                404,771   357,875

        Total shareholders' equity                   $ 29,231  $ 25,846

   Operating ratios
        Net income as a percent of:
          Average total assets                            1.00      0.78
          Average common shareholders' equity            15.21     12.17
        Net interest margin (as a percent)                4.79      4.92
        Allowance for loan losses as a percent
          of year-end loans                               1.88      2.27
        Net charge-offs as a percent
          of average loans outstanding
          during the year                                 0.03      0.29

                 Five-Year Summary of Selected Financial Information

          This table represents a summary of selected components of the Company's consolidated statements of financial condition and consolidated statements of operations for each of the years in the five-year period ended December 31, 1996. All information concerning the Company should be read in conjunction with consolidated financial statements and related notes included elsewhere herein.

                                 (In thousands, except share data and ratios)

                                 1996      1995      1994      1993      1992
   Statement of operations
   information
       Interest income           $32,245   $29,235   $23,012   $21,278   $22,770
       Interest expense           13,559    12,250     7,950     8,326    10,252
                                 _______   _______   _______   _______   _______
   Net interest income            18,686    16,985    15,062    12,952    12,518
       Provision for loan losses
       (recovery)                     -         -       (43)        74     3,244
   Non- interest income            3,807     2,640     2,785     3,313     3,101
   Non-interest expenses          16,650    15,577    16,236    15,296    13,738
                                 _______   _______   _______   _______   _______
   Income (loss) before income
        taxes                      5,843     4,048     1,654       895    (1,363)
   Income tax expense (benefit)    1,710     1,194     (283)       330     1,311
                                 _______   _______   _______   _______   _______
        Net income (loss)        $ 4,133   $ 2,854   $ 1,937   $   565   $(2,674)
                                 =======   =======   =======   =======   =======
   Period end balance sheet
     information
       Securities held-to-
        maturity                 $29,532   $31,780   $52,997   $53,691   $68,265
       Securities
        available-for-sale at
        fair value                72,318    73,527    48,942    50,427    18,165
       Total loans, net of
        deferred loan costs
        (fees)                   303,660   254,003   202,437   170,513   161,915
       Allowance for loan losses   5,696     5,776     6,452     6,823     6,560
       Total assets              437,898   391,320   329,262   306,480   295,661
   Deposits:
        Non-interest bearing
        demand                    56,111    46,061    37,887    35,269    34,493
        Savings, NOW, and money
         market                  144,720   144,326   146,464   162,925   170,305
     Certificates of deposit     203,940   167,488   111,030    85,100    68,736
      Total deposits             404,771   357,875   295,381   283,294   273,534
         Short-term borrowing        786     4,986     9,875        -      1,148
         Long-term debt              210        -         -      7,185     7,150
     Total shareholders' equity   29,231    25,846    21,360    13,678    12,390

   Per common share data
       Net income (loss):
          Primary                $  1.16   $  0.80   $  0.58   $  0.28   $ (1.34)
          Fully diluted             1.16      0.80      0.58      0.28     (1.34)
       Cash dividends               0.05        -         -         -         -
       Book value                   8.19      7.24      5.99      6.83      6.19

   Operating ratios:             1996      1995      1994      1993      1992
   Net income (loss) as a
   percent of:
     Average total assets        1.00%     0.78%     .62%      .19%      (.89)%
     Average common shareholders'
        equity                   15.21     12.17     10.15     4.36      (18.48)
   Net interest margin            4.79      4.92      5.10     4.57        4.53
   Interest rate spread           4.19      4.34      4.69     4.23        4.13
   Non-performing assets
      ratio (1)                    .69       .67      1.77     5.60        9.23
   Allowance for loan losses
     as a percent of period-end
     loans                        1.88      2.27      3.19     4.00        4.05
   Net (charge-offs) recoveries
     as a percent of average
     loans                       (0.03)    (0.29)    (0.19)     .11       (1.65)
   Total equity as a percent
     of total assets at
     period end                   8.19      6.60      6.49     4.46        4.19
   Cash dividend on common
     stock payout ratio            .05          -         -         -         -

          Notes:

               (1) Non-performing assets (non-accrual loans, loans past due 90 days or more, and real estate acquired by foreclosure) divided by total loans and real estate acquired by foreclosure.


                     Quarterly Financial Information (Unaudited)
                          (In thousands, except share data)
                                           Provi-
                                           sion      Income              Income
                                 Net       for       Before              per
                       Interest  Interest  Loan      Income    Net       Common
                       Income    Income    Losses    Taxes     Income    Share
                       ________  ________  ______    ______    ______    ______
   1996
   ____

   First quarter       $7,587    $4,451         -    $1,067    $  768    $0.21
   Second quarter       7,937     4,657         -     1,393     1,003     0.28
   Third quarter        8,316     4,837         -     1,575     1,115     0.31
   Fourth quarter      $8,405    $4,741         -    $1,808    $1,247    $0.34

   1995
   ____

   First quarter       $6,684    $4,014         -    $  800    $  501    $0.14
   Second quarter      7,265      4,167         -     1,096       792     0.22
   Third quarter       7,552      4,350         -     1,168       816     0.23
   Fourth quarter      $7,734    $4,454         -    $  984    $  745    $0.21

          Included in the fourth quarter of 1996 is a pretax gain of $621,000 from the sale of the Odessa Office.

          Because common share equivalents (stock options) were used in the calculation of the first quarter 1996 earnings, the sum of the quarterly amounts does not equal the full year amount.

                        MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          Forward Looking Statements

          Statements included in this Management's Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this document that do not relate to present or historical conditions are "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and of Section 21F of the Securities Exchange Act of 1934, as amended. Additional oral or written forward looking statements may be made by the Company from time to time, and such statements may be included in documents that are filed with the Securities Exchange Commission. Such forward looking statements involve risks and uncertainties which could cause results or outcomes to differ materially from those expressed in such forward looking statements. Among the important factors on which such statements are based are assumptions concerning the business environment in those counties in New York State where the Bank operates, changes in interest rates, changes in the banking industry in general and particularly in the competitive environment in which the Bank operates, and changes in inflation.


          Overview

          The Company's growth and expansion continued in 1996. Much of the growth has been as a result of the four new banking offices that were opened in Monroe County in 1995 and 1996. Two existing facilities were also replaced with new "customer friendly" facilities. The Company continues to emphasize a high level of customer service, establishing total financial service relationships with customers, and providing convenience through extended hours and location. The new banking offices were opened with modern technology, on-line teller automation, as well as new automated teller machines. On-line teller systems have been installed in all other banking offices during 1996 as well. With the use of new technology and more efficient systems, the Company has been able to continue to expand with only a minimal increase in the number of employees.

          Net income increased $1,279,000, or 44.8%, in 1996. While the net interest margin declined somewhat in 1996, it still compares favorably with the Company's peer group. Net income was also enhanced by a gain on the sale of the Odessa banking office, reduction in Federal Deposit Insurance expense and an increase in service charges on deposit accounts. The Company funded its increased loan demand primarily through its deposit base. This was accomplished by the Company increasing its market share of deposits in Monroe County. To help increase loan volume the Company originated more fixed rate commercial loans than in previous years and, because commercial loan demand was not sufficient to offset the increases in the deposit base, a larger portion of 15 year residential mortgages originated by the Company were retained in the portfolio rather than being sold. This provided a better return than investment portfolio alternatives.

          Growth objectives are expected to be achieved in 1997 by continuing to increase the Company's deposit base, continuing to make high-quality loans, and using the available-for-sale securities portfolio and short term borrowings to provide liquidity or improve margins. In order to accomplish its growth objectives, the Company must continue to increase its market
          share.   The addition of the four new banking offices 1995 and
          1996 should help the Company attain its goals, and the Company continues to explore new banking office opportunities. As anticipated, much of the growth in deposits in 1996 has been in certificates of deposit. Demand deposits have also experienced significant growth in 1996 while savings and money market accounts have only experienced minor growth and NOW deposits have declined. With a lower rate environment depositors are placing their funds in certificates of deposit or other investments rather than leaving them in interest bearing demand or money market accounts, which may make it increasingly difficult to maintain the current net interest margin. Increases in net income are expected to come through increased loan volume and by controlling overhead expenses.

          RESULTS OF OPERATIONS

          Net Interest Income

          The following table reflects the net interest margin and interest rate spread for the years shown. Average amounts are based upon average daily balances. No tax equivalent adjustments have been made because they are not considered material.

   AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST
                               MARGIN

                   Years Ended December 31,
                       (in thousands)

                        1996

   Assets:
                                      Amount
                                      Paid or     Aver-
                             Average  Earned      age
                             Amount    (1)        Rate
                             _______  _______     ______
   Interest-earning
   assets:


   Interest-bearing            1,090       59       5.41
   deposits
   with other
   financial
   institutions

   Federal funds
   sold                        4,773      254       5.32

   Securities: (2)

   Taxable                    97,835    6,420       6.56

     Tax Exempt                2,730      122       4.47

     Net loans (1)           283,958   25,390       8.94


   Non-interest earning       23,930
   assets                      -----

     Total assets            414,316
                             =======

   Total earning            $390,386  $32,245      8.26%
   assets                    =======   ======      =====

   Liabilities and
   Shareholders'
   Equity:

   Interest bearing         $143,890    3,093       2.15
   liabilities
   Savings, NOW, and
   money market
   deposits


   Certificates of
   deposit                   187,426   10,348       5.52

   Long-term debt                193       19      10.00

   Other interest
    bearing
    liabilities                1,790       99       5.53
   Non-interest
   bearing
   liabilities and
   shareholders'              81,017
   equity                     ______

   Total
   liabilities and
   Shareholders'
   equity                    414,316
                             _______

   Total interest
   bearing
   liabilities               333,299   13,559      4.07%
                             =======   ======      =====
   Interest rate
   spread                                          4.19%
                                                   =====
   Total earning-
   assets/ Net interest     $390,386  $18,686      4.79%
   margin                   ========  =======      =====

   Assets
                                1995
                                      Amount
                                      Paid or      Aver-
                             Average  Earned       age
                             Amount     (1)        Rate
                             _______   ______      ____
   Interest-earning
   assets:

   Interest-bearing            1,086       60       5.52
   deposits
    with other
   financial
    institutions


   Federal funds
   sold                        8,820      515       5.84

   Securities: (2)

   Taxable                   103,753    6,751       6.51

     Tax Exempt                2,104       99       4.71


     Net loans (1)           229,331   21,810       9.51

   Non-interest earning       18,992        -          -
   assets                      _____

     Total assets            364,086
                             =======
   Total earning            $345,094  $29,235      8.47%
   assets                     ======   ======      =====

   Liabilities and
   Shareholders'
   Equity:


   Interest bearing          142,807    3,379       2.37
   liabilities
   Savings, NOW, and
   money market
   deposits

   Certificates of
   deposit                   147,401    8,473       5.75

   Long-term debt                  -        -          -

   Other interest
    bearing
    liabilities                6,476      398       6.15

   Non-interest
   bearing
   liabilities and
   shareholders'              67,402
   equity                     ______


   Total
   liabilities and           364,086
   Shareholders'             _______
   equity
   Total interest            296,684    12,20      4.13%
   bearing                   =======    =====      =====
   liabilities
   Interest rate
   spread                                          4.34%
                                                   =====
   Total earning-
   assets/ Net interest     $345,094  $16,985      4.92%
   margin                    =======  =======      =====

Assets
                            1994
                                      Amount
                                      Paid or      Aver-
                             Average  Earned       age
                             Amount     (1)        Rate
                             _______   ______      ____

   Interest-earning
   assets:


   Interest-bearing            1,075       43       4.00
   deposits
    with other
   financial
    institutions

   Federal funds
   sold                       10,942      478       4.37

   Securities: (2)

   Taxable                    95,362    5,835       6.12

     Tax Exempt                1,653       98       5.93

     Net loans (1)           186,229   16,558       8.89


   Non-interest earning       17,894        -          -
   assets                        ___        _          _

     Total assets            313,155
                             =======
   Total earning            $295,261  $23,012      7.79%
   assets                     ======   ======      =====

   Liabilities and
     Shareholders'
   Equity:

   Interest bearing          151,664    3,216       2.12
   liabilities
   Savings, NOW, and
   money market
   deposits


   Certificates of
   deposit                   101,441    4,531       4.47

   Long-term debt              1,192      123      10.00

   Other interest
    bearing
    liabilities                1,735       80       4.61
   Non-interest
   bearing
   liabilities and
   shareholders'              57,123
   equity                     ______

   Total
   liabilities and
   Shareholders'             313,155
   equity                    -------

   Total interest
   bearing
   liabilities               256,032    7,950      3.10%
                             =======    =====      =====
   Interest rate                                   4.69%
   spread                                          =====

   Total earning-
   assets/ Net interest      295,261  $15,062      5.10%
   margin                    =======   ======      =====

          Notes:

               (1) Non-accrual loans have been included in the average balances.

               (2) Securities available-for-sale are included at fair value.

          Net interest income, the difference between interest income and interest expense increased $1,701,000, or 10%, from 1995 which had an increase of $1,923,000, or 12.8%, over 1994's net interest income. Average earning assets increased $45,292,000, or 13.1%, from 1995 to 1996 and increased $49,883,000, or 16.9%, from 1994 to 1995.

          Loans represent the majority of the Company's interest-earning
          assets.   The significant increases in interest income noted in
          both 1996 and 1995 were primarily due to loan volume increases, particularly in commercial real estate, conventional commercial loans, and residential mortgage loans as well as some increase from interest rate increases. Average net loan balances increased $54,627,000 from 1995 to 1996, while they increased $43,102,000 from 1994 to 1995. The loan volume increases in 1995 and 1996 are related to increased sales efforts and emphasis on making new loans. The average rate earned on loans in 1996 was 8.94% compared to 9.51% in 1995 and 8.89% in 1994.

          Average Federal Funds Sold decreased $4,047,000 and average securities declined $5,918,000 from 1995 to 1996. These funds were used to fund higher-yielding loans which helped to lessen the decline in net interest margin.

          Interest expense is a function of the volume of, and rates paid for, interest-bearing liabilities. Interest expense increased in 1996 primarily because of an increase in average interest bearing liabilities. While rates have declined somewhat since 1995, the deposit increases have been primarily in the higher rate certificates of deposit.

          The interest spread is the difference between average rates earned on assets and paid on interest-bearing sources of funds. Interest spread declined in 1996 to 4.19% from 4.34% in 1995 and 4.69% in 1994. The interest margin, which is the difference between interest income and interest expense divided by average interest-earning assets was 4.79% in 1996, 4.92% in 1995, and 5.10% in 1994. The decline in both the spread and the margin from 1995 is primarily due to the deposit mix with its greater emphasis on higher interest rate certificates of deposit and the increase in the residential mortgage portfolio. Residential mortgages typically have a much lower interest rate than other types of loans. In order to maintain interest spreads, during 1996 the Bank adjusted its portfolios of loans and securities available-for-sale toward longer maturities.

          Loan volume is expected to continue to increase, with funding provided by an increase in deposits, short term borrowings, and run-off of the securities portfolio. However, in order to attract the additional deposits to fund loan activity in a highly competitive environment, it is anticipated that, as in 1996, the increase in deposits will come primarily from higher interest-bearing accounts. This may cause further declines in both the net interest spread and margin.

          The following table sets forth the dollar volume of increase (decrease) in interest income and interest expense resulting from changes in the volume of earning assets and interest-bearing liabilities, and from changes in rates. Volume changes are computed by multiplying the volume difference by the prior year's rate. Rate changes are computed by multiplying the rate difference by the prior year's balance. The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the dollar amounts of the change in each.

                              VOLUME AND RATE VARIANCES

                             1996 Compared to 1995
                             _____________________
                               Increase/Decrease
                                Due to Change In

                                             Total
                         Average    Average  Increase
                         Balance       Rate  (Decrease)
                         _______       ____  __________
                                       (in thousands)                                          thousands)


    Federal fund        $(219)      $(43)         $(262)
    sold and
    interest-bearing
    deposits

    Taxable              (383)        52           (331)
    securities

    Tax-exempt             28         (5)            23
    securities

    Loans, net          4,783     (1,203)         3,580
                        _____      _____          _____
    Interest income     4,209     (1,199)         3,010
                        _____     ______          _____
    Savings, NOW,
    and money market       26       (312)          (286)

    Certificates of     2,199       (324)         1,875
    deposit


    Other interest-
    bearing
    liabilities and      (115)      (165)          (280)
    long-term debt       ____       ____           ____

    Interest expense    2,110       (801)         1,309
                        _____      _____          _____
    Net interest       $2,099      $(398)        $1,701
    income              =====      =====          =====

                             1995 Compared to 1994
                             _____________________
                               Increase/Decrease
                                Due to Change In
                                             Total
                         Average    Average  Increase
                         Balance       Rate  (Decrease)
                         _______       ____  __________
    Federal fund       $  (58)       $112        $54
    sold and
    interest-bearing
    deposits

    Taxable               532        384            916
    securities

    Tax-exempt              4         (3)             1
    securities

    Loans, net          4,037      1,215          5,252
                        _____      _____          _____
    Interest income     4,515      1,708          6,223
                        _____      _____          _____

    Savings, NOW,
    and money market     (166)       329            163


    Certificates of     2,414      1,528          3,942
    deposit

    Other interest-
    bearing
    liabilities and       222        (27)           195
    long-term debt        ___        ___            ___

    Interest expense    2,470      1,830          4,300
                        -----      -----           ----
    Net interest        2,045      $(122)        $1,923
    income              =====      =====          =====


          Non-interest Income

          Non-interest income is comprised of service charges, trust fees, credit card fees, loan servicing fees, and gains on sales of securities, mortgages, and other assets. The following table sets forth certain information on non-interest income for the years indicated:


                                 NON-INTEREST INCOME

                                                       December 31,
                                               1996     1995     1994
                                                 (in thousands)

           Service charges on deposit        $1,547   $1,209   $1,219
           accounts


           Credit card fees                     740      648      532

           Gain on sale of                       65       40       11
           mortgages

           Gain (loss) on sale of              (45)       33        -
           securities available-for-sale

           Loan servicing fees                  263      283      319


           Gains on sale of subsidiary &        621        -      380
           banking offices

           Other operating                      616      427      324
           income

           Total operating                   $3,807   $2,640   $2,785
           income

          Non-interest income increased $1,167,000, or 44.2%, from 1996 to 1995, while 1995 non-interest income decreased 5.2% from 1994. 1996 non-interest income included a $621,000 gain on the sale of the Odessa banking office. Without the gain, 1996 would have reflected an increase of $546,000, or 20.7%, in non-interest income. Service charges on deposit accounts showed considerable improvement in 1996 with an increase of $338,000, or 28%, over 1995 resulting primarily from increased volumes and a change in the method in which some service charges are assessed. Credit card fees increased 14.2% in 1996 and 21.8% in 1995 due to larger volume in merchant accounts. A large portion of fifteen year mortgages originated in both 1996 and 1995 were retained in portfolio, resulting in a decline in loan servicing fees as loans in the servicing portfolio were prepaid and not replaced with new loans. The $189,000, or 44.3%, increase in other operating income was the result of an increase in trust commissions and fees and various other miscellaneous income and fees.

          The Company continues to explore new ways to increase non-interest income and to monitor fees and service charges.

          Non-interest Expense

          Non-interest expense, or overhead, consists of salaries and benefits, occupancy, insurance, and other operating costs. The following table sets forth certain information on operating expenses for the years indicated:

                                 NON-INTEREST EXPENSE
                                                  Year Ended December 31,
                                          1996        1995        1994
                                                           (in thousands)
           Occupancy                     3,448       2,812       2,871

           Marketing and public            489         624         776
           Office supplies, postage        637         576         542
           Processing fees               1,018         979         902
           FDIC assessments                  2         350         657
           Net cost of operation of          2         (14)        311
           Legal                           190         267         397
           Other                         1,637       1,745       1,805

           Total operating (non-       $16,650     $15,577     $16,236

          Non-interest expense for 1996 increased $1,073,000, or 6.9%, from 1995 when it decreased $659,000, or 4.1%, from 1994. Both years benefited from significant declines in FDIC assessments. The increase in 1996 is primarily due to the growth of the Company. Much of the increase has been attributable to the salaries and benefit and occupancy expenses associated with the new banking offices. The decrease in non-interest expense in 1995 resulted primarily from decreases in net cost of operation of other real estate, FDIC assessments, marketing and public relations expenses, and legal costs.

          Salaries and benefits are the largest component of non-interest expense. The Bank operates in a metropolitan market unlike most community banks of similar size, and its cost for personnel tends to exceed that of typical community banks. Salaries and benefits increased $989,000, or 12%, from 1995, and $263,000, or 3.3%, from 1994 to 1995. The increases in 1996 and 1995 were in both salaries and benefits. The Company opened three new offices in 1995 and was able to lessen the impact to salary and benefit expense by a redeployment of personnel. A portion of each of the 1996 and 1995 increases were caused by the cost associated with extended banking hours. The 1996 increase also resulted from the addition of personnel in both the trust and lending divisions, staff required for the new banking office opened in March 1996 and normal salary increases and promotions. Benefits increased primarily because of additional pension, profit sharing and education costs.

          Occupancy expense, the other significant non-interest expense, increased $636,000, or 22.6%, from 1995 as the Company began to realize the full expense effect of the new offices. Occupancy expense is expected to continue to increase as the Bank expands its service delivery network with new community banking offices and additional technology to increase productivity and customer service. An eight-year building lease for the new Community Banking Office in East Rochester was signed in March 1995 and 20-year ground leases for the new Chili and Penfield Offices were also signed in 1995. The Perinton Office, which opened in March 1996, has a ground lease of 20 years. In addition, a 20 year building lease was signed for a replacement location for the Henrietta Community Banking Office. This office was opened at the new location in January of 1996. The total annual lease cost for all of these locations is approximately $313,000. Building and equipment depreciation expense has increased due to these new offices. The Chili and Penfield Offices were not opened until the latter part of 1995, the Perinton Office was opened in early 1996 and the Greece Office was razed and a new banking office constructed on the site in 1996. The full annual expense effect of the offices constructed in 1996 will not be realized until 1997 and beyond.

          As in 1995, technological improvements continued in 1996. All banking offices are now upgraded to new teller automation, a cash management system is in place, and the Bank is in the process of evaluating information technology processing alternatives.

          Marketing expense declined $135,000, or 21.6%, from 1995 to 1996 and $152,000, or 19.6%, from 1994 to 1995. The Bank continued radio, television, and newspaper advertising in 1996. Marketing efforts were focused on the annual "Money Sale" and image enhancement and customer awareness of the Bank as well as extended business hours. Also, as part of its sales efforts, the Company has continued with its interdivisional sales teams which conduct sales "blitzes" throughout the year.

          Federal Deposit Insurance Corporation (FDIC) assessment fees dropped significantly in 1996 resulting in a decline of $348,000, or 99.4%, from 1995 and it is anticipated that assessment fees will be somewhat higher in 1997. FDIC assessment fees decreased due to a decline in the assessment rate. These fees are a function of the insurance rate and the deposit base.


          Income Taxes

          The Company and the Bank file a consolidated tax return. The provision for 1996 income taxes was $1,710,000, compared to $1,194,000 in 1995 and a benefit of $283,000 in 1994. The
          Company's effective tax rates were 29%, 29% and (17)% for 1996, 1995 and 1994 respectively. The 1994 benefit was primarily the result of the tax effect of the disposition of certain nonperforming loans and other real estate.

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          The realization of deductible temporary differences depends on the Company having sufficient taxable income within the carryback period permitted by the tax law to allow for utilization of the deductible amounts. A valuation allowance has been established for the portion of the Company's net deductible temporary differences which are not expected to be realized within a twelve month carryforward period. Income tax expense was affected in 1996 and 1995 by reductions in the valuation allowance of $660,000 and $412,000 respectively due to the generation of sufficient taxable income to provide for the deduction of temporary differences.

          At December 31, 1996, the Company had a net deferred tax asset of $423,000 as compared to a net deferred tax liability of $52,000 at December 31, 1995. The 1996 deferred tax asset is attributable principally to the difference between book and tax allowance for loan losses.


          ANALYSIS OF FINANCIAL CONDITION

          Securities Portfolio

          The primary purposes of the securities portfolio are to produce interest income and provide liquidity. Investments in securities are made to maintain liquidity through structured maturities, to provide collateral to secure local municipal deposits, to manage risk by diversifying credit risk and positioning the balance sheet for interest rate sensitivity, to support local communities, and to meet tax planning strategies. The total securities portfolio decreased $3,457,000, or 3.3% from December 31, 1995 to December 31, 1996 and increased $3,368,000 in 1995 from 1994.

          On November 15, 1995, the Financial Accounting Standards Board
          (FASB) published a special report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. This guidance included a provision that allowed institutions a one-time opportunity to reclassify (at fair value) held-to-maturity securities without calling into question their intent to hold other debt securities to maturity in the future. Under this provision the Bank transferred securities with an amortized cost of $34,539,000 (fair value $35,312,000) from held-to-maturity to available-for-sale. This reclassification will allow the Bank to better respond to changes in market interest rates and manage interest rate risk or provide liquidity for increases in loan demand or deposit withdrawals. The available-for-sale portfolio includes short-term Treasuries, equities, and other mortgage-backed securities not classified as held-to-maturity. During 1996 the Bank continued to classify most of its purchases of securities as available-for-sale.

          Unrealized gains on available-for-sale securities reported in equity at December 31, 1996 amounted to $268,000, net of taxes, as compared to unrealized gains of $850,000, net of taxes, at December 31, 1995.

          At December 31, 1996, 50.6% of the Bank's securities had maturities of five years or less, while 66.3% had maturities of five years or less at the end of 1995. The decline in maturities of five years or less was caused by the Bank increasing its mortgage backed securities by approximately $12.3 million. The average life of the Bank's amortizing securities such as mortgage pools and SBA pools at December 31, 1996 is five years. The majority of the securities portfolio consists of U.S. Treasury Notes and sequential pay mortgage-backed securities issued by U.S. government agencies. Since 1994 the Company has been decreasing its available-for-sale holdings of short-term treasuries and replacing them with medium term U.S. government agencies and longer-term variable and fixed rate mortgage-backed securities. This has helped the Company to maintain its interest margin while incurring only moderate additional interest rate risk.

          The following tables summarize the Company's carrying value of securities available-for-sale and the carrying value of securities held-to-maturity, and their maturities and weighted average yields at December 31, 1996, 1995, and 1994.


                   CARRYING VALUE OF SECURITIES AVAILABLE-FOR-SALE
                                                            December 31,
                                            1996          1995      1994
                                                          (in thousands)
           U.S. Treasury                 $23,576       $44,123   $31,852
           U.S. Government agency          9,967         5,698     2,889
           Mortgage-backed                38,775        23,706    14,151
           Other securities                    -             -        50
              Total                      $72,318       $73,527   $48,942

          Notes:

          (1) The above figures are stated at fair value. At December 31, 1996, the available-for-sale portfolio had net unrealized gains of $447,000, at December 31, 1995, net unrealized gains of $1,426,000, and at December 31, 1994, net unrealized losses of $781,000. Totals exclude Federal Reserve Bank stock and Federal Home Loan Bank stock of $1,516,000, $1,299,000 and $342,000 at December 31, 1996,
               1996 and 1994, respectively.

          Carrying Value of Securities Held-to-Maturity
                                                 December 31,
                                                 ____________
                                          1996      1995     1994
                                          ____      ____     ____
                                               (in thousands)
           U.S. Treasury                $8,108    $7,145  $23,895
           U.S. Government agency        5,293     6,359    6,996
           Mortgage-backed              12,909    15,509   20,047
           securities

           Obligations of state and
                                         2,872     2,417    1,734
           municipal subdivisions

           Other                           350       350      325
                                         _____     _____    _____
              Total                    $29,532   $31,780  $52,997
                                       =======   =======  =======

                      MATURITIES AND WEIGHTED YIELD OF SECURITIES AVAILABLE-FOR-SALE
                                   (in thousands)

                                        After One Year
                           Within          But Within
                          One Year         Five Years
                          ________         __________
                        Amount   Yield   Amount   Yield
                        ______   _____   ______   _____
      U.S. Treasury     $8,114   6.47%  $15,462   6.86%

      U.S. Government        -       -    2,245    6.18
      agency

      Mortgage-backed      268    7.00        -       -
      securities  (1)     ____   _____    _____  ______

          Total         $8,382   6.54%  $17,707   6.85%
                        ======   =====  ======    =====
                       After Five
                       Years
                       But Within            After
                       Ten Years            Ten Years
                       _________           _________

                        Amount   Yield   Amount   Yield   Total
                        ______   _____   ______   _____   -----
      U.S. Treasury          -      -%        -      -%   $23,576

      U.S. Government    5,003    7.60    2,719   7.48      9,967
      agency

      Mortgage-backed      116    7.00   38,391    7.58    38,775
      securities  (1)      ---    ----   ------    ----    ------
          Total         $5,119   7.57%  $41,110   7.20%   $72,318
                         =====   =====   ======   =====    ======


          Notes:

          (1) Mortgage-backed securities are reported at final maturity notwithstanding the fact that amortization is received regularly on some securities substantially reducing the effective maturities.


                         MATURITIES AND WEIGHTED YIELD OF SECURITIES HELD-TO-MATURITY
                                               (in thousands)

                                                           After Five
                                       After One Year           Years
                                           But Within      But Within           After                       Within
                                           Five Years       Ten Years       Ten Years                       One Year
                                           __________      __________       _________                       ________
                      Amount  Yield   Amount   Yield  Amount  Yield   Amount  Yield     Total
                      ______  _____   ______   _____  ______  _____   ______  _____     _____
                                                                       <
      U.S.Treasury     $    -      -%   $8,108  5.72%  $           -%        -     -%    $8,108

                                                             -
      U.S. Government       -    -       5,000   5.63        -   -         293   6.38     5,293
      agency

      Mortgage-backed
                            -    -       9,586   8.59        -   -       3,323   7.54    12,909      securities (1)

      Obligations of    2,048    3.96      426   5.30       83   4.46      315   5.77
      state and
      municipal
      subdivisions


      Other                 -       -      300   8.33       50   7.93        -      -       350
                        _____    ____     ____  _____     ____  _____     ____  _____     _____

          Total        $2,048   3.96%  $23,420  6.94%     $133  5.69%   $3,931  7.38%   $29,532
                       ======   =====  =======  =====     ====  =====   ======  =====    ======

   Notes:
              (1) See note (1) above.


          Loan Portfolio

          The loan portfolio increased $49,657,000, or 19.5%, from 1995 to 1996. This compares to an increase from 1994 to 1995 of $51,566,000, or 25.5%. The growth in both 1996 and 1995 was the result of a planned business development program soliciting small businesses and professionals. Of the total 1996 year-end loan portfolio, $212,267,000, or 70%, is secured by either commercial or residential real estate. Loans totaling $1.1 million were sold with the Odessa Banking Office in November 1996.

          The majority of the Company's loans continue to be commercial.

          These loans increased $22,076,000, or 13.3%, from 1995. The largest portion of the increase is in commercial real estate loans. At year-end 1996, 57.3% of commercial loans were secured by commercial real estate. Of the commercial real estate securing those loans, 57.2% was owner occupied. Through expanded sales efforts, the Bank expects to continue to grow commercial loans, although at a somewhat slower rate. Competition for high quality loans is intense. The Bank is establishing itself in the small to medium-size business and professional markets which appear to be under served. While its primary market is Monroe County, the Business and Professional Banking Division has established a presence in the Syracuse and Buffalo markets with offices in
          Downtown Syracuse and in metropolitan Buffalo.   Furthermore, the
          Bank has access to the Elmira area through its two community banking offices.

          Residential mortgage loans increased $21,374,000, or 42.8%, from 1995 to 1996. This increase is primarily attributable to the Bank's decision to hold 15-year mortgages in its portfolio, rather than sell them to the Federal Home Loan Mortgage Corp (FHLMC). With lower interest rates in the early part of 1996, the Bank experienced increased refinancing activity, and much of that was directed into 15-year fixed rate mortgages. It is expected that the Bank may continue to hold a portion of its 15-year originations in portfolio rather than selling them. When commercial and consumer loan demand is not sufficient to offset deposit increases management looks to the shorter term maturity and variable rate residential mortgages to fill that need.

          Consumer loans increased 17.5% from $19,711,000 in 1995 to $23,153,000 in 1996. Much of the growth in consumer loans is attributable to an annual "money sale" which was held late in the first quarter and early second quarter. Consumer loans increased $3,268,000 from 1994 to 1995 as the result of a similar "money sale".

          Home equity loans increased from 1995 to 1996 by $2,524,000 and decreased by $1,813,000 from 1994 to 1995. While home equity loans are attractive to borrowers who have equity in their homes, demand for them is influenced by the refinance market. In the lower rate environment, many homeowners are choosing to refinance their mortgages causing the repayment of home equity lines.

          Types of Loans

                                            December 31,
                           1996        1995       1994       1993       1992
                           ____        ____       ____       ____       ____
                                          (in thousands)
    Commercial            $187,721    $165,645   $134,529   $111,444   $102,533

    Residential             71,263      49,889     31,080     26,769     23,770
    mortgage
    Home equity             21,297      18,773     20,586     21,559     23,743
    Other consumer          23,153      19,711     16,443     10,695     11,893
                            ______     _______    _______     ______     ______
       Total               303,434     254,018    202,638    170,467    161,939
    Net deferred loan          226        (15)      (201)         46       (24)
    costs (fees)
    Allowance for loan     (5,696)     (5,776)    (6,452)    (6,823)    (6,560)
    losses                 _______     _______    _______    _______    _______
    Loans, net            $297,964    $248,227   $195,985   $163,690   $155,355
                           =======     =======    =======    =======   ========

                 MATURITY DISTRIBUTION OF LOANS AT DECEMBER 31, 1996
                                                    Maturity
                            One Year
                            or Less        One to        Five Years
                            Five Years     Five Years    or more       Total
                            __________     __________    __________    ______
                                                 (in thousands)
    Commercial              $21,855        $74,890       $90,884      $187,629
    Residential mortgage      3,514         13,454        54,265        71,233

    Home equity                 820          5,052        15,535        21,407
    Consumer, net             1,338         18,301         3,752        23,391
                              _____         ______        ______       _______
        Total loans         $27,527       $111,697      $164,436      $303,660
                            =======       ========      ========       =======
    Floating/adjustable

     Interest rate                          64,577        89,317
    Fixed or predetermined
     Interest rates                         47,120        75,119
                                            ______        ______
                                          $111,697      $164,436
                                           =======       =======

          It is the policy of the Bank to place loans, except consumer and residential mortgage loans, on non-accrual status when payment of principal or interest becomes 90 days delinquent or when, in management's judgment, the collection of principal or interest appears uncertain. Any interest income accrued during the reporting period, but not received at the time the loan is placed on non-accrual status, is reversed in the reporting period to the extent considered uncollectible. Interest accrued in prior years, the collection of which appears uncertain, is charged off. Interest on loans categorized as non-accrual may be recognized as income when the payments are received or applied as a reduction to principal.

          Installment loans are not ordinarily placed on non-accrual status. Installment loans past due 120 days are generally
          charged off.   At that time, all previously accrued or
          uncollected interest is reversed and charged against current earnings. Residential mortgage and home equity loans are placed on non-accrual status when they become 180 days past-due.

          The following table summarizes the Company's non-performing assets at the dates indicated:
                                NON-PERFORMING ASSETS

                                                      December 31,
                                   1996       1995       1994      1993       1992
                                   ____       ____       ____      ____       ____
                                                    (in thousands)

    Loans in non-accrual         $1,419     $1,665     $3,290    $7,929    $11,753
      status
    Loans past due 90 days          645         45        196     1,295        848
      or more and still           _____      _____      _____     _____     ______
      accruing
    Total non-performing          2,064      1,710      3,486     9,224     12,601
      loans
    Real estate acquired by          45          -        100       345      2,576
      foreclosure                 _____      _____     ______     _____     ______

    Total non-performing         $2,109     $1,710     $3,586    $9,569    $15,177
      assets                     ======     ======     ======    ======    =======
    Non-performing assets         0.69%      0.67%      1.77%     5.60%      9.23%
      as a % of total            ======     ======     ======    ======     ======
      loans and real
      estate acquired by
      foreclosure

          Total non-performing assets increased slightly in 1996 after decreasing each year since their peak in September 1992. The long term decrease was the result of management's efforts to reduce these assets. Non-performing assets increased $399,000, or 23.3%, from 1995 to 1996 with the increase being primarily in residential mortgage loans. Of the $6.0 million decrease from 1993 to 1994, $2.5 million was the result of the sale and liquidation of non-performing assets during the fourth quarter of 1994.

          Loans in non-accrual status decreased $246,000 from 1995 to 1996, and $1,625,000 from 1994 to 1995, declines of 14.8% and 49.4%, respectively.  Of the $1,419,000 in non-accrual loans, $1,363,000
          are secured by real estate.   Non-performing assets represent
          .69% of total loans and real estate acquired by foreclosure at the end of 1996 compared to .67% in 1995 and 1.77% in 1994.

          Provision and Allowance for Loan Losses

          The allowance for loan loss is available to absorb charge-offs from any loan category and is restored by charges to income or recoveries of loans previously charged off. Management undertakes a quarterly analysis to assess the adequacy of the allowance taking into account non-performing and delinquent loans, internally criticized loans, historical trends, economic factors, and overall credit administration. Based on this analysis, the allowance is considered adequate at December 31,
          1996 to absorb anticipated losses.   Management believes that the
          inherent risk in the current portfolio has already been provided for, and because of credit standards that First National has implemented, new loans are expected to be of high quality. However, should the market or the economy change significantly, some provision could be required in 1997.

          The following table summarizes the changes in the allowance for loan losses for 1992 through 1996:

                               SUMMARY OF LOAN LOSS ALLOWANCE
                                                   December 31
                               1996      1995       1994      1993      1992
                               ____      ____       ____      ____      ____
                                               (in thousands)
           Total Loans        $303,660  $254,003   $202,437  $168,619  $161,846
           outstanding at     ========  ========   ========  ========  ========
           year-end, net of
           costs (fees) and
           unearned
           discounts

           Daily average       283,958   229,331    186,229   167,234   187,501
           amount of net      ========   =======   ========   =======   =======
           loans outstanding

           Balance at            5,776     6,452      6,823     6,560     6,412
           beginning of year

           Provisions                -         -       (43)        74     3,244
           charged to
           operating expense
           (recovery)

           Reclassification          -         -        210
           of impairment
           reserves

           Allowance of              -         -      (177)         -         -
           subsidiary sold
                                 5,776     6,452      6,813     6,634     9,656
                                 _____    ______      _____     _____    ______

           Loans charged off:
             Commercial,         (407)     (840)      (990)     (346)   (3,024)
             financial and
             agricultural
             Real estate          (14)      (46)      (124)      (40)     (188)
             mortgage
             Installment         (137)     (147)      (244)     (309)     (451)
                                 _____     _____      _____     _____     _____
             Total charge-       (558)   (1,033)    (1,358)     (695)   (3,663)
             offs                _____    ______     ______     _____    ______
           Recoveries of loans
           previously charged off:
             Commercial,           407       267        867       610       356
             financial and
             agricultural

             Real estate             -         -          -        85         -
             mortgage
             Installment            71        90        130       189       211
                                   ___       ___        ___       ___       ___
                                   478       357        997       884       567
                                   ___       ___        ___       ___       ___
           Net (charge-offs)      (80)     (676)      (361)       189   (3,096)
           recoveries             ____     _____      _____       ___    ______
           Balance at end of    $5,696    $5,776     $6,452    $6,823    $6,560
           year                  =====     =====      =====     =====     =====
           Net (charge-offs)   (0.03)%   (0.29)%    (0.19)%      .11%   (1.65)%
           recoveries as a
           percent of
           average loans
           outstanding
           during the year

           Allowance for         1.88%     2.27%      3.19%     4.05%     4.05%
           loan losses as a
           percent of year-
           end loans


          The lack of provision in 1996 and 1995 as well as the decrease in provision in 1994 and 1993 is the result of reductions in the level of criticized and non-performing loans, and increased collection efforts resulting in significant recoveries. The recovery of provision recorded in 1994 was the result of reversing an excess allowance at Atlanta just prior to the time of its sale.

          At December 31, 1996, the Bank's internally criticized loans were $14,084,000 as compared to $19,055,000 at December 31, 1995 and
          $17,022,000 at December 31, 1994. Internally criticized loans declined $4,971,000, or 26.1% from 1995 and while 1995 internally criticized loans increased somewhat over 1994, as a percent of total loans there was a decline. Internally criticized loans as a percent of total loans were 4.6%, 7.5%, and 8.4% for the years ended 1996, 1995 and 1994, respectively.

          Below is an allocation of the allowance for loan losses and the percentage of loans in each category to total loans. In addition to an allocation for specific problem loans, each category includes a portion of the unallocated allowance for loan losses based on loans outstanding, credit risks, and historical charge-offs. Notwithstanding the following allocation, the entire allowance for loan losses is available to absorb charge-offs in any category of loans.

                                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                      December 31,
                         1996               1995               1994
                         ____               ____               ____
                   Allowance  % (1)   Allowance  %(1)    Allowance   % (1)
                   _________  _____   _________  ____    _________   _____
                                        (in thousands)
    Commercial,       $3,925  61.9%      $4,275   5.2%      $5,384   66.4%
    financial &
    agricultural

    Real estate,         998   23.5         706   19.6         294    15.3
    residental
    mortgage


    Home equity           79    7.0         208    7.4         220    10.2

    Installment,         694    7.6         587    7.8         554     8.1
    net

    Total             $5,696 100.0%      $5,776 100.0%      $6,452  100.0%
                      ====== ======      ====== ======      ======  ======

                                            1993               1992
                                            ____               ____
                                      Allowance  % (1)   Allowance   % (1)
                                      _________  _____   _________   _____
                                                  (in thousands)
    Commercial, financial
    & agricultural                       $5,957   65.4      $5,616   63.3%

    Real estate, residential
    mortgage                                153   15.7         162    14.7

    Home equity                             180   12.6         219    14.7

    Installment, net                        533    6.3         563     7.3
                                           ____   ____        ____    ____

         Total                           $6,823 100.0%      $6,560  100.0%
                                          ===== ======      ======  ======

          Notes:

          (1)     Percentage of loans in each category to total loans


          Deposits

          The fundamental source of funds to support lending activities continues to be the Company's deposit base, which consists of demand deposits, certificates of deposit, savings, and money market accounts. The ability of management to attract and retain depositors is key to sustaining the Company's growth. The emphasis continues to be on a high level of customer service and cross-selling of products and services. Total deposits increased $46,896,000, or 13.1%, from 1995, while average deposits per banking office have increased from $22,879,000 at December 31, 1994 to $23,609,000 at December 31, 1995 and to $26,574,000 at December 31, 1996. The December 31, 1996 average includes the four new Banking Offices that were opened in 1995 and 1996. Total deposits increased $62,494,000, or 21.2%, from 1994 to 1995. These increases occurred in spite of a generally declining deposit base in the Monroe County area. The Odessa Banking Office which was sold in November 1996 had a deposit base of $9.6 million at time of sale.

          Most of the deposit growth occurred in certificates of deposit, which increased $36,452,000 from $167,488,000 in 1995 to
          $203,940,000 in 1996. Certificates of deposit over $100,000 increased $877,000, or 1.4%, while certificates under $100,000 increased $35,575,000, or 33.6%, from 1995 to 1996.

          The Bank has experienced increases in non-interest bearing demand deposits due in large part to accounts established with new loan relationships, accounts associated with the new banking offices, and increased public fund relationships. Non-interest bearing accounts increased $10.1 million, or 21.8%, over 1995 and for the period ended December 31, 1995 the increase was $8.2 million, or 21.6%, over 1994.

          The Company has been taking a number of steps to better position itself to compete in a market which is experiencing disintermediation and movement from low-interest bearing accounts into certificates of deposit. The addition of the three new community banking offices in 1995 and the fourth in 1996 and replacement of two existing offices has significantly improved the Company's retail outlets and has extended services to areas that it previously could not service effectively. Furthermore, the extension of automation to the banking office network has also helped to improve service delivery. The sale of the Odessa banking office has helped the Company to better allocate its resources in its primary marketing areas.

          The following tables summarize the daily average deposits of the Company for the years 1996, 1995, and 1994, categories in which those deposits were held in 1996 and 1995, and the maturity distribution of certificates of deposit and public funds of $100,000 or more for the year-end December 31, 1996.


                                DAILY AVERAGE DEPOSITS
                                                      For Years
                                                      _________
                                         1996              1995        1994
                                         ____              ____        ____


                                Amount   Rate     Amount   Rate    Amount    Rate
                                ______   ____     ______   ____    ______    ____
                                                         (in thousands)

    Non-interest bearing       $50,114           $40,647          $36,094
    demand

    Interest-bearing demand     62,820  1.14%     64,452  1.50%    69,810   1.67%



    Savings, and money          81,070  2.93%     78,863  3.06%    81,854   2.51%
    market

    Certificates of deposit    187,426  5.52%    147,401  5.75%   101,441   4.47%
                               _______  _____    _______  _____   _______   _____

    Total deposits            $381,430  3.52%   $330,855  3.58%  $289,199   2.68%
                              ========  =====   ========  =====   =======   =====

                                 PERIOD END DEPOSITS


                                                  For Years
                                              1996          1995
                                              ____          ____
                                                (in thousands)
    Deposit category:

    Non-interest-bearing                   $56,111       $46,061
    demand

    Interest-bearing demand                 63,702        67,639

    Savings                                 37,900        38,929

    Money market                            43,118        37,758


    CDs less than $100,000                 140,105       105,392

    CDs greater than $100,000               33,152        26,105

    Public funds less than                   1,399           537
    $100,000

    Public funds greater than               29,284        35,454
    $100,000                                ______        ______


          Total                           $404,771      $357,875
                                           =======      ========



                MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSITS AND
                          PUBLIC FUNDS GREATER THAN $100,000
                                                  December 31, 1996
           Maturity range                            (in thousands)
             less than 3 months                          $28,682
             3 to 6 months                                 6,734
             6 to 12 months                               22,218
             12 months or more                             4,802
                 Total                                   $62,436

          Securities with an amortized cost of $52,427,000 at December 31, 1996 were pledged as collateral for municipal deposits and short-term borrowing.

          Short-Term Borrowings

          The following table describes the Company's short-term borrowings at the dates indicated:


                                          December 31,
                                      1996      1995       1994
                                      ____      ____       ____
                                           (In thousands)

           Securities sold under
           agreements to
           repurchase                    -    $4,538     $9,075

           Other short-term            786       448        800
           borrowing                   ___      ____      _____

                                      $786    $4,986     $9,875
              Total                   ====     =====      =====


          The Bank had no securities sold under agreements to repurchase at December 31, 1996. The maximum amount outstanding at any one month-end and average amount for securities sold under agreements to repurchase were $4,348,000 and $704,000, respectively for 1996 and $9,075,000 and $5,817,000, respectively for 1995 and
          $9,075,000 and $1,169,000, respectively for 1994. Interest expense averaged 5.82% for 1996, 6.17% for 1995 and 4.79% for 1994. An increasing deposit base has lessened the need for short-term borrowing.

          The other short-term borrowing represents the Bank's Note Option as a Treasury, Tax, and Loan Depository for Federal Tax Deposits. Securities with a carrying value of $1,970,000 at December 31, 1996 are held under the control of the Federal Reserve Bank of New York to secure Federal Tax Deposits in amounts in excess of FDIC insurance limits.


          Capital Resources

          Total shareholders' equity increased $3,385,000 from 1995. This increase is primarily due to the net income for 1995 of $4,133,000 less dividends paid on common stock of $179,000. The fair value of securities available-for-sale declined $582,000 from 1995. Under SFAS 115, which was adopted in 1993, the net unrealized gain or loss on securities held in the available-for-sale portfolio is recorded in equity, net of taxes. In 1995, this resulted in an increase in shareholder's equity of $1,631,000 from the period ended December 31, 1994. The SFAS 115 adjustment is not considered in computing regulatory capital.

          Both the Federal Reserve Board and the Office of the Comptroller of the Currency have issued risk-based capital guidelines which went into full effect December 31, 1992. The Company presently is deemed well-capitalized under these guidelines.

          The numerator of risk-based capital ratios for bank holding companies includes Tier I capital, consisting of common shareholders' equity and qualifying cumulative and noncumulative preferred stock; and Tier II capital, consisting of a menu of internationally accepted items, including preferred stock, reserve for loan losses, and certain subordinated and term-debt capital. The denominator, or asset portion, of the risk-based ratio aggregates generic classes of balance sheet and off-balance sheet exposures, each weighted by one of four factors ranging from 0% to 100%, based on relative risk of the exposure class. This ratio assesses both the capital adequacy of the Company and the risk profiles of the Bank.

          The prompt corrective action regulations of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established specific capital categories based on an institution's capital ratios. To be considered "adequately capitalized" a bank must generally have a Leverage Ratio of at least 4%, a Tier I Risk-Based Capital Ratio of at least 4%, and a total Risk-Based Capital Ratio of 8%. At December 31, 1996, the Leverage, Tier-I Risk-Based Capital, and Total Risk-Based Capital Ratios of the Company and the Bank were as follows:

                                    CAPITAL RATIOS

                                                    Tier-I         Total
                                       Leverage  Risk-Based   Risk-Based
                                       Capital      Capital      Capital
                                       Ratio          Ratio        Ratio
                                       ________     _______      _______
    FNB Rochester Corp.                    6.7%       10.0%        11.2%
    First National Bank of Rochester       6.6%        9.8%        11.0%
    Regulatory guidelines:
       Well capitalized                    5.0%        6.0%        10.0%
       Adequately capitalized              4.0%        4.0%         8.0%

          Maintaining adequate capital ratios is a clearly defined objective of management. A number of steps have been taken by management to monitor capital adequacy. This effort becomes particularly important in light of the growth expectations for the Bank. An early warning system is part of the Company's business planning process. In addition to carefully monitoring performance and its impact on capital ratios, management re-forecasts the Company's balance sheet, income statement, and measures of capital adequacy at least quarterly. Furthermore, each year the entire business plan is revised to reflect actual results and project another year into the future. These measures serve to alert management to potential capital adequacy problems so that appropriate action could be formulated and addressed in advance.

          After a four year suspension, the Company declared a common stock cash dividend in December 1996. The suspension was based on the belief of the Company's Board of Directors that until capital was sufficient to sustain the anticipated growth, earnings should be retained in the Company to support that growth.

          Liquidity

          Liquidity measures the ability to meet maturing obligations and existing commitments, to withstand fluctuations in deposit levels, to fund operations, and to provide for customers' credit needs. Management carefully monitors its liquidity position and seeks to maintain adequate liquidity to meet its needs. All internal liquidity measures exceed minimum levels established by the Bank. The fundamental source of liquidity will continue to be core deposits. Available sources of asset liquidity include short-term investments, loan repayments, and securities held in the available-for-sale portfolio. Additionally, the Company has the ability to pledge securities to secure short-term borrowings. In the first quarter of 1995, it became a member of the Federal Home Loan Bank which provides additional source of funding if needed. At December 31, 1996, the Bank had an available line of $39.1 million secured by residential mortgages.

          The Bank entered into agreements in 1994 through which it could obtain funds for short-term liquidity needs by selling securities under agreements to repurchase. These agreements have allowed the bank to keep a smaller portion of its assets in Federal Funds Sold and provide a higher return without the necessity of selling securities from the available-for-sale portfolio in times of liquidity need. Securities under agreements to repurchase were only used in the first two months of 1996.

          The majority of the Company's assets are held by the Bank. Dividends and cash advances to the Company from the Bank are subject to standard regulatory constraints. Based on an analysis of projected expenses and cash flows, management believes that the Company has sufficient cash to meet its anticipated cash obligations.

          Asset Liability Management

          An objective of the Company's asset/liability management policy is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. The Asset/Liability Management Committee is responsible for managing interest rate risks.

          The Company uses a variety of methods to manage its interest rate risk and does not rely solely on one method. One such method used to manage interest rate risk involves the measurement of
          interest rate gap.   Interest rate gap is the amount by which a
          bank's rate sensitive assets differ from its rate sensitive liabilities. A positive gap exists when rate sensitive assets exceed rate sensitive liabilities, indicating that a greater volume of assets than liabilities will reprice during a given period. Theoretically, this mismatch will enhance earnings in a rising rate environment and inhibit earnings when rates decline. Conversely, when rate sensitive liabilities exceed rate sensitive assets, the gap is negative, indicating that a greater volume of liabilities than assets will reprice during the period. Theoretically, in this case, a rising rate environment will inhibit earnings and declining rates will enhance earnings. The Rate Sensitivity Schedule that follows illustrates the measurement of interest rate gap at December 31, 1996.

                                           RATE SENSITIVITY SCHEDULE


                                                         Over One
                        One Day  Over Three   Over Six    Year to       Over
                       to Three   Months to  Months to       Five       Five
                         Months  Six Months   One Year      Years      Years  Total
                       ________    ________  _________  _________      _____  _____

                                                           (in thousands)
    Interest Earning Assets:
    _______________________
    Loans:
      Commercial       $120,183      $3,258     $6,046    $46,720    $11,916    $188,123
      Residential         2,475       1,350      3,665     25,709     41,572      74,771
     mortgage
      Home equity        21,407           -          -          -        157      21,564

      Consumer            1,931       1,812      3,305     11,990        164      19,202

        Total loans     145,996       6,420     13,016     84,419     53,809     303,660


    Investment           10,283       7,701     22,291     45,383     17,708     103,366
    securities

    Interest              2,571           -          -         50          -       2,621
    bearing
    deposits in
    Banks and
    federal funds
    sold

    Total interest-    $158,850     $14,121    $35,307   $129,852    $71,517    $409,647
    earning assets     ========     =======    =======   ========    =======    ========

    Interest-bearing liabilities:

    Savings            $144,720 $           $          $          $             $144,720
    deposits                              -          -          -          -

    Time deposits        28,682       6,734     22,218      4,802          -      62,436
    $100M & over

    Other time           11,210      22,018     70,347     37,724        205     141,504
    deposits
    Short-term
    borrowings and          786           -          -        210          -         996
    long-term debt

    Total interest-bearing

    Liabilities        $185,398     $28,752    $92,565    $42,736       $205    $349,656
                        =======      ======     ======     ======       ====    ========
    Net interest      $(26,548)   $(14,631)  $(57,258)    $87,116    $71,312     $59,991
    rate              =========    ========  =========    =======     ======     =======
    sensitivity gap

    Cumulative gap    $(26,548)   $(41,179)  $(98,437)  $(11,321)    $59,991
                      =========   =========  =========  =========    =======

    Cumulative gap         0.86        0.81       0.68       0.97       1.17
    ratio (1)              ====        ====       ====       ====       ====
    Cumulative gap as
    a % of
    Total assets        (6.06)%     (9.40)%   (22.48)%    (2.59)%     13.70%
                        =======     =======   ========    =======     ======


          Notes:

          (1) Cumulative total interest-earning assets divided by cumulative total interest-bearing liabilities.

          As measured by the cumulative sensitivity gap at December 31, 1996, the maturity and repricing of the Company's interest earning assets and interest bearing liabilities showed a negative
          gap in the one year period.   NOW, savings and money market
          deposits are assigned to one day to three months repricing and while these deposits can be repriced in that time period they may react very differently to various interest rate scenarios. Management does not believe this rate sensitivity schedule accurately reflects the true interest rate risk of the Company because changes in interest rates do not affect all categories of assets and liabilities equally as implied by this schedule. On a quarterly basis, sensitivity to changes in interest rates is also measured using a simulation model. The model estimates changes in net interest income and net income under a variety of possible interest rate scenarios. By performing these simulations and comparing them to established policy limits, management has an opportunity to plan for changes in the asset/liability mix, or to take other steps that may be necessary to lessen interest rate risk. Based on management's assumptions built into the simulation model and the current mix of the Company's assets and liabilities, managements's assessment is that the Company's net interest income would not be largely affected by changes in interest rates, but should a prolonged decline in rates occur, there would most likely be a decline in net interest income. These simulations are based on numerous assumptions regarding the timing and extent of repricing characteristics. Actual results may differ significantly.

          Impact of Inflation

          The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles, consistently applied. These principles require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. Management believes that it needs to manage the rates, liquidity, and interest sensitivity of the assets and liabilities to help generate an acceptable return.

          New Accounting Pronouncements

          SFAS Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (Statement) was issued in June 1996 and is applicable to all entities, both public and non-public. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. The Statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Management has determined that the adoption of this Statement will not have a material impact on the Company's operating results.

          Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of an option's grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

          In May 1995, the FASB issued Statement No. 122 entitled Accounting for Mortgage Servicing Rights. The statement requires that the cost of originating mortgage loans originated or purchased with a definite plan to sell the loans and retain the servicing rights, be allocated between the loans and servicing rights based on their estimated fair values at the time of the purchase or origination. The statement also requires that capitalized loan servicing rights be stratified based on predominant risk characteristics of the underlying loans for the purpose of evaluating impairment. An allowance is established in the event the recorded value of an individual stratum exceeds the fair value of the right. Based upon management's analysis of the Company's salable, mortgage loan origination volume, management has determined the right to service the loans is not material and therefore has assigned no financial statement value.

          In March 1995, the FASB issued Statement No. 121 entitled Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The statement requires that long-lived assets and certain identifiable intangibles to be held and used by a company be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. In performing the review for recoverability, companies are required to estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Under Statement 121, an impairment loss is recognized if the sum of the undiscounted future cash flows is less than the carrying amount of the asset. The statement also establishes standards for recording an impairment loss for certain assets that are subject to disposal. Excluded from the scope of the statement are financial instruments, mortgage and other loan servicing rights, deposit intangibles and deferred tax assets. The impact to the Company in 1996 was not material.

                             Independent Auditors' Report


          The Board of Directors and Shareholders
          FNB Rochester Corp.:

          We have audited the consolidated statements of financial condition of FNB Rochester Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Rochester Corp. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

          January 28, 1997
          Rochester, New York

                         FNB ROCHESTER CORP. AND SUBSIDIARIES
                    Consolidated Statements of Financial Condition
                              December 31, 1996 and 1995
                          (in thousands, except share data)



                                              1996       1995
                                              ----       ----
    Assets:
    Cash and due from banks                 $20,060    $18,662


    Interest bearing deposits with            1,121      1,061
    other banks

    Federal funds sold                        1,500      5,200


    Securities available-for-sale, at        72,318     73,527
    fair value

    Securities held-to-maturity (fair
    value of $29,305 in 1996 and
                                             29,532     31,780    $31,952 in 1995)

    Loans, net of allowance of  $5,696
    in 1996 and $5,776 in 1995              297,964    248,227


    Premises and equipment                    9,152      7,255

    Accrued interest receivable               3,242      3,579


    FHLB and FRB stock                        1,516      1,299

    Other assets                              1,493        730
                                              -----        ---


                      Total assets         $437,898   $391,320
                                            =======    =======

    Liabilities and shareholders' equity
    Deposits:

    Demand:
       Non interest bearing                 $56,111    $46,061
       Interest bearing-NOW                  63,702     67,639
    Savings and money market                 81,018     76,687

    Certificates of deposit                 203,940    167,488
                                            -------    -------

                      Total deposits        404,771    357,875


    Securities sold under agreement to            -      4,538
    repurchase
    Other short-term borrowing                  786        448


    Accrued interest payable and other
      liabilities                             2,900      2,613


    Long-term debt                              210          -
                                                ---          -

                      Total liabilities     408,667    365,474
                                            -------    -------

    Shareholders' equity:

    Common Stock, $1 par value;
    authorized
        5,000,000 shares; issued and
        outstanding 3,571,063 in
                                              3,571      3,569        1996 and 3,568,963 in 1995.

    Additional paid in capital               13,035     13,024

    Undivided profits                        12,357      8,403


    Net unrealized gain on securities
       available-for-sale, net of taxes         268        850
                                                ---        ---

                                             29,231     25,846
                                             ------     ------

                  Total liabilities and
                     shareholders' equity  $437,898   $391,320
                                            =======    =======



          See accompanying notes to Consolidated Financial Statements.

                         FNB ROCHESTER CORP. AND SUBSIDIARIES
                        Consolidated Statements of Operations
                      Years Ended December 31, 1996, 1995, 1994
                        (in thousands, except per share data)

                                               1996     1995     1994
    Interest income:
    Interest and fees on loans               $25,390  $21,810  $16,558
    Securities:
    Taxable                                    6,420    6,751    5,835

    Tax-exempt                                   122       99       98
                                                 ---       --       --
                                               6,542    6,850    5,933
    Interest on federal funds sold
      and deposits with banks                    313      575      521
                                                 ---      ---      ---

          Total interest income               32,245   29,235   23,012
                                              ------   ------   ------


    Interest expense:
    Savings, NOW and money market accounts     3,093    3,379    3,216
    Certificates of deposit                   10,348    8,473    4,531
    Short-term borrowings                         99      398       80
    Long-term debt                                19        -      123
                                                  --        -      ---


          Total interest expense              13,559   12,250    7,950
                                              ------   ------    -----


    Net interest income                       18,686   16,985   15,062


    Provision for loan losses (recovery)           -        -     (43)
                                                   -        -      ---

    Net interest income after provision for
      loan losses                             18,686   16,985   15,105
                                              ------   ------   ------


    Non-interest income:
    Service charges on deposit accounts        1,547    1,209    1,219
    Credit card fees                             740      648      532
    Gain on sale of mortgages                     65       40       11
    Gain (loss) on sale of securities           (45)       33        -
    available-for-sale
    Loan servicing fees                          263      283      319

    Gains on sale of subsidiary & banking        621        -      380
    offices

    Other operating income                       616      427      324
                                                 ---      ---      ---

            Total non-interest income         $3,807   $2,640   $2,785
                                               -----    -----    -----

   (Continued)

                         FNB ROCHESTER CORP. AND SUBSIDIARIES
                   Consolidated Statements of Operations continued
                    Years Ended December 31, 1996, 1995, and 1994
                      (in thousands, except for per share data)



                                             1996     1995    1994
                                             ----     ----    ----

    Non-interest expense:
    Salaries and employee benefits          $9,227   $8,238  $7,975
    Occupancy                                3,448    2,812   2,871
    Marketing and public relations             489      624     776

    Office supplies, printing and              637      576     542
    postage
    Processing fees                          1,018      979     902
    F.D.I.C. assessments                         2      350     657
    Net cost of operation of other real          2     (14)     311
    estate
    Legal                                      190      267     397

    Other                                    1,637    1,745   1,805
                                             -----    -----   -----
            Total non-interest expense      16,650   15,577  16,236
                                            ------   ------  ------

    Income  before income taxes              5,843    4,048   1,654


    Income tax expense (benefit)             1,710    1,194   (283)
                                             -----    -----    ----

    Net income                              $4,133   $2,854  $1,937
                                             =====    =====   =====


    Net income  per common share -           $1.16    $0.80   $0.58
    primary                                   ====     ====    ====

          See accompanying notes to Consolidated Financial Statements.

                         FNB ROCHESTER CORP. AND SUBSIDIARIES
              Consolidated Statements of Changes in Shareholders' Equity
                     Years Ended December 31, 1996, 1995 and 1994
                         (in thousands except per share data)

                                                                   Net
                                                            Unrealized
                                                                  Gain
                                                                (Loss)
                                     Additional        Un-  Securities
                             Common     Paid in    divided  Available-
                              Stock     Capital    Profits    For-Sale       Total
                             ------  ----------    -------  ----------       -----


    Balance at December 31,  $2,003      $7,340     $3,612  $723        $ 13,678
    1993


    Net income                    -           -      1,937   -             1,937


    Subordinated capital
    notes converted to
                              1,566       5,683          -   -             7,249      common stock


    Change in fair value of
    securities                    -           -          - (1,504)        (1,504)
    available-for-sale, net       -           -          -                 -----
    of taxes of $503                                       -----



    Balance at December 31,  $3,569     $13,023     $5,549 $(781)        $21,360
    1994

    Net income                    -           -      2,854   -            $2,854

    Option shares issued          -           1          -   -                 1

    Change in fair value of
    securities available-         -           -          - 1,631           1,631
    for-sale, net of taxes        -           -          -                 -----
    of $576                                                ----


    Balance at December 31,  $3,569     $13,024     $8,403 $850          $25,846
    1995


    Net income                    -           -      4,133   -             4,133

    Common stock cash
    dividend - $.05 per           -           -      (179)    -            (179)
    share

    Option shares issued          2          11          -    -               13



    Change in fair value of
    securities available-         -           -          - (582)           (582)
    for-sale, net of taxes                                                  ---
    of $397                                                 ---


    Balance at December 31,  $3,571     $13,035    $12,357 $268          $29,231
    1996                      =====      ======     ======  ===           ======




          See accompanying notes to Consolidated Financial Statements.

                         FNB ROCHESTER CORP AND SUBSIDIARIES
                        Consolidated Statements of Cash Flows
                     Years ended December 31, 1996, 1995 and 1994
                                    (in thousands)


                                              1996       1995       1994
                                              ----       ----       ----


    Cash flows from operating activities:
     Net income                             $4,133     $2,854     $1,937

    Adjustments to reconcile net income
    to net cash provided by operating activities:
    Provision for loan losses (recovery)         -          -        (43)

    Depreciation and amortization            1,449      1,208      1,004
    Amortization of goodwill                    79        238        248
    Deferred income taxes                      (78)       301       (637)
    (Gain) loss on sales of securities

    available-for-sale                          45        (33)          -
    Gain on sale of subsidiary and            (621)         -       (380)
    banking offices
    (Increase) decrease in mortgage
    loans held for sale, net                   550       (880)     3,127
    Increase (decrease) in accrued             331       (420)
                                                                    (488)    interest  receivable

    (Increase) decrease in other assets       (465)       127      1,760
    Increase in accrued interest
    payable and other liabilities              175        555        300
                                               ---        ---        ---

    Net cash provided by operating

    activities                               5,598      3,950      6,828
                                             -----      -----      -----

    Cash flow from investing activities:
    (Increase) decrease in interest-
    bearing deposits                      -                77         (2)


    Securities available-for-sale:
    Purchase of securities                 (29,987)   (17,272)   (15,464)
    Proceeds from maturities                19,857     17,483      8,668

    Proceeds from sales                     10,097     11,027      5,815
    Securities held-to-maturity:
    Purchase of securities                  (2,891)   (15,545)   (10,854)
    Proceeds from maturities                 5,139      2,223      7,839

    Loan origination and principal         (51,375)   (51,362)   (45,252)
    collection, net
    Payment made for sale of subsidiary     (7,855)         -    (16,774)
    and banking offices
                                            (3,377)    (3,545)    (2,238)    Capital expenditures, net

                                                 -          -       (360)    Decrease in other assets
                                                 -          -         ---

    Net cash used by investing
                                          $(60,392)  $(56,914)  $(68,622)    activities
                                            ------     ------      ------


                         FNB ROCHESTER CORP AND SUBSIDIARIES
                   Consolidated Statements of Cash Flows, continued
                     Years ended December 31, 1996, 1995 and 1994
                                    (in thousands)


                                             1996       1995     1994
                                             ----       ----     ----


    Cash flows from financing
    activities:
    Net increase in demand, savings
    NOW, and money market accounts        $16,125     $6,036     $814
    Certificates of deposit                40,404     56,458   41,803
    accepted and repaid, net


    Increase (decrease) in short-          (4,200)    (4,889)   9,875
    term borrowings
    Increase in long-term debt                210          -
    Exercise of option to purchase             13          1        -
    common stock                               --          -        -



    Net cash provided by financing         52,552      57,606  52,492
    activities                             ------      ------  ------


    Increase (decrease) in cash
    and cash                               (2,242)      4,642  (9,302)
      equivalents


    Cash and cash equivalents at
    beginning of                           23,923      19,281  28,583
      year                                 ------      ------  ------


    Cash and cash equivalents at          $21,681     $23,923  $19,281
    end of year                            ======      ======   ======

    Supplemental disclosure of non-cash
      investing and financing activities:

    Additions to other real estate
    acquired through foreclosure,
    or deed in lieu of
    foreclosure, net of loans to              $45           -        -
    facilitate sale and writedowns


    Transfer of securities from
    held-to- maturity to
                                                -     $34,539        -    securities available-for-sale



    Conversion of subordinated
    notes to common stock                       -           -   $7,249



          The Company paid cash during 1996, 1995, and 1994 for income taxes and interest as follows (in thousands):

                                        1996      1995      1994
                                        ----      ----      ----
    Interest                            $13,553   $11,949    $8,036
    Income                                1,335       910       555
    taxes

          See accompanying notes to Consolidated Financial Statements

                         FNB Rochester Corp. and Subsidiaries
                      Notes to Consolidated Financial Statements
                          December 31, 1996, 1995, and 1994


          (1)  Summary of Significant Accounting Policies

          Business

          FNB Rochester Corp. (the Company) provides a full range of banking and trust services to individual and corporate customers. The Company generates interest income by accepting deposits and investing those deposits, together with funds from borrowings and ongoing operations in a variety of loans and investment securities. The most significant source of revenue for the Company is net interest income - the difference between interest income earned on loans and investments and interest expense incurred on deposits and borrowings. The Company, operating primarily in western New York, is headquartered in Rochester, New York, the third largest city in the state. The Company is subject to competition from other financial institutions. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

          Basis of Presentation

          The Company operates as a bank holding company. In 1996 its only subsidiary was First National Bank of Rochester (First National). Prior to its sale on April 1, 1994, the Company also owned Atlanta National Bank (Atlanta). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, First National and Atlanta (through its sale date),  (the Banks). All material intercompany accounts and
          transactions have been eliminated.    The financial statements
          have been prepared in conformity with generally accepted accounting principles and conform with predominate practices within the banking industry. In preparing these financial statements, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

          Securities

          Securities are classified into three categories: held-to-maturity, trading and available-for-sale. The Company classifies its debt securities as either available-for-sale or held-to-maturity, as the Company does not hold any securities considered
          to be trading.   Held-to-maturity securities are those that the
          Company has the ability and intent to hold until maturity.

          Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost. Unrealized holding gains and losses, net of related taxes, on available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

          A decline in the fair value of any security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new basis for the security.

          Premiums and discounts are amortized or accredited over the life of the related held-to-maturity security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities sold are determined using the specific identification method.

          The Company's investments in Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) are required by law and are carried at cost in the consolidated statement of condition. The Company's disposition of these securities is restricted by agreements with the FHLB and FRB.

          Loans

          Loans are stated at the principal amount outstanding, net of deferred loan origination fees and costs which are accrued to income based on the interest method. The Company originates some residential mortgage loans with the intent to sell. These loans are carried at the lower of aggregate cost or fair value as determined by outstanding commitments from investors or, in the absence of such commitments, the current investor yield requirements calculated on an aggregate basis.

          The accrual of interest on commercial loans is discontinued and previously accrued interest is reversed when the loans become 90 days delinquent or earlier if, in management's judgment, the collection of principal and interest is uncertain. Recognition of interest income on non-accrual loans does not resume until management considers principal and interest collectible. Installment loans are generally charged-off upon becoming 120 days past due. Residential mortgage loans are reduced to the fair value of the underlying collateral, as applicable, upon becoming 180 days past due. Fair value is the amount that would reasonably be anticipated in a current sale in which the buyer and seller are each acting prudently, knowledgeably, and under no necessity to buy or sell.

          The Company services residential mortgage loans for the Federal Home Loan Mortgage Corporation (Freddie Mac), and earns servicing fees, which are recognized when payments are received, based upon the outstanding principal balance of the loans. The cost of originating these loans is attributed to the loans and is considered in the calculation of the gain or loss on sale of the loans. Due to their immateriality, the right to service the loans is assigned no financial statement value.

          Allowance for Loan Losses

          The Company provides for loan losses by a charge to current operations to bring the allowance to an appropriate level considering the character of the loan portfolio, economic conditions, analysis of specific loans, and historical loss experience. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

          Impairment losses are included in the reserve for loan losses through a charge to the provision for loan losses. Management considers a loan to be impaired if, based on current information, it is probable that the Company will be unable to collect all scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price of the fair value of collateral if the loan is collateral dependent. Management excludes large groups of smaller balance homogeneous loans such as residential mortgages and consumer loans which are collectively evaluated.

          When a loan is impaired and the future repayment of the recorded balance is doubtful, interest payments received are applied to principal and no interest income is recognized. If the recorded loan balance is expected to be paid, interest income is recognized on a cash basis.



          Premises and Equipment

          Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is provided over the lesser of the term of the lease or the estimated useful lives of the improvements.

          The estimated useful lives of the Company's premises and equipment are as follows:



          Buildings and improvements             5  - 40  years
          Furniture, fixtures, and equipment     3  -  7  years
          Leasehold improvements                 3  - 20  years
          Vehicles                               2  -  5  years

          Other Real Estate Owned

          Real estate acquired through foreclosure or deed in lieu of foreclosure is carried at the lower of the cost or fair value less estimated costs to dispose. Fair value is determined on an asset by asset basis, primarily through independent third party appraisals. Adjustments to the carrying values of such properties resulting from subsequent declines in fair value are charged to operations in the period in which the declines occur. These adjustments, the net expense of operating other real estate owned and gains and losses on disposition of other real estate owned are included in net cost of operation of other real estate expense. Other real estate owned is included in other assets on the accompanying consolidated statements of financial condition.


          Income Taxes

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          Stock Option Plan

          Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of an option's grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

          Pension Plan

          First National sponsors a non-contributory defined benefit pension plan covering substantially all of its employees. Benefits are based upon years of service and the employee's average compensation. Average compensation is determined by the average of the highest five consecutive years of service. The cost of this plan is being funded currently.

          First National's policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts, subject to IRS limitations, as the Bank may determine to be appropriate from time to time.


          Trust Department Income

          Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated statements of financial condition, since such assets are not assets of the Company. Fee income is recognized on the cash method. At December 31, 1996 the market value of the assets under management was $64,585,000.


          Per Share Data

          Per share data is based upon the weighted average number of common shares and equivalents (stock options) outstanding during each year. Fully diluted per share data is not presented as potentially dilutive securities dilute earnings per share by less than 3 percent or are antidilutive. The weighted average number of shares and equivalents outstanding during 1996, 1995 and 1994 amounted to 3,570,159; 3,568,759 and 3,311,234, respectively.

          Cash Equivalents

          For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, unrestricted amounts due from banks, and federal funds sold.

          (2)  Securities

          On November 15, 1995, the Financial Accounting Standards Board
          (FASB) published a special report A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. This guidance included a provision that allowed institutions a one-time opportunity to reclassify (at fair value) held-to-maturity securities without calling into question their intent to hold other debt securities to maturity in the future. Under this provision the Company transferred securities with an amortized cost of $34,539,000 (fair value $35,312,000) from held-to-maturity to available-for-sale in December 1995.

          The aggregate amortized cost and fair value of securities available-for-sale and securities held-to-maturity at December 31, 1996 and 1995 follows (in thousands):

                                              1996      1995
                                              ____      ____

                            Amortized     Fair  Amortized      Fair
                                 Cost    Value       Cost     Value
                                -----    -----    -------     -----
    Securities available-for-sale:
      U.S. Treasury            $23,286  $23,576    $43,199   $44,123
      U.S. Government agency    10,003    9,967      5,690     5,698
      Mortgage-backed           38,582   38,775     23,212    23,706
      securities                ------   ------     ------    ------


       Total                    71,871   72,318     72,101    73,527
                                ======   ======     ======    ======

    Securities held-to-maturity:
      U.S. Treasury              8,108    8,024      7,145     7,234

      U.S. Government agency     5,293    5,222      6,359     6,343
      Mortgage-backed           12,909   12,834     15,509    15,591
      securities
      Obligations of state
      and municipal              2,872    2,875      2,417     2,434
      subdivisions
      Other securities             350      350        350       350


       Total                   $29,532  $29,305    $31,780   $31,952
                                ======   ======     ======    ======


          Securities with an amortized cost of $52,427,000 and $77,991,000 at December 31, 1996 and 1995, respectively were pledged as collateral for municipal deposits and to secure short term borrowings.

          Gross unrealized gains and losses on securities available-for-sale and securities held-to-maturity at December 31, 1996 and 1995 follows (in thousands):

                                         1996                  1995
                                         ____                   ____
                                Unrealized  Unrealized   Unrealized  Unrealized
                                     Gains      Losses        Gains   Losses
                                      ----      ------        -----   ------

         Securities available-
         for-sale:
           U.S. Treasury              $290  $       -          $933          $9

           U.S. Government              53          89           28          19
           agency
           Mortgage-backed             426         233          498           5
           securities                  ---         ---          ---           -


                           Total      $769        $322       $1,459         $33
                                       ===         ===        =====          ==

         Securities held-to-maturity:

         U.S. Treasury                 $31        $115          $89         $ -
         U.S. Government agency          -          71           19          35
         obligations
         Mortgage-backed                76         151          144          62
         securities
         Obligations of state
         and municipal
                                        11           8           24           7         subdivisions
                                        --           -           --           -

                           Total      $118        $345         $276        $104
                                       ===         ===          ===         ===


          The amortized cost of securities by contractual years to maturity as of December 31, 1996 are as follows
          (in thousands):



                                                            10 Years
                                 Under 1   1 to 5   5 to 10   and
                                   Year    Years     Years    Over      Total
                                   ----     ----     -----    ----      -----
         Securities available-
         for-sale
         U.S. Treasury            $8,071   $15,215   $    - $      -   $23,286

         U.S. Government agency        -     2,270    4,990     2,743   10,003
         obligations
         Mortgage-backed             269         -      116    38,197   38,582
         securities                  ---         -      ---    ------   ------

              Total               $8,340   $17,485   $5,106   $40,940  $71,871
                                   =====    ======    =====    ======   ======

         Securities held-to-
         maturity
         U.S. Treasury           $     -    $8,108   $    -    $    -   $8,108
         U.S. Government agency        -     5,000        -       293    5,293
         obligations

         Mortgage backed               -     9,586        -     3,323   12,909
         securities
         Obligations of state
         and municipal
         subdivisions              2,048       426       83       315    2,872
         Other securities              -       300       50         -      350
                                       -       ---       --         -      ---

               Total              $2,048   $23,420     $133    $3,931  $29,532
                                   =====    ======      ===     =====   ======


          The fair value of securities by contractual years to maturity as of December 31, 1996 are as follows (in thousands):

                                Under 1   1 to 5   5 to 10  10 Years
                                  Year     Years    Years   and Over    Total
                                  ----     -----    -----    -------    -----

         Securities available-
         for-sale
         U.S. Treasury            $8,114  $15,462   $     -  $      -  $23,576
         U.S. Government               -    2,245     5,003     2,719    9,967
         agency obligations
         Mortgage-backed             268        -       116    38,391   38,775
         securities                  ---        -       ---    ------   ------

              Total               $8,382  $17,707    $5,119   $41,110  $72,318
                                   =====   ======     =====    ======   ======

         Securities held-to-
         maturity
         U.S. Treasury           $     -   $8,024   $     -  $      -   $8,024

         U.S. Government               -    4,929         -       293    5,222
         agency obligations
         Mortgage backed               -    9,445         -     3,389   12,834
         securities

         Obligations of state
         and municipal
         subdivisions              2,048      432        81       314    2,875
         Other securities              -      300        50         -      350
                                       -      ---        --         -      ---

               Total              $2,048  $23,130      $131    $3,996  $29,305
                                   =====   ======       ===     =====   ======

          The following table presents the total proceeds from sales of securities available-for-sale for 1996, 1995 and 1994 and the gross realized gains and losses (in thousands):

                                       1996      1995      1994
                                       ----      ----      ----

    Proceeds from sales               $10,097   $11,027    $5,815
                                        ------   ------     =====

    Gains                                   2        72         5
    Losses                                (47)      (39)       (5)
                                          ---       ---       ---
     Net                                 $(45)      $33     $   -
                                          ====       ==         =


          (3)  Loans

          The major classifications of loans at December 31, 1996 and 1995 follow (in thousands):

                                                  1996       1995
                                                  ----       ----


    Commercial                                $187,721   $165,645

    Residential                                 70,933     49,009
    mortgage
    Residential mortgage loans                     330        880
    held for sale
    Home equity                                 21,297     18,773
    Other consumer                              23,153     19,711
                                                ------     ------

        Total                                  303,434    254,018

    Net deferred loan costs (fees)                 226        (15)

    Allowance for loan losses                   (5,696)    (5,776)
                                                ------      ------

    Loans, net                                $297,964    $248,227
                                                =======    =======




          Interest and fees on loans follow (in thousands):

                                       Years Ended December 31,
                                       -----------------------
                                        1996     1995       1994
                                       -----     ----       ----

    Commercial                        $16,988  $15,200    $11,391

    Residential                         4,578    3,009      2,275
    mortgage
    Home equity                         1,887    1,976      1,667
    Other consumer                      1,937    1,325      1,225
                                        -----    -----      -----
                                      $25,390  $21,810    $16,558
                                       ======   ======     ======





          The Company considers its primary service and marketing area to be the New York State city of Rochester and its surrounding towns. The Company also has two full service banking offices in the Elmira area and offices, in both Syracuse and Buffalo, which provide services primarily to professional and business customers. Substantially all of the Company's outstanding loans are with borrowers living or doing business within these areas. The Company's concentrations of credit risk are disclosed in the above loan classifications. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

          Loans serviced for others amounting to $104,494,000 and $107,642,000 at December 31, 1996 and 1995, respectively are not included in the consolidated financial statements. Custodial accounts held by First National for these loans amounted to $2,182,000 and $2,309,000 at December 31, 1996 and 1995,
          respectively.

          The Company has an available line of credit with the FHLB of New York, which at December 31, 1996 amounted to approximately $39,152,000. The amount available under the line varies according to a formula which considers the amount of FHLB stock held by the Company, the Company's FHLB borrowings outstanding, the Company's total assets, and the net worth of the FHLB of New York. At December 31, 1996, the Company pledged residential mortgages with a carrying value of $57,885,000 as collateral for this line of credit.

          (4)  Allowance for Loan Losses


          A summary of the changes in the allowance for loan losses follows (in thousands):

                                       Years Ended December 31,
                                       1996      1995      1994
                                       ----      ----      ----

    Balance at beginning of year       $5,776    $6,452   $6,823

    Provision (recovery) charged            -         -      (43)
    to operating expense
    Reclassification of impairment          -         -      210
    reserves
    Allowance of subsidiary sold            -         -     (177)
                                            -         -      ---
                                        5,776     6,452    6,813
                                        -----     -----    -----

    Loans charged off
      Commercial                        (407)     (840)     (990)
      Residential mortgage               (14)      (46)     (124)
      Home equity                         (5)         -      (31)

      Other consumer                    (132)     (147)     (213)
                                         ----      ----      ----
          Total loans charged off       (558)   (1,033)   (1,358)
                                         ----    ------    ------
    Recoveries of loans charged
    off
      Commercial                          407       267       867

      Residential mortgage                  -         -         -
      Home equity                           3         6         7
      Other consumer                       68        84       123
                                           --        --       ---
       Total recoveries of loans          478       357       997
      charged off                         ---       ---       ---

    Balance at end                     $5,696    $5,776    $6,452
    of year                             =====     =====     =====

          The principal balance of loans not accruing interest totaled $1,419,000 and $1,665,000 at December 31, 1996 and 1995
          respectively. The effect of non-accrual loans on interest income for the years ended December 31, 1996, 1995, and 1994 was $48,000, $67,000 and $88,000 respectively. Other real estate owned amounted to $45,000 at December 31, 1996 and there was no other real estate owned at December 31, 1995.

          At December 31, 1996 and 1995, the recorded investment in loans that are considered to be impaired totaled $2,337,000, and $245,000, respectively, and the impairment allowance associated with these loans is $38,000 for 1996. There is no impairment allowance associated with the 1995 recorded investment. The average recorded investments in impaired loans during the twelve months ended December 31, 1996 and 1995 was approximately $913,000 and $1,150,000, respectively.

          For the twelve months ended December 31, 1996, the Company recognized $77,000 interest income on the impaired loans and $35,000 was recognized on impaired loans in 1995.

          (5)  Premises and Equipment

          A summary of premises and equipment follows (in thousands):


                                                December 31,
                                                -----------
                                                1996    1995
                                                ----    ----
    Land                                         $587    $378

    Building and improvements                   2,098   1,659
    Furniture, fixtures,                        8,739   7,242
    equipment and vehicles
    Leasehold                                   5,199   4,490
    improvements                                -----   -----

                                               16,623  13,769


    Less accumulated depreciation                                               7,471   6,514
    and amortization                            7,471   6,514
                                                -----   -----


    Premises and equipment, net                $9,152  $7,255
                                                =====   =====



          Depreciation and amortization expense for the years ended December 31, 1996, 1995 and 1994 was $1,449,000, $1,208,000 and
          $982,000, respectively.

          (6)  Certificates of Deposit

          Certificates of deposit of $100,000 or more amounted to $62,436,000 at December 31, 1996 and $61,559,000 at December 31,
          1995. Interest expense on certificates of deposit of $100,000 or more was $3,225,000 in 1996, $2,457,000 in 1995 and $719,000 in
          1994.

          At December 31, 1996, the scheduled maturities of all certificates of deposits are as follows (in thousands):

                                      Year    Amount
                                      ----    ------
                                      1997     $161,209
                                      1998       24,045
                                      1999        9,418
                                      2000        5,654
                                  2001 and        3,614
                                thereafter

                                     Total     $203,940
                                                =======



          (7)  Securities Sold Under Agreements to Repurchase

          The Company had short term borrowings of $786,000 and $4,986,000 at December 31, 1996 and 1995 respectively. The December 31, 1995 balance included $4,538,000 of securities sold under agreement to repurchase, with a maturity date of January 29, 1996 and a rate of 5.85%. There were no securities sold under agreement to repurchase at December 31, 1996. The maximum amount outstanding at any one month-end and average amount for securities sold under agreements to repurchase were $4,348,000 and $704,000 respectively for 1996 and $9,075,000 and $5,817,000 respectively for 1995. Interest expense averaged 5.82% for 1996, 6.17% for 1995 and 4.79% for 1994.

          (8)  Subordinated Capital Notes

          On March 2, 1994, the 10% subordinated capital notes were converted to common stock of the Company, increasing the Company's common shares outstanding by 1,566,325 and equity by $7,249,000.

          Interest expense on the subordinated capital notes amounted to $123,000 for 1994.

          (9)  Income Taxes

          Total income taxes for the years ended December 31, 1996, 1995 and 1994 were allocated as follows (in thousands):


                                          1996      1995     1994
                                          ----      ----     ----
    Income from operations             $1,710     $1,194   $(283)
    Stockholders' equity, change in
    unrealized gain (loss)
    on securities available-for-sale     (397)       576    (503)
                                       $1,313     $1,770   $(786)
                                        =====      =====    =====


          For the years ended December 31, 1996, 1993 and 1994, income tax expense (benefit) attributable to income from operations consists of (in thousands):


                                   1996      1995     1994
                                   ----      ----     ----

           Current:
                Federal         $1,648       $892    $353
                State              140          1       1
                                   ---          -       -

                                 1,788        893     354
                                 -----        ---     ---
           Deferred:
                Federal           (335)       301    (637)
                State              257          -       -
                                    ---         -       -

                                   (78)       301    (637)
                                    ---       ---     ----

                                 $1,710    $1,194   $(283)
                                  =====     =====     ====

          The reconciliation of the statutory federal income tax rate with the actual effective tax rate follows:



                                               1996     1995     1994
                                               ----     ----     ----
           Statutory rate                     34.0%    34.0%   34.0%
           Increases (decreases)

                 attributable to:
           Change in the beginning of the year
                 valuation allowance for deferred
                 tax assets allocated
                 to income
                 tax expense                 (11.0)   (10.0)  (59.0)

           State taxes, net of federal
                 benefit                       5.0      1.0     1.0
           Other items, net                    1.0      4.0     7.0
                                               ---      ---     ---


                                              29.0%    29.0%  (17.0)%
                                              =====    =====   ======


          The significant components of deferred tax expense (benefit) attributable to income from continuing operations at December 31, 1996 and 1995 are as follows:

                                           1996     1995     1994
                                           ----     ----     ----
           Deferred tax expense           $582     $713     $354
           (benefit)
           Increase (decrease) in
           valuation allowance for
                                          (660)    (412)    (991)           deferred tax assets

           Net deferred tax expense       $(78)     $301   $(637)
           (benefit)                       ====      ===    ====



          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996, and 1995 are presented below (in thousands):

                                                   1996       1995
                                                   ----      ----
    Deferred tax assets:
           Allowance for loan losses -          $2,284     $2,333
           financial statements
           Interest on non accrual loans           111        109
           Premises and equipment-
           principally due to
                                                    88        141            depreciation

           Mortgage recording tax credit             -        257
           carry forwards
           Reserve for abandoned                   121        151
           lease
           Accrued salaries and                    109        119
           benefits
           Other                                    44        151
                                                    --        ---

           Gross deferred assets                 2,757      3,261
           Less valuation                       (1,245)    (1,905)
           allowance                             ------     ------

             Net deferred tax                     1,512     1,356
             assets                                ----     -----



    Deferred tax liabilities:

           Allowance for loan                     (722)      (750)
           losses - tax
           Net unrealized gain on
           securities available-
                                                  (179)      (576)           for-sale
           Bond discount                           (97)       (82)
           Net deferred loan origination           (91)          -
           costs


             Total gross deferred               (1,089)    (1,408)
             liabilities                         ------     ------

             Net deferred tax                      $423      $(52)
             asset (liability)                      ===        ===


          The net change in the total valuation allowance for the years ended December 31, 1996, 1995 and 1994 were decreases of $660,000, $730,000 and $673,000 respectively.

          Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance of $1,245,000 at December 31, 1996.

          (10) Shareholders' Equity

          On December 17, 1996, the Company declared a dividend of $.05 per share for payment January 31, 1997 to shareholders' of record January 15, 1997. No dividends were declared or paid in 1995 or
          1994 by the Company.   Payment of dividends by First National  to
          the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends by a bank in any year in which the dividend declared will exceed the total of net income for that year plus any retained income for the preceding two years. Dividends approximating $8,757,000 are available from First National at December 31, 1996 without the approval of the OCC.

          (11) Stock Option Plans

          The Company has two stock option plans. A plan adopted in 1992 (amended May 28, 1996) for employees, authorizes grants of options to purchase up to 325,000 shares of its authorized but unissued common stock. The second plan is a 1995 Non-employee Director Stock Option Plan which was approved by shareholders on May 28, 1996 and authorizes grants of options to purchase up to 25,000 shares of its authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of the grant. All stock options have ten year terms and, with the exception of a 1992 grant of options for 75,000 shares, all stock options vest at 50% per year and become fully vested after two years. The 1992 grant vests at 20% per year and is fully vested after five years.

          The Company applies APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements.

          The fair value of each option grant is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants in 1996: dividend yield of .14 percent, risk-free interest rate of 6.1 percent, expected volatility of 40 percent, and an expected lives of 8.8 years. For accounting purposes there were no option grants in 1995 as the Company's 1995 option grants were subject to shareholder approval in 1996 and were therefore required to be included with the 1996 option grants.

          Had the Company determined compensation cost based on the fair value at the grant date for its options under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                Year ended December 31
                              (net income in thousands)
                                                       1996
                                                       ----
                          Net        As reported     $4,133
                          income     Pro forma        3,831
                          Primary    As reported       1.16
                           Per       Pro forma        $1.07
                          share

          Pro forma net income and earnings per share reflect only options granted in 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to January 1, 1996 is not considered.

          A summary of the status of the Company's two fixed stock option plans as of December 31, 1996, 1995 and 1994 and changes during the years ended on those dates is presented below:

                                 1996                1995              1994
                                 ----                ----              ----
                                    Weighted           Weighted          Weighted
                                     Average           Average            Average
                                    Exercise           Exercise          Exercise
                            Shares    Price   Shares    Price    Shares    Price
                            ------    -----   ------    -----    ------    -----
            Outstanding
            at beginning   223,100      6.59  225,000      6.59  172,00      6.59
            of year                                                   0

            Granted         98,750      8.88        -         -  53,000      5.69
            Exercised        2,100      6.01      250      5.69       -         -
            Forfeited          900      7.15    1,650      5.96       -         -
                               ---              -----                 -
            Outstanding    318,850      7.28  223,100      6.59  225,00      6.59
            at end of      =======            =======                 0
            year                                                 ======
                                                                      =
            Options
            exercisable
                           244,350            167,150            93,500            at year end

            Weighted-
            average fair
            value of
            options
            granted
            during the        5.11                  -               n/a
            year




          The following table summarizes information about fixed stock options outstanding at December 31, 1996

                                 Options                    Options
                                 Outstanding                Exercisable


                                Weighted-
                                Avg          Weighted-                  Weighted-
       Range of    Number       Remaining    Avg             Number        Avg
       Exercise    Outstanding  Contractual  Exercise     Exercisable   Exercise
        Prices     at 12/31/96  Life         Price        at 12/31/96     Price
       --------    -----------  -----------  ---------    -----------   --------


    $5.63 - 8.32        298,100      6.8           $6.95       244,350       $6.74
     9.75 - 12.75        20,750      9.9           12.39             -           -
    -------------        ------                    -----             -           -
    $5.63 - 12.75       318,850      7.0           $7.30       244,350       $6.74
    =============       =======      ===                       =======        ====

          (12) Leases

          The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $1,110,000 in 1996, $776,000 in 1995 and $1,051,000 in 1994. Included in rent expense for 1994 is an accrual for abandoned lease property amounting to $448,000. Real estate taxes, insurance, maintenance, and other operating expenses associated with the buildings and office space are generally paid by the Company. A summary of non-cancelable long-term operating lease commitments as of December 31, 1996 follows (in thousands):

                               Year Ending December 31,

                                Year                Amount
                                ----                ------
                                1997                  $965
                                1998                   965
                                1999                 1,006
                                2000                 1,017
                                2001                 1,047
                           After 2001               10,533
                                                    ------

                                 Total             $15,533
                                                    ======

          (13)  Commitments and Contingencies

          In the normal course of business there are various outstanding commitments to extend credit which are not reflected in the accompanying consolidated financial statements. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of actual future cash flows. Loan commitments have off-balance sheet credit risk, because only origination fees are recognized in the balance sheet, until the commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and collateral or other security is of no value. The Company's policy generally requires customers to provide collateral, usually in the form of customers' operating assets or property, prior to the disbursement of approved loans. The contract amounts of these commitments at December 31, 1996 and 1995 are set forth in the table below (in thousands):

                                  1996                        1995
                                  ----                        ----
                        Fixed Rate  Variable Rate  Fixed Rate   Variable Rate
                        ----------  -------------  ----------   -------------
    Commercial                   -          3,189           -           2,503
    letters of credit
    Commercial lines        12,535         64,346         789          38,168
    of credit

    Other loan               7,546          9,313       8,226          27,484
    commitments

          For substantially all commercial lines of credit, First National evaluates each customer's creditworthiness annually. Since many of the line of credit commitments are never drawn upon, the total commitment amounts do not necessarily represent future cash flows. Other loan commitments include lines of credit for home equity loans, overdraft protection, and credit cards as well as commitments to extend new loans.

          First National is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 1996 and 1995 was approximately $557,000 and $81,000. Interest bearing deposits with other banks are substantially restricted by balance agreements.

          Because the Bank's business involves the deposit, collection, and transfer of checks and similar negotiable instruments and the collection of loans and enforcement of security interests, mortgages, and other liens, the Bank is plaintiff or defendant in various legal proceedings which may be considered as arising in the ordinary course of business. In the opinion of management, after consultation with counsel handling all such litigation, there are no legal proceedings now pending by or against the Bank or the Company, the outcome of which are expected to have a material effect on their businesses, business properties, or financial condition.

          (14) Employee Benefit Plans

          The following table sets forth (in thousands) the defined benefit plan's actuarially determined funded status and amounts recognized in the Company's consolidated financial statements:

                                                   December 31
                                                   -----------
                                                   1996       1995
                                                   ----       ----
    Actuarial present value of accumulated
    benefit obligation,
    including vested benefits of  $416 and         $558       $376
    $262                                            ===        ===


    Actuarial present value of projected
    benefit obligation for service
                                                  1,022        726      rendered to date

    Less plan assets at fair value -
    primarily listed common stock,
    U.S. Government and agency securities,          757        475
    and collective funds                            ---        ---


    Projected benefit obligation in excess          265        251
    of plan assets

    Unrecognized net gain (loss) from past
    experience different
    from that assumed and effects of changes
                                                   (19)      (120)    in assumptions


    Unrecognized prior service cost                   5          5
                                                      -          -

    Accrued pension cost included in other         $251       $136
    liabilities                                     ===        ===



          Net pension cost included the following components (in thousands):

                                                   Years Ended
                                                   December 31
                                                    ---------


                                         1996      1995       1994
                                         ----      ----       ----
    Service cost-benefits earned        $368      $250       $311
    during the period
    Interest cost on projected            54        24          8
    benefit obligation

    Actual return on plan assets         (21)       (9)        19
    Net amortization and deferral        (16)      (20)       (24)
                                         ---       ----        ---
       Net periodic pension cost        $385       $245      $314
                                         ===        ===       ===


          Assumptions used in determining pension data for 1996, 1995, and 1994 are as follows:


                                                    1996     1995     1994
                                                    ----     ----     ----
                  Discount rate for benefit        8.00%    7.50%    8.00%
                  obligations
                  Rate of increase in              5.00%    5.00%    4.00%
                  compensation levels
                  Expected long-term rate of       8.50%    8.50%    8.50%
                  return on assets


          First National sponsors a 401(k) plan covering substantially all employees. First National matched eligible employee contributions to the 401(k) plan up to a maximum 1.5 percent of eligible compensation. Expense for the 401(k) amounted to $66,000 in 1996, $54,000 in 1995, and $52,000 in 1994.

          (15) Loans to Directors, Officers and Shareholders owning more than 5% of Voting Stock

          A summary of the changes in outstanding loans to members of the Board of Directors, officers of the Company and shareholders owning more than 5% of voting stock, or their interests, follows (in thousands):

                                                    Years ended
                                                    December 31,
                                                    ------------

                                                       1996    1995
                                                       ----    ----

    Balance of loans outstanding                    $5,591   $3,354
    at beginning of year

    New loans and increases in                          80    2,401
    existing loans
    Loan principal repayments                         (844)   (164)

    Balance at end of year                          $4,827   $5,591
                                                     =====    =====


          Loans to directors, officers and shareholders owning more than 5% of voting stock are believed to have been made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

          (16) Condensed Financial Information - Parent Company Only

          The following presents the financial condition of the Parent Company (FNB Rochester Corp.) as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the years ended December 31, 1996, 1995, and 1994:

          Condensed Statements of Financial Condition (in thousands)

                                                     1996      1995
                                                     ----      ----
    Assets

    Cash and cash equivalents                        $644      $494
    Investment (at equity) in                      28,802    25,388
    subsidiary
    Other assets                                        1         3
                                                        -         -


            Total assets                          $29,447   $25,885
                                                   ======    ======

    Liabilities and shareholders' equity


    Accrued interest payable and                     $216       $39
    other liabilities

    Total liabilities                                 216        39
                                                      ---        --


    Shareholders' equity                           29,231    25,846
                                                   ------    ------

    Total liabilities and                         $29,447   $25,885
    shareholders' equity                           ======    ======


                        Statement of Operations (in thousands)


                                        Years ended December 31,
                                        ------------------------

                                          1996      1995      1994
                                          ----      ----      ----



    Income:

      Dividends from subsidiary           $200  $         $
                                                       -         -

      Gain on sale of subsidiary             -         -       191
      Interest and other                    19        20        16
                                            --        --        --

         Total income                      219        20       207

    Expense:
      Interest on long-term debt             -         -       123

                                           109       122       181
    Other                                  ---       ---       ---
         Total expense                     109       122       304
                                           ---       ---       ---

    (Income) loss before taxes and equity in

    undistributed income of                110     (102)      (97)
    subsidiary

    Income tax benefit                    (26)      (40)      (95)


    Income (loss) before undistributed income
    of subsidiary                          136      (62)       (2)

    Equity in undistributed income
    of subsidiary                        3,997     2,916     1,939


            Net income                  $4,133    $2,854    $1,937
                                         =====     =====     =====




                        Statement of Cash Flows (in thousands)

                                          Years ended December 31,
                                          -----------------------
                                            1996     1995      1994
                                            ----     ----      ----


    Cash flows from operating activities:
      Net income                         $4,133   $2,854    $1,937

      Adjustment to reconcile net income to
    Cash (used) provided by operating
    activities:
    Equity in undistributed income
    of subsidiary                        (3,997)  (2,916)   (1,939)

    Depreciation and amortization             -        -        27
    Gain on sale of subsidiary                -        -      (191)
    (Increase) decrease in other assets       3        1        (4)
    Increase (decrease) in accrued

    interest payable and other
    liabilities                              (2)       4      (207)
                                             ---       -      ----
    Net cash (used) provided by
                                            137      (57)     (377)
    operating                               ---      ---       ----
    activities


    Cash flows from investing activities:
    Capital contributed to subsidiary         -        -    (1,400)
                                                             ------
    Proceeds from sale of subsidiary          -        -     1,772
                                                             -----

    Net cash provided by investing
    activities                                -        -       372
                                                               ---

    Cash flows from financing activities:
    Exercise of options to purchase          13        1         -
    common stock                             --        -         -

    Net cash provided by financing
    activities                               13        1         -

    Increase (decrease) in cash and

    cash equivalents                        150      (56)       (5)
    Cash and cash equivalents at            494      550       555
    beginning of year                       ---      ---       ---

    Cash and cash equivalents at end of    $644     $494      $550
    year                                    ===      ===       ===




          The Parent Company paid cash during 1996, 1995, and 1994 for income taxes and interest as follows
          (in thousands) :

                                            1996    1995      1994
                                            ----    ----      ----

    Interest                                   -       -       304
    Income taxes                           1,335     910       555


          (17) Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA)

          First National is subject to capital adequacy requirements of the Federal Deposit Insurance Corporation. The FDICIA established capital levels for which insured institutions are categorized as (in declining order) well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically undercapitalized. Under the FDICIA, a well capitalized institution must generally have a risk-based capital ratio of at least 10 percent, a Tier 1 risk-based ratio of at least 6 percent and a Tier 1 leverage ratio of at least 5 percent. As of December 31, 1996, First National is a well capitalized institution under the definitions.

          First National is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements could cause regulators to initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on First National's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First National must meet specific capital guidelines that involve quantitative measures of First National's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. First National's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require First National to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1996, that First National meets all capital adequacy requirements to which it is subject.

          As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized First National as (well capitalized) under the regulatory framework for prompt corrective action. To be categorized as (well capitalized) First National must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios set forth in the table. There are no conditions or events since that notification that management believes have changed First National's category.

          First National's actual capital amounts and ratios are presented in the following table (in thousands). There was no deduction from capital for interest-rate risk.



                                                                   To Be Well
                                                                  Capitalized
                                                                     Under
                                                                     Prompt
                                                    For Capital    Corrective
                                        Actual         Adequacy      Action
                                        ______         --------      ------
                                                       Purposes    Provisions
                                                       --------   -----------
                                 Amount  Ratio   Amount  Ratio   Amount   Ratio
                                 ------  -----   ------  -----   ------   -----
            As of December 31,
            1996
            Total Capital
            (to Risk Weighted
                                $32,135  11.0%  $23,296    8.0%  $29,120  10.0%            Assets)
            Tier I Capital
            (to Risk Weighted
                                $28,469   9.8%  $11,648    4.0%  $11,648   6.0%            Assets)
            Tier I Capital
            (to Average
                                $28,469   6.6%  $17,400    4.0%  $21,750   5.0%            Assets)

            As of December 31,
            1995

            Total Capital
            (to Risk Weighted   $27,588  10.9%  $20,242    8.0%  $25,302  10.0%
            Assets)
            Tier I Capital
            (to Risk Weighted   $24,393   9.6%  $10,121    4.0%  $15,181   6.0%
            Assets)
            Tier I Capital
            (to average         $24,393   6.4%  $15,261    4.0%  $19,076   5.0%
            assets)

          The Company's capital amounts and ratios as of December 31, 1996 and 1995 were not materially different from those of First National.

          (18)  Fair Value of Financial Instruments

          The following fair value estimates, methods, and assumptions of each class of the Company's financial instruments were used to estimate the fair value.

          Interest Bearing Deposits with Banks and Federal Funds Sold

          For these short-term instruments that generally mature in less than 90 days or reprice on a daily basis, the carrying value approximates fair value.

          Securities

          Fair values for securities are based on quoted market prices or dealer quotes, where available. Variable rate securities that reprice frequently and have no significant credit risk have fair values based on carrying values.

          Loans

          The fair values of loans are generally estimated using discounted cash flow analyses applying interest rates currently being offered for loans with similar terms and credit quality and employing prepayment assumptions based on available industry information sources.

          Delinquent and non-accrual loans are valued using the discounted cash flow methods described above. Credit risk is a component of the discount rate used to value the loans. Delinquent and non-accrual loans are presumed to possess additional risk.
          Therefore, the discount rates used to value these non-performing loans reflect this additional risk.

          Deposits

          The fair values disclosed for demand deposits, savings accounts, and money market accounts are equal to their carrying values since these are liabilities that are payable on demand. The fair value of fixed rate certificates of deposit is calculated using a discounted cash flow analysis applying rates currently being offered on certificates to a schedule of weighted average expected monthly maturities on time deposits.

          Short-Term Borrowings

          Variable rate instruments reprice daily and therefore the carrying value approximates fair value. Fixed rate obligations are valued using a discounted cash flow approach employing a discount rate currently offered for similar instruments.

          Off-Balance Sheet

          The fair value of commitments to extend credit approximates the fees charged to make these commitments since rates and fees of the contracts approximate those currently charged to originate similar commitments. These commitments are included under loans and loan commitments.

                                                1996             1995
                                                ----             ----

                                    (in thousands)

                                          Estimated            Estimated
                                Carrying     Fair    Carrying     Fair
    Financial  Assets:           Amount    Value(1)   Amount    Value(1)
    ------------------           ------    --------   ------    --------
    Cash                         $20,060    $20,060   $18,662    $18,662

    Interest bearing deposits      1,121      1,121     1,061      1,061
    with banks
    Federal funds sold             1,500      1,500     5,200      5,200
    Securities, including        103,366    103,139   106,606    106,778
    FHLB and FRB

    Net loans and loan           297,964    304,634   248,227    256,369
    commitments


    Financial Liabilities:
    ----------------------

         Total deposits          404,771    406,114   357,875    358,638
         Short-term
         borrowings
         and long-term debt          996        996     4,986      4,986

            (1) Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          (19) Dispositions

          On November 18, 1996, First National sold its Odessa Office. The Office had deposits of $9,633,000 and loans of $1,133,000, and a gain of $621,000 was recognized as a result of the sale.

          The Company, on April 1, 1994, sold all of the outstanding shares of Atlanta (for its book value, plus a premium of $550,000). The Company realized $1,772,000 cash from the sale and a gain of $191,000. On December 31, 1993, Atlanta had $8,911,000 in loans,
          $13,833,000 of deposits and $15,017,000 in total assets. Net income for the year ended December 31, 1993 amounted to $222,000.

          On December 1, 1994, First National sold its Shop City Office with deposits of $16,433,000. First National recognized a gain of $189,000 as a result.

                                 CORPORATE DIRECTORY

           Directors of FNB Rochester      Senior Officers of First
           Corp. and First National Bank   National Bank of Rochester
           of Rochester

           R. Carlos Carballada            R. Carlos Carballada
           President and Chief Executive   President and Chief Executive
           Officer                         Officer


           Michael J. Falcone, Chairman    Donald R. Aldred
           Real Estate Developer, Pioneer  Sr. Vice President, Business &
           Group                           Professional Banking

           Gayle C. Johnston
           President, Thin film            Robert B. Bantle
           Technology Division Bausch &    Sr. Vice President, Community
           Lomb                            Banking

           Joseph M. Lobozzo II            Stacy C. Campbell
           President & Chief Executive     Sr. Vice President and Chief
           Officer JML Optical             Financial Officer
           Industries, Inc.



           Francis T. Lombardi             Barbara W. Fuge
           Vice President, Syracuse Tank   Vice President, Risk
           & Mfg. Co.                      Management

           Carl R. Reynolds
           Attorney


           H. Bruce Russell                Robert E. Gilbert
           Vice President, Financial &     Sr. Vice President, Operations
           Administrative Division
           Eastman Kodak Company

           James D. Ryan                   Timothy P. Johnson


           President and Owner RYCO        Vice President and Counsel
           Management, Inc.
           Property Management and
           Development

           Linda Cornell Weinstein         Richard J. Long
           Executive Director,             Vice President, Human
           Cornell/Weinstein               Resources
           Family Foundation


                                           Theresa B. Mazzullo
                                           Sr. Vice President, Trust &
                                           Investment



           Officers of FNB Rochester Corp.

           R. Carlos Carballada

           President and Chief Executive
           Officer

           Stacy C. Campbell
           Sr. Vice President and Chief
           Financial Officer

           Mariann Joyal

           Corporate Secretary

           Timothy P. Johnson

           Assistant Corporate Secretary

           Vice Presidents of First National Bank of Rochester

           Bruce G. Austin                 William C. Lyons

           Vice President, Treasury &      Vice President, Business &
           Planning                        Professional Lending - Buffalo

           Jeffrey W. Barker               Carl J. Martel
           Vice President,                 Vice President, Henrietta
           Business & Professional         Office Manager
           Banking Services

           Dorian C. Chapman               Richard F. Medyn

           Vice President, Business &      Vice President, Special Assets
           Professional
           Real Estate Lending

           Roger L. Cormier                Robert S. Moore
           Vice President, Community       Vice President, Business &
           Banking                         Professional Lending

           Anthony M. Costanza             Thomas M. Pauly

           Vice President, Business &      Vice President, Loan Review
           Professional Lending

                                           Melody A. Pursel

                                           Vice President, Residential
                                           Mortgages

           Gary L. Gayton                  David T. Reaske
           Vice President, Chili Office    Vice President, Business &
           Manager                         Professional Lending -
                                           Syracuse
                                           Edward A. Slank

                                           Vice President, Business &
                                           Professional Lending -
                                           Syracuse


                                           Richard Steffen

                                           Vice President, Honeoye Falls
                                           Office Manager

           John C. Glerum                  Richard A. Szabat
           Vice President, Controller-     Vice President, Business &
           Finance                         Professional Lending

           Dennis A. Heuser                Robert Varrenti
           Vice President,                 Vice President, Information
           Business & Professional         Services
           Banking


           James F. Jackson

           Vice President, Consumer
           Lending


           James F. Lynd                   Judith L. Willis
           Vice President, Penfield        Vice President, Perinton
           Office Manager                  Office Manager

           Robert J. Lynough II

           Vice President, Southport
           Office Manager