Form 10-K, Exhibit 13
period 1997-12-31
FNB ROCHESTER CORP
filed 1998-03-30
CIK 745087

FNB Rochester Corp. and Subsidiaries

                             The 1997 Annual Report






                                 (Exhibit 13)

                       Contents of the 1997 Annual Report


Company Profile..........................................................   49

Financial Highlights.....................................................   50
Five-Year Summary of Selected Financial Information......................   51
Quarterly Financial Information (unaudited)..............................   52
Management's Discussion and Analysis of
         Financial Condition and Results of Operations...................   53
Independent Auditors' Report.............................................   74
Consolidated Financial Statements........................................   75

Notes to Consolidated Financial Statements...............................   81

Corporate Directory......................................................  105

                               THE COMPANY


FNB Rochester Corp. (the "Company") is a bank holding company. First National Bank of Rochester ("First National" or the "Bank") is its only subsidiary. The Company was organized under the New York Business Corporation Law and commenced operations on September 10, 1984. The Bank was established in 1965, in Rochester, New York as a national bank. The Bank comprises the most significant portion of the Company at year-end 1997.

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

The Company's business is conducted from its corporate headquarters located in the Powers Building at the corner of State and Main Streets in downtown Rochester, New York. The Bank's fifteen banking offices are located in Monroe, Chemung, Erie, and Onondaga counties in New York State. The Bank also operates a loan production office in Erie County. The Bank considers its primary service and marketing area to be the City of Rochester and surrounding towns which have a total population of approximately one million. Rochester, located in the western part of New York State on the south shore of Lake Ontario, is the third largest city in New York State and is a significant operating location for a number of major corporations, including Eastman Kodak Company, Bausch & Lomb Inc., General Motors Corporation, and Xerox Corporation.

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

                            FNB ROCHESTER CORP. AND SUBSIDIARY

                                  Financial Highlights



                                                  1997                1996
                                   (in thousands, except share data and ratios)
For the year

      Net interest income                         $20,785             $18,686
      Provision for loan losses                        55                   -
      Non-interest income                           3,409               3,807
      Non- interest expenses                       17,494              16,650
      Income tax expense                            2,126               1,710
      Net income                             $      4,519        $      4,133

      Net income per common share - basic    $           1.26    $           1.16
      Net income per common share - diluted  $           1.21    $           1.13


At year end
      Total assets                               $522,353            $437,898
      Total loans, net of deferred loan
          costs (fees)                            331,520             303,660
      Allowance for loan losses                     5,580               5,696
      Securities held-to-maturity                  28,278              29,532
      Securities available-for-sale, at
          fair value                              120,819              72,318
      Total deposits                              469,821             404,771
      Total shareholders' equity                  $34,020             $29,231


Operating ratios Net income as a percent of:
           Average total assets                         0.93                1.00
           Average common shareholders' equity         14.36               15.21
      Net interest  margin (as a percent)               4.53                4.79
      Allowance for loan losses as a percent
           of year-end loans                            1.68                1.88
      Net charge-offs as a percent
           of average loans outstanding
           during the year                              0.05                0.03

                Five-Year Summary of Selected Financial Information

This table represents a summary of selected components of the Company's consolidated statements of financial condition and consolidated statements of operations for each of the years in the five-year period ended December 31, 1997. All information concerning the Company should be read in conjunction with consolidated financial statements and related notes included elsewhere herein.

                                                          (In thousands, except share data and ratios)
                                                     1997        1996        1995        1994         1993
                                                     ------------------------------------------------------

Statement of operations information
    Interest income                                $  37,506  $   32,245   $  29,235   $  23,012    $  21,278
    Interest expense                                  16,721      13,559      12,250       7,950        8,326
                                                      ------       -----      ------      ------       ------
  Net interest income                                 20,785      18,686      16,985      15,062       12,952
    Provision for loan losses (recovery)                  55        --          --           (43)          74
 Non- interest income                                  3,409       3,807       2,640       2,785        3,313
 Non-interest expenses                                17,494      16,650      15,577      16,236       15,296
                                                      ------       -----      ------      ------       ------
 Income before income taxes                            6,645       5,843       4,048       1,654          895
 Income tax expense (benefit)                          2,126       1,710       1,194        (283)         330
                                                      ------       -----      ------      ------       ------
     Net income                                    $   4,519   $   4,133   $   2,854   $   1,937    $     565
                                                      ------       =====       =====       =====       ======


Period end balance sheet information
     Securities held-to-maturity                   $  28,278  $   29,532   $  31,780   $  52,997   $   53,691
     Securities available-for-sale at fair value     120,819      72,318      73,527      48,942       50,427
    Total loans, net of deferred
       loan costs (fees)                             331,520     303,660     254,003     202,437      170,513
    Allowance for loan losses                          5,580       5,696       5,776       6,452        6,823
    Total assets                                     522,353     437,898     391,320     329,262      306,480
  Deposits:
      Non-interest bearing demand                     70,831      56,111      46,061      37,887       35,269
      Savings, interest checking, and
        money market                                 157,076     144,720     144,326     146,464      162,925
      Certificates of deposit                        241,914     203,940     167,488     111,030       85,100
   Total deposits                                    469,821     404,771     357,875     295,381      283,294
      Short-term borrowing                            14,236         786       4,986       9,875            -
      Long-term debt                                     210         210          -           -         7,185
  Total shareholders' equity                          34,020      29,231      25,846      21,360       13,678

Per common share data * Net income:
       Basic                                    $          1.26  $     1.16   $    0.80   $    0.58   $     0.28
       Diluted                                             1.21        1.13        0.79        0.58         0.28
    Cash dividends                                         0.17        0.05           -           -            -
    Book value                                             9.48        8.19        7.24        5.99         6.83

*Earnings per share data has been  restated to reflect the adoption of Statement of Financial Accounting Standards No.
128, Earnings Per Share, in 1997. (see Note 15 to Financial Statements)


Operating ratios:                                   1997        1996        1995        1994        1993
   Net income as a percent of:
      Average total assets                           0.93%       1.00%       0.78%        .62%        .19%
      Average common  shareholders' equity          14.36       15.21       12.17       10.15        4.36
   Net interest margin                               4.53        4.79        4.92        5.10        4.57
   Interest rate spread                              3.85        4.19        4.34        4.69        4.23
   Non-performing assets ratio (1)                    .81         .69         .67        1.77        5.60
   Allowance for loan losses as a percent
       of period-end loans                           1.68        1.88        2.27        3.19        4.00
   Net (charge-offs) recoveries as a percent
        of average loans                            (0.05)      (0.03)      (0.29)      (0.19)        .11
    Total equity as a percent of total assets
        at period end                                6.51        6.68        6.60        6.49        4.46
   Cash dividend  on common stock payout
         ratio                                        .17         .05          --          --          --


Notes:

        (1) Non-performing assets (non-accrual loans, loans past due 90 days or more, and real estate acquired by foreclosure) divided by total loans and real estate acquired by foreclosure.


                      Quarterly Financial Information (Unaudited)

                           (In thousands, except share data)

                                                                                                                            Diluted
                                                       Net         Provision               Income                      Earnings Per
                                 Interest         Interest          for Loan               Before           Net              Common
                                   Income           Income            Losses         Income Taxes        Income               Share
1997

First quarter               $       8,556   $        4,801                $-               $1,326   $       902               $0.24
Second quarter                      9,279            5,114                 -                1,590         1,075                0.29
Third quarter                       9,730            5,381                 -                1,814         1,225                0.33
Fourth quarter              $       9,941   $        5,489               $55               $1,915   $     1,317               $0.35

1996

First quarter               $       7,587   $        4,451                 -               $1,067   $       768               $0.21
Second quarter                      7,937            4,657                 -                1,393         1,003                0.27
Third quarter                       8,316            4,837                 -                1,575         1,115                0.31
Fourth quarter              $       8,405   $        4,741                 -               $1,808   $     1,247               $0.34

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


Overview

The Company has continued its growth in 1997, and much of the growth is the result of the four new banking offices that were opened in Monroe County in 1995 and 1996. Two existing facilities were also replaced with new "customer friendly" facilities. The Company continues to emphasize a high level of customer service, establishing total financial service relationships with customers, and providing convenience through location and extended hours. The new banking offices were opened with modern technology, on-line teller automation, as well as new automated teller machines. Online teller systems were installed in all other banking offices during 1996 as well. With the use of new technology and more efficient systems, the Company has been able to continue to expand with only a minimal increase in the number of employees. Three additional new offices are planned for 1998 as well as a new core banking system. The new banking system is expected to significantly improve management information systems and operational efficiency, and the new offices should help the Company sustain its growth rate.

Net income increased $386,000, or 9.3%, in 1997. The Company's deposits increased $65 million, or 16.1%, from December 31, 1996 to December 31, 1997 and a new sweep product added $13.4 million in securities sold under agreement to repurchase to the Company's short-term borrowings. Loans have continued to grow, although demand has been less than in 1996 and 1995, and with lower interest rates more businesses and consumers are asking for fixed rate rather than variable rate loans. At December 31, 1997, total loans were up $27.9 million, or 9.2%, as compared to an increase of $49.7 million from 1995 to 1996. $14 million of the 1997 increase was in commercial loans and $11.9 was in residential mortgages with the balance in home equity line of credit outstandings ("home equity") and consumer loans. Because of the reduced rate of growth in demand for loans as compared to deposit growth, the Company increased investments in securities available-for-sale by $48.5 million, or 67.1% from year end 1996 to year end 1997.

Growth objectives are expected to be achieved in 1998 by continuing to increase the Company's deposit base, continuing to make high-quality loans, and using the available-for-sale securities portfolio and short term borrowings to provide liquidity or improve margins. In order to accomplish its growth objectives, the Company must continue to increase its market share. The addition of the four new banking offices in 1995 and 1996 has helped the Company attain its goals. The Company expects to open three new offices in 1998 and to move an existing office to a new location. As anticipated, much of the growth in deposits in 1997 has been in certificates of deposit. Demand deposits have also continued to experience significant growth in 1997, while savings, interest checking and money market accounts have only experienced minor growth. With a lower rate environment depositors are placing their funds in certificates of deposit or other investments rather than leaving them in interest bearing demand or money market accounts, which is making it increasingly difficult to maintain net interest margins. Increases in net income are expected to come through increased loan and investment volumes. Overhead expenses will be expected to increase as the Company adds new offices and a new core banking system.

Results of Operations

     Net Interest Income

The following table reflects the net interest margin and interest rate spread for the years shown. Average amounts are based upon average daily balances. No tax equivalent adjustments have been made because they are not considered material.

CAPTION>

                   Average Balance Sheet and Analysis of Net Interest Margin

                                                                        Years Ended December 31,

                                                                            (in thousands)

                                                1997                              1996                         1995

                                               Amount                            Amount                        Amount
                                     Average   Paid or   Average     Average     Paid or   Average Average     Paid or     Average
                                     Balance   Earned       Rate     Balance     Earned    Rate    Balance     Earned         Rate
                                     -------   -------   -------     -------     -------   ------- -------     -------        ----
Assets:
 Interest-earning assets:
 Interest-bearing deposits
  with other financial
  institutions                  $      1,138   $     59     5.18%   $   1,090   $     59   5.41%  $   1,086   $       60      5.52%
Federal funds sold                     8,072        446      5.53       4,773        254   5.32       8,820          515      5.84
 Securities: (2)
  Taxable                            129,414      8,678      6.71      97,835      6,420   6.56     103,753        6,751      6.51
  Tax Exempt                           2,302        104      4.52       2,730        122   4.47       2,104           99      4.71
 Net loans (1)                       318,254     28,219      8.87     283,958     25,390   8.94     229,331       21,810      9.51
 Non-interest earning
   assets                             25,554                           23,930                        18,992
                                      ------                           ------                        ------
  Total assets                       484,734                          414,316                       364,086
  Total earning-assets          $    459,180   $ 37,506     8.17%   $ 390,386   $ 32,245  8.26%   $ 345,094   $   29,235     8.47%
                                     =======     ======     ====      =======     ======  =====     =======       ======     =====
Liabilities and shareholders' equity:
 Interest bearing liabilities
 Savings, interest checking and
   money market deposits        $    146,660   $  3,231     2.20%   $ 143,890   $  3,093  2.15%   $ 142,807   $    3,379     2.37%
 Certificates of deposit             234,782     13,169      5.61     187,426     10,348   5.52     147,401        8,473      5.75
 Short-term borrowings                 5,901        301      5.10       1,790         99   5.53       6,476          398      6.15
 Long-term debt                          210         20     10.00         193         19  10.00           -            -         -
 Non-interest bearing
   liabilities and
   shareholders' equity               97,181                           81,017                        67,402
  Total liabilities and
   shareholders' equity              484,734                          414,316                       364,086
  Total interest bearing
   liabilities                  $    387,553   $ 16,721     4.31%    $333,299   $ 13,559  4.07%   $ 296,684   $   12,250     4.13%
  Interest rate spread                                      3.85%                         4.19%                              4.34%
  Total earning-assets/
  Net interest margin           $    459,180   $ 20,785     4.53%   $ 390,386   $ 18,686  4.79%   $ 345,094   $   16,985     4.92%


Notes:(1)  Non-accrual  loans have been  included in the average  balances.  (2)
        Securities available-for-sale are included at fair value.

Net interest income, the difference between interest income and interest expense increased $2,099,000, or 11.2%, from 1996 which had an increase of $1,701,000, or 10%, over 1995's net interest income. Average earning assets increased $68,794,000, or 17.6%, from 1996 to 1997 and increased $45,292,000, or 13.1%, from 1995 to 1996. The growth in assets was funded by growth in deposits and retained earnings.

Loans represent the majority of the Company's interest-earning assets. The significant increases in interest income noted in 1997 were primarily due to both loan volume increases and investment securities volume increases. Loan increases were primarily in commercial real estate, conventional commercial loans and residential mortgage loans and the securities increases were in available-for-sale securities. Average net loan balances increased $34,296,000 from 1996 to 1997, while they increased $54,627,000 from 1995 to 1996. The loan volume increases in 1996 and 1997 are related to sales efforts and emphasis on making new loans. The average rate earned on loans in 1997 was 8.87% compared to 8.94% in 1996 and 9.51% in 1995. Average investment securities volumes increased $31,151,000 from 1996 to 1997 and declined $5,292,000 from 1995 to 1996. The average rate earned on taxable securities, which makes up most of the portfolio, increased from 6.56% in 1996 to 6.71% in 1997.

Average Federal Funds Sold increased $3,299,000 primarily as a result of the moderation of loan growth. The increase in Federal Funds Sold, as well as the increased dependency on investment securities rather than loans, has contributed to the decline in net interest margin.

Interest expense is a function of the volume of, and rates paid for, interest-bearing liabilities. Interest expense increased in 1997 primarily because of an increase in average interest bearing liabilities. Rates have increased slightly since 1996, however the deposit increases have been primarily in certificates of deposit.

The interest spread is the difference between average rates earned on assets and paid on interest-bearing sources of funds. Interest spread declined in 1997 to 3.85% from 4.19% in 1996 and 4.34% in 1995. The interest margin, which is the difference between interest income and interest expense divided by average interest-earning assets was 4.53% in 1997, 4.79% in 1996, and 4.92% in 1995. The decline in both the spread and the margin from 1996 is primarily due to the deposit mix with its greater emphasis on higher interest rate certificates of deposit and the earning asset mix with its change from loans to investment securities.

Should the loan demand not be sufficient to offset the increase in deposits from new and existing offices, it is expected the investment portfolio will continue to increase in volume. This may cause further declines in both the net interest spread and margin.

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


                                             Volume and Rate Variances

                                                 1997 Compared to 1996                              1996 Compared to 1995
                                                 ---------------------                              ---------------------
                                                   Increase/Decrease                                  Increase/Decrease
                                                   Due to Change In                                   Due to Change In


                                                                           Total                                       Total
                                      Average            Average         Increase         Average          Average   Increase
                                      Balance            Rate            (Decrease)       Balance          Rate      (Decrease)
                                      -------            -----            ---------       --------         -------    ---------
                                                                              (in thousands)

Federal funds sold and
  interest-bearing deposits               $184              $8             $192           $(219)           $(43)     $(262)

Taxable securities                       2,108             150            2,258            (383)             52       (331)

Tax-exempt securities                      (19)              1              (18)             28              (5)        23

Loans, net                               3,025            (196)           2,829           4,783          (1,203)     3,580
                                         -----             ----           -----           -----           ------     -----

  Interest income                        5,298             (37)           5,261           4,209          (1,199)     3,010
                                         -----              ---           -----           -----           ------      -----

Savings, interest checking
  and money market                          63              75              138              26            (312)      (286)

Certificates of deposit                  2,650             171            2,821           2,199            (324)     1,875

Other interest-bearing
  liabilities and

 long-term debt                            390            (187)             203            (115)           (165)      (280)
                                           ---             ----             ----            ----            ----       ----

  Interest expense                       3,103             (59)            3162           2,110            (801)     1,309
                                         -----              ---            ----            ----             ----     ------

Net interest income                     $2,195            $(96)          $2,099          $2,099           $(398)    $1,701
                                        ======            =====          ======          ======           ======    ======


Non-interest Income

Non-interest income is comprised of service charges, trust fees, credit card fees, loan servicing fees, and gains on sales of securities, mortgages, and other assets. The following table sets forth certain information on non-interest income for the years indicated:


                                                Non-Interest Income



                                                                                   December 31,
                                                                                   --------------


                                                                            1997           1996          1995
                                                                            ----           ----          -----
                                                                                 (in thousands)



Service charges on deposit accounts                                $       1,720   $      1,547   $     1,209

Credit card fees                                                             715            740           648

Gain on sale of mortgages                                                     73             65            40

Gain (loss) on sale of securities available-for-sale                          (8)           (45)           33

Loan servicing fees                                                          262            263           283

Gain on sale of banking office                                                 -            621             -

Other operating income                                                       647            616           427
                                                                             ---            ---           ---


      Total non-interest income                                    $       3,409   $      3,807   $     2,640
                                                                           =====          =====         =====

Non-interest income declined $398,000, or 10.5%, from 1996 to 1997, while 1996 non-interest income increased $1,167,000, or 44.2%, from 1995. 1996 non-interest income included a $621,000 gain on the sale of the Odessa banking office. Without the 1996 gain, 1997 would have reflected an increase of $223,000, or 7.0%, in non-interest income. Service charges on deposit accounts showed improvement in 1997 with an increase of $173,000, or 11.2%, over 1996 resulting primarily from increased volumes. Loan servicing fees have declined slightly as a large portion of fifteen year mortgages originated since 1994 have been retained in the Bank's portfolio, resulting in a decline in loan servicing fees as loans in the Bank's servicing portfolio were prepaid and not replaced with new loans. The increase in other operating income was the result of an increase in trust commissions and fees.

The Company continues to explore new ways to increase non-interest income and to monitor fees and service charges.

Non-interest Expense

Non-interest expense, or overhead, consists of salaries and benefits, occupancy, insurance, and other operating costs. The following table sets forth certain information on operating expenses for the years indicated:


                                               Non-Interest Expense


                                                                          Year Ended December 31,
                                                                          -----------------------


                                                                     1997               1996              1995
                                                                     ----               ----              -----
                                                                                  (in thousands)



    Salaries and employee benefits                                 $9,618             $9,227            $8,238

    Occupancy                                                       3,561              3,448             2,812

    Marketing and public relations                                    610                489               624

    Office supplies, postage and printing                             624                637               576

    Processing fees                                                 1,075              1,018               979

    FDIC assessments                                                   52                  2               350

    Net cost of operation of other real estate                         16                  2               (14)

    Legal                                                             192                190               267

    Other                                                           1,746              1,637             1,745
                                                                    -----              -----             -----


      Total non-interest expense                                  $17,494            $16,650           $15,577
                                                                   ======             ======            ======


Non-interest expense for 1997 increased $844,000, or 5.1%, from 1996 when it increased $1,073,000, or 6.9%, from 1995. The increases in 1996 and 1997 are primarily due to the growth of the Company. Much of the increase in both years has been attributable to the salaries, benefit and occupancy expenses associated with the new banking offices. Increased marketing expense contributed to the 1997 increase. Federal Deposit Insurance Corporation (FDIC) rates have declined significantly since 1996.

Salaries and benefits are the largest component of non-interest expense. The Bank operates in a metropolitan market unlike most community banks of similar size, and its cost for personnel tends to exceed that of typical community banks.

 Salaries and benefits increased $391,000, or 4.2%, from 1996, and $989,000, or 12%, from 1995 to 1996. The increase in 1997 was in salaries while the 1996 increase was in both salaries and benefits. The 1997 increase was primarily caused by normal raises, promotions and the addition of marketing staff. The Company has grown to the size where management feels it warrants a full time marketing department to handle product development, advertising and promotion. The 1996 increase resulted primarily from the addition of personnel in both the trust and lending divisions, staff required for the new banking office opened in March 1996 and normal salary increases and promotions. 1996 benefits increased primarily because of additional pension, profit sharing and education costs.

Occupancy expense, the other significant non-interest expense, increased $113,000, or 3.3%, in 1997 as compared to $636,000, or 22.6%, from 1995 to 1996, when the Company began to realize the full expense effect of the new offices. Occupancy expense is expected to continue to increase with the addition of additional leased space at its headquarters and as the Bank expands its service delivery network with three new community banking offices, a new facility to replace an existing office as well as a new core banking system. The four new facilities and the new core banking system are all expected to be up and running in 1998. The full annual expense effect of these new offices and systems will not be realized until 1999 and beyond.


Marketing expense increased $121,000, or 24.7%, from 1996 to 1997. The Bank continued radio, television, and newspaper advertising in 1997. Marketing efforts were focused on the annual "Money Sale", home equity loans, image enhancement and customer awareness of the Bank as well as extended business hours. Also, as part of its sales efforts, the Company has continued with its interdivisional sales teams which conduct sales "blitzes" throughout the year.

FDIC assessment fees increased slightly in 1997 after a significant decrease in 1996. FDIC assessment fees changed due to changes in the assessment rate. These fees are a function of the insurance rate and the deposit base.


Income Taxes

The Company and the Bank file a consolidated tax return. The provision for 1997 income taxes was $2,126,000, compared to $1,710,000 and $1,194,000 in 1996 and
1995, respectively. The Company's effective tax rates were 32%, 29% and 29% for 1997, 1996 and 1995, respectively.

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

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carry back period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance of $776,000 at December 31, 1997. Income tax expense was affected in 1997 and 1996 by reductions in the valuation allowance of $469,000 and $660,000 respectively due to the generation of sufficient taxable income to provide for the deduction of temporary differences.

At December 31, 1997, the Company had a net deferred tax asset of $554,000 as compared to a net deferred tax asset of $423,000 at December 31, 1996. The 1997 deferred tax asset is attributable principally to the difference between book and tax allowance for loan losses.


Analysis of Financial Condition

Securities Portfolio

The primary purposes of the securities portfolio are to produce interest income and provide liquidity through structured maturities. Investments in securities are also made to provide collateral to secure local municipal deposits, to manage risk by diversifying credit risk and positioning the balance sheet for interest rate sensitivity, to support local communities, and to meet tax planning strategies. The total securities portfolio increased $47,247,000, or 46.4%, from December 31, 1996 to December 31, 1997 and decreased $3,457,000, or 3.3% from December 31, 1995 to December 31, 1996.

The available-for-sale portfolio includes short-term Treasuries, U.S. Government Agency Notes and mortgage-backed securities not classified as held-to-maturity. During 1997, the Bank continued to classify most of its purchases of securities as available-for-sale.

Unrealized gains on available-for-sale securities reported in equity at December 31, 1997 amounted to $896,000, net of taxes, as compared to unrealized gains of $268,000, net of taxes, at December 31, 1996.

At December 31, 1997, 38.7% of the Bank's securities had maturities of five years or less, while 50.6% had maturities of five years or less at the end of 1996, and 66.3% had maturities of five years or less at the end of 1995. The decline in maturities of five years or less was caused by the Bank increasing its mortgage backed securities and SBA pools by approximately $29.3 million. The average life of the Bank's amortizing securities such as mortgage pools and SBA pools at December 31, 1997 is less than five years. The majority of the securities portfolio consists of U.S. Treasury Notes, U.S. Government Agency Notes, SBA pools and sequential pay mortgage-backed securities issued by U.S. government agencies. Since 1994 the Company has been decreasing its available-for-sale holdings of short-term treasuries and replacing them with medium term U.S. government agencies and longer-term variable and fixed rate mortgage-backed securities. Management believes that while this shift has helped the Bank to maintain its interest rate margins, a comparison of the interest rate sensitivity of all of its assets and liabilities suggests that the Bank's interest rate risks continue to be at appropriate levels. See "Management of Interest Rate Risk," below.

The following tables summarize the Company's carrying value of securities available-for-sale and the carrying value of securities held-to-maturity, and their maturities and weighted average yields at December 31, 1997, 1996, and 1995.

                                 Carrying Value of Securities Available-for-Sale

                                  December 31,

                                          1997          1996             1995
                                                  (in thousands)

U.S. Treasury                      $    25,403   $    23,576   $       44,123
U.S. Government agency                  34,346         9,967            5,698
Mortgage-backed securities              61,070        38,775           23,706

   Total                           $   120,819   $    72,318   $       73,527

Notes:
     (1) The above figures are stated at fair value. The available-for-sale portfolio had net unrealized gains of $1,491,000, $447,000, and $1,426,000 at December 31, 1997, 1996 and 1995, respectively. Totals exclude Federal Reserve Bank stock and Federal Home Loan Bank stock of $1,655,000, $1,516,000 and $1,299,000 at December 31, 1997, 1996 and
         1995, respectively.



              CARRYING VALUE OF SECURITIES HELD-TO-MATURITY



                                            December 31,
                                1997             1996             1995
                                ----             ----             ----
                                           (in thousands)

U.S. Treasury                 $8,079           $8,108           $7,145
U.S. Government agency         5,252            5,293            6,359
Mortgage-backed securities    10,721           12,909           15,509
Obligations of state and
municipal
  subdivisions                 3,876            2,872            2,417
Other                            350              350              350
                                 ---             ----            -----


   Total                     $28,278          $29,532          $31,780
                              ======           ======           ======


           MATURITIES AND WEIGHTED YIELD OF SECURITY AVAILABLE-FOR-SALE
                                 (in thousands)
                                           After One Year    After Five Years
                             Within          But Within         But Within        After
                            One Year         Five Years         Ten Years      Ten Years
                         Amount    Yield   Amount    Yield   Amount   Yield   Amount   Yield      Total
                         ------    -----   -----     -----   ------   -----   ------   -----      -----
U.S. Treasury            $9,082    7.12%  $16,321    6.41%        -      -%        -      -%    $25,403
U.S. Government agency        -        -    3,592     6.93   16,924    7.18   13,830    6.87     34,346
Mortgage-backed
   securities (1)             -        -    3,817     6.61    7,293    6.71   49,960    6.60     61,070
                              -        -    -----     ----    -----    ----   ------    ----     ------
    Total                $9,082    7.12%  $23,730    6.52%  $24,217   7.04%  $63,790   6.66%   $120,819
                          =====    =====   ======    =====   ======   =====   ======   =====    =======

Notes:
    (1) Mortgage-backed securities and SBA pools are reported at final maturity notwithstanding the fact that amortization is received regularly on some securities substantially reducing the effective maturities.


              MATURITIES AND WEIGHTED YIELD OF SECURITIES HELD-TO-MATURITY
                                 (in thousands)
                                               After One Year   After Five Years
                                Within           But Within        But Within         After
                               One Year          Five Years         Ten Years       Ten Years
                               --------        --------------    ---------------    ---------
                           Amount     Yield    Amount   Yield    Amount   Yield   Amount   Yield    Total
                           ------     -----    -----    -----    ------   -----   ------   -----    -----
U.S. Treasury              $    -        -%    $8,079   5.80%    $    -       -%  $    -       -%   $ 8,079
                                -                                     -                -
U.S. Government agency      3,000      5.42     2,000    5.95         -       -      252    6.63     5,252
Mortgage-backed
  securities (1)                -         -     7,950    6.28     1,606    7.89    1,165    7.36    10,721
Obligations of state and
  municipal subdivisions    2,399      4.03       843    4.83       454    5.95      180    5.80     3,876
Other                         250      8.50        50    7.50        50    7.93        -       -       350
                              ---                                                            ---
    Total                  $5,649     4.97%   $18,922   5.98%    $2,110   7.47%   $1,597    7.07%  $28,278
                            =====     =====    ======   =====     =====   =====    =====    =====   ======

Notes:
           (1) See note (1) above.


Loan Portfolio

The loan portfolio increased $27,860,000, or 9.2%, from 1996 to 1997. This compares to an increase from 1995 to 1996 of $49,657,000, or 19.5%. Loans totaling $1.1 million were sold with the Odessa Banking Office in November 1996. The growth of the loan portfolio in both 1997 and 1996 was the result of a planned business development program soliciting small businesses and professionals and increases in residential mortgages with terms of 15 years or less. Of the total 1997 year-end loan portfolio, $238,688,000, or 67.9%, is secured by either commercial or residential real estate.

The majority of the Company's loans continue to be commercial. Commercial loans increased $14,001,000, or 7.5%, from 1996, as compared to an increase of $22,076,000, or 13.3%, from 1995 to 1996. The slowing of the increase in commercial loans during 1997 was primarily attributable to decreased loan demand. The largest portion of the increase in commercial loans in 1997 was in commercial real estate loans. At year-end 1997, 57.5% of commercial loans were secured by commercial real estate. Of the commercial real estate securing those loans, 53.5% was owner occupied. Through expanded sales efforts, the Bank expects to continue to grow commercial loans, although at a somewhat slower rate. Competition for high quality loans is intense. The Bank is establishing itself in the small to medium-size business and professional markets. While its primary market is Monroe County, the Business and Professional Banking Division has established a presence in the Syracuse and Buffalo markets with offices in Downtown Syracuse and in metropolitan Buffalo. Furthermore, the Bank has access to the Elmira area through its two community banking offices.

Residential mortgage loans increased $11,850,000, or 16.6%, from 1996 to 1997, as compared to an increase of $21,374,000, or 42.8%, from 1995 to 1996. The difference between the increases in residential loans in 1996 and 1997 is primarily attributable to the Bank's decision to hold a portion of mortgages of 15-years or less in its portfolio, rather than to sell them to the Federal Home Loan Mortgage Corp (FHLMC). With lower interest rates in the early part of 1996 and in the latter portion of 1997, the Bank experienced increased refinancing activity, and much of that was directed into 15-year or less fixed rate mortgages. A greater portion of these mortgages were held in portfolio in 1996 than in 1997. It is expected that the Bank may continue to hold a major portion of its 15-year originations in portfolio rather than selling them. When commercial and consumer loan demand is not sufficient to offset deposit increases management looks to the shorter term maturity and variable rate residential mortgages to fill that need.

As a result of marketing promotions, home equity loans increased by $2,219,000 from 1996 to 1997. The 1995 to 1996 increase was $2,524,000. While home equity loans are attractive to borrowers who have equity in their homes, demand for them is influenced by the residential mortgage refinance market. In the lower rate environment, many homeowners are choosing to refinance their mortgages resulting in the early repayment of home equity loans.

Consumer loans declined in 1997 by $267,000 after increasing 17.5% from $19,711,000 in 1995 to $23,153,000 in 1996. Much of the 1996 growth in consumer loans is attributable to an annual "money sale" which was held late in the first quarter and early second quarter. A similar program was held in 1997, however, increased payoffs in 1997 have caused a decline in the portfolio.

                                                    TYPES OF LOANS

                                                                    December 31,
                                          1997          1996            1995          1994          1993
                                          ----         ----             ----          ----          ----
                                                                      (in thousands)
Commercial                            $201,722      $187,721        $165,645      $134,529      $111,444
Residential mortgage                    83,113        71,263          49,889        31,080        26,769
Home equity                             23,516        21,297          18,773        20,586        21,559
Other consumer                          22,886        23,153          19,711        16,443        10,695
        Total                          331,237       303,434         254,018       202,638       170,467

Net deferred loan costs (fees)             283           226            (15)         (201)            46
Allowance for loan losses              (5,580)       (5,696)         (5,776)       (6,452)       (6,823)
Loans, net                            $325,940      $297,964        $248,227      $195,985      $163,690
                                       =======       =======         =======       =======       =======


              MATURITY DISTRIBUTION OF LOANS AT DECEMBER 31, 1997
                                    Maturity

                         One Year        One to   Five Years
                          or Less    Five Years      or more      Total
                         --------    ----------   ----------    -------
                                          (in thousands)

Commercial                $25,251       $72,369     $103,969   $201,589
Residential mortgage        2,331        15,382       65,368     83,081
Home equity                   945         3,253       19,220     23,418
Consumer, net               1,437        17,413        4,582     23,432
                                                                 ------
    Total loans           $29,964      $108,417     $193,139   $331,520
                           ======       =======      =======    =======

Floating/adjustable
 Interest rate                           57,742      101,307
Fixed or predetermined
 Interest rates                          50,675       91,832
                                         ------
                                       $108,417     $193,139
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

Installment loans are not ordinarily placed on non-accrual status. Installment loans past due 120 days are generally charged off. At that time, all previously accrued or uncollected interest is reversed and charged against current earnings. Residential mortgage and home equity loans are placed on non-accrual status when they become 180 days past- due.

The following table summarizes the Company's non-performing assets at the dates indicated:

                             NON-PERFORMING ASSETS

                                                             December 31,
                                             1997     1996       1995    1994     1993
                                             ----     ----       ----    ----     ----
                                 (in thousands)

Loans in non-accrual status                $2,100   $1,419     $1,665  $3,290  $7,929
Loans past due 90 days or more
        and still accruing                    540      645         45     196   1,295
                                              ---    -----      -----   -----   -----
Total non-performing loans                  2,640    2,064      1,710   3,486   9,224
Real estate acquired by foreclosure            38       45          -     100     345
                                            -----    -----      -----   -----   -----
Total non-performing assets                $2,678   $2,109     $1,710  $3,586  $9,569
                                            =====    =====      =====   =====   =====
Non-performing assets as a % of total
        loans and real estate acquired
         by foreclosure                     0.81%    0.69%      0.67%   1.77%   5.60%
                                            =====    ====       =====   =====   =====

Total non-performing assets increased $569,000, or 27%, in 1997 from 1996 and total non-performing assets increased $399,000, or 23.3% in 1996 from 1995, after decreasing each year since their peak in September 1992. The 1997 increase is primarily in commercial mortgages secured by real estate.

Loans in non-accrual status increased $681,000 from 1996 to 1997 and decreased $246,000 from 1995 to 1996. Of the $2,100,000 in non-accrual loans, $1,687,000 are secured by real estate. Non-performing assets represent .81% of total loans and real estate acquired by foreclosure at the end of 1997 compared to .69% in 1996 and .67% in 1995.

Provision and Allowance for Loan Losses

The allowance for loan loss is available to absorb charge-offs from any loan category and is restored by charges to income or recoveries of loans previously charged off. Management undertakes a quarterly analysis to assess the adequacy of the allowance taking into account non-performing and delinquent loans, internally criticized loans, historical trends, economic factors, and overall credit administration. Based on this analysis, the allowance is considered adequate at December 31, 1997 to absorb anticipated losses, however some additional provisions to the allowance are expected to be made in 1998 as the portfolios increase.

The following table summarizes the changes in the allowance for loan losses for 1993 through 1997:


                                           SUMMARY OF LOAN LOSS ALLOWANCE

                                                                             December 31
                                                           1997      1996          1995        1994     1993
                                                           ----      ----          ----        ----     ----
                                                                             (in thousands)

Total Loans outstanding at year-end,
       net of costs (fees) and unearned discounts      $331,520   $303,660     $254,003    $202,437 $168,619
                                                        =======    =======      =======     =======  =======
Daily average amount of net
       loans outstanding                                318,254    283,958      229,331     186,229  167,234
                                                        =======    =======      =======     =======  =======
Balance at beginning of year                              5,696      5,776        6,452       6,823    6,560
Provisions charged to operating expense (recovery)           55          -            -        (43)       74
Reclassification of impairment reserves                       -          -            -         210        -
Allowance of subsidiary sold                                  -          -            -       (177)        -
                                                              -          -            -       -----        -
                                                          5,751      5,776        6,452       6,813    6,634
                                                          -----      -----        -----       -----    -----
Loans charged off:
       Commercial, financial and agricultural             (179)      (407)        (840)       (990)    (346)
       Real estate mortgage                                (72)       (14)         (46)       (124)     (40)
       Installment                                        (158)      (137)        (147)       (244)    (309)
                                                          -----      -----        -----       -----    -----
       Total charge-offs                                  (409)      (558)      (1,033)     (1,358)    (695)
                                                          -----      -----       -----       ------     ----
Recoveries of loans previously charged off:
       Commercial, financial and agricultural               166        407          267         867      610
       Real estate mortgage                                  12          -            -           -       85
       Installment                                           60         71           90         130      189
                                                          -----      -----       ------         ---      ---
                                                            238        478          357         997      884
                                                            ---      -----       ------         ---      ---
Net (charge-offs) recoveries                              (171)       (80)        (676)       (361)      189
                                                          -----      -----       ------        ----      ---
Balance at end of year                                   $5,580     $5,696       $5,776      $6,452   $6,823
                                                          =====      =====        =====       =====    =====
Net (charge-offs) recoveries as a percent of
       average loans outstanding during the year        (0.05)%    (0.03)%      (0.29)%     (0.19)%     .11%
Allowance for loan losses as a percent of
       year-end loans                                     1.68%      1.88%        2.27%       3.19%    4.05%

The increases in the loan portfolios and nonperforming loans, primarily residential mortgage loans, required that some provision be made in 1997. Most of the nonperforming residential mortgage loans are secured by residences in low to moderate income neighborhoods and were originated by the Bank during the last two years under special underwriting guidelines that permitted loan to value ratios in excess of those usually used by the Bank. The lack of provision in 1996 and 1995 as well as the decrease in provision in 1994 and 1993 was the result of reductions in the level of criticized and non-performing loans, and increased collection efforts resulting in significant recoveries. The recovery of provision recorded in 1994 was the result of reversing an excess allowance at Atlanta National Bank just prior to the time of its sale.

At December 31, 1997, the Bank's internally criticized loans were $15,194,000 as compared to $14,084,000 at December 31, 1996 and $19,055,000 at December 31, 1995. Internally criticized loans increased $1,110,000, or 7.9%, from 1996 to 1997 and declined $4,971,000, or 26.1% from 1995 to 1996. As a percent of total loans internally criticized loans remained unchanged. Internally criticized loans as a percent of total loans were 4.6%, 4.6%, and 7.5% for the years ended 1997, 1996 and 1995, respectively.


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

                                                          ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                                                      December 31,
                                         1997                            1996                            1995
                                         ----                            ----                            ----
                                  Allowance          % (1)        Allowance       %(1)        Allowance         % (1)
                                  ---------          -----        ---------      -----        ---------        ------
                                                                    (in thousands)

Commercial, financial,
     & agricultural                  $3,650          60.9%           $3,925      61.9%          $4,275          65.2%
Real estate, residential
     mortgage                         1,418           25.1              998      23.5              706          19.6
Home equity                              88            7.1               79       7.0              208           7.4
Installment, net                        424            6.9              694       7.6              587           7.8
                                        ---          -----             ----     -----             ---          -----
Total                                $5,580         100.0%           $5,696     100.0%          $5,776         100.0
                                      =====         ======            =====     ======           =====         =====
                                                                                                                        %


                                             1994                            1993
                                   Allowance         % (1)        Allowance         % (1)
                                   ---------         -----        ---------         -----
                                 (in thousands)

Commercial, financial
    & agricultural                   $5,384           66.4%          $5,957          65.4
Real estate, residential
    mortgage                            294           15.3              153          15.7
Home equity                             220           10.2              180          12.6
Installment, net                        554            8.1              533           6.3
                                        ---            ---             ----         ------
     Total                           $6,452          100.0%          $6,823         100.0%
                                      =====         ======            =====         =====

Notes:

      (1)     Percentage of loans in each category to total loans


Deposits


The fundamental source of funds to support lending activities continues to be the Bank's deposit base, which consists of demand deposits, certificates of deposit, savings, and money market accounts. The ability of management to attract and retain depositors is key to sustaining the Company's growth. The emphasis continues to be on a high level of customer service and cross-selling of products and services. Total deposits in 1997 increased $65,050,000, or 16.1%, from 1996, while average deposits per banking office have increased from $23,609,000 for the month of December 1995 to $26,574,000 for December 1996 and to $30,033,000 for December 1997. The December 1996 and 1997 monthly averages include the four new Banking Offices that were opened in 1995 and 1996. Total deposits increased $46,896,000, or 13.1%, from 1995 to 1996. These increases occurred in spite of a generally declining deposit base in the Monroe County area. The Odessa Banking Office which was sold in November 1996 had a deposit base of $9.6 million at time of sale.

Most of the deposit growth continues to occur in certificates of deposit, which increased $37,974,000 from $203,940,000 in 1996 to $241,914,000 in 1997. From
1996 to 1997, certificates of deposit over $100,000 increased $30,041,000, or 48.1%, as compared to an increase of $877,000, or 1.4%, from 1995 to 1996. From 1996 to 1997, certificates under $100,000 increased $7,933,000, or 5.6%, as compared to an increase of $35,575,000, or 33.6% from 1995 to 1996. In 1997 management sought to increase certificates of deposit over $100,000 as a short-term leverage strategy to increase interest income. $14 million of the increase in certificates over $100,000 was the result of an increase in one municipal relationship. 1996 showed greater increases in certificates of deposit under $100,000, than in 1997, primarily as a result of deposit promotions and the new banking offices.

In both 1996 and 1997, the Bank has experienced increases in non-interest bearing demand deposits due in large part to accounts established with new loan relationships, accounts associated with the new banking offices, and increased public fund relationships. In 1997 non-interest bearing accounts increased $14.7 million, or 26.2%, over 1996 and for the period ended December 31, 1996 the increase was $10.1 million, or 21.8%, over 1995.

The Company has been taking a number of steps to better position itself to compete in a market which is experiencing disintermediation and movement from low-interest bearing accounts into certificates of deposit. The addition of the three new community banking offices in 1995 and the fourth in 1996 and replacement of two existing offices has significantly improved the Company's retail outlets and has extended services to areas that it previously could not service effectively. The Company will continue to expand its retail outlets in 1998 with the addition of three new offices and the replacement of an existing office. Furthermore, the replacement of the Company's core banking system in 1998 will help to improve service delivery and management information systems. The sale of the Odessa banking office in 1996 has helped the Company to better allocate its resources in its primary marketing areas.

The following tables summarize the daily average deposits of the Company for the years 1997, 1996, and 1995, categories in which those deposits were held in 1997 and 1996, and the maturity distribution of certificates of deposit and public funds of $100,000 or more for the year-end December 31, 1997.



                                DAILY AVERAGE DEPOSITS
                                                          For Years
                                             1997              1996                1995
                                             ----              ----                ----
                                    Amount        Rate      Amount        Rate    Amount     Rate
                                 (in thousands)

Non-interest bearing demand        $61,411         - %     $50,114         - %   $40,647      - %
Interest-bearing demand             62,894        1.08      62,820        1.14    64,452     1.50
Savings, and money market           83,766        3.05      81,070        2.93    78,863     3.06
Certificates of deposit            234,782        5.61     187,426        5.52   147,401     5.75
                                   -------                                       -------     ----
Total deposits                    $442,853       3.70%    $381,430       3.52%  $330,855    3.58%
                                   =======       =====     =======       =====   =======    =====


                                    PERIOD END DEPOSITS
                                                            For Years
                                                  1997                  1996
                                                  ----                  ----
                                 (in thousands)

Deposit category:

   Non-interest-bearing demand                 $70,831               $56,111
   Interest-bearing demand                      67,852                63,702
   Savings                                      42,266                37,900

   Money market                                 46,958                43,118
   CDs less than $100,000                      148,613               140,105
   CDs greater than $100,000                    40,836                33,152
   Public funds less than $100,000                 824                 1,399
   Public funds greater than $100,000           51,641                29,284
                                               -------               -------
      Total                                   $469,821              $404,771
                                               =======               =======

               MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSITS
                     AND PUBLIC FUNDS GREATER THAN $100,000

                                 December 31, 1997
Maturity range                     (in thousands)

  less than 3 months                    $46,649
  3 to 6 months                          14,561
  6 to 12 months                         26,856
  12 months or more                       4,411
                                         ------
      Total                             $92,477
                                        =======

Securities with an amortized cost of $105,341,000 at December 31, 1997 were pledged as collateral for municipal deposits and short-term borrowing.

 Short-Term Borrowings

 The following table describes the Company's short-term borrowings at the dates indicated:

                                                            December 31,
                                                      1997      1996      1995
                                                      ----      ----      ----
                                 (In thousands)
Securities sold under agreements to repurchase     $13,436          -    $4,538
Other short-term borrowing                             800        786       448
                                                       ---        ---     -----
   Total                                           $14,236       $786    $4,986
                                                    ======        ===     =====

 The Bank had no securities sold under agreements to repurchase at December 31, 1996. The maximum amount outstanding at any one month-end and average amount for securities sold under agreements to repurchase were $13,436,000 and $5,173,000, respectively for 1997 and $4,348,000 and $704,000, respectively for 1996 and $9,075,000 and $5,817,000, respectively for 1995. The increase in 1997 was primarily the result of the introduction of a sweep account for business customers. Interest expense averaged 5.08% for 1997, 5.82% for 1996 and 6.17% for 1995.

 The other short-term borrowing represents the Bank's Note Option as a Treasury, Tax, and Loan Depository for Federal Tax Deposits. Securities with a carrying value of $1,970,000 at December 31, 1997 are held under the control of the Federal Reserve Bank of New York to secure Federal Tax Deposits in amounts in excess of FDIC insurance limits.


 Capital Resources

 Total shareholders' equity increased $4,789,000 from 1996. This increase is primarily due to the net income for 1997 of $4,519,000 and an increase in the fair value of securities available-for-sale of $628,000 less dividends paid on common stock of $610,000. Under SFAS 115, which was adopted in 1993, the net unrealized gain or loss on securities held in the available-for-sale portfolio is recorded in equity, net of taxes. In 1996, this resulted in a decrease in shareholder's equity of $582,000 from the period ended December 31, 1995. The SFAS 115 adjustment is not considered in computing regulatory capital.

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

 The prompt corrective action regulations of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established specific capital categories based on an institution's capital ratios. To be considered "adequately capitalized" a bank must generally have a Leverage Ratio of at least 4%, a Tier I Risk-Based Capital Ratio of at least 4%, and a total Risk-Based
Capital Ratio of 8%. At December 31, 1997, the Leverage, Tier-I Risk-Based Capital, and Total Risk-Based Capital Ratios of the Company and the Bank were as follows:

                                                  CAPITAL RATIOS

                                                           Tier-I         Total
                                          Leverage     Risk-Based    Risk-Based
                                     Capital Ratio  Capital Ratio Capital Ratio

      FNB Rochester Corp.                     6.5%          10.3%         11.5%
      First National Bank of Rochester        6.3%          10.1%         11.4%
      Regulatory guidelines:
          Well capitalized                    5.0%           6.0%         10.0%
           Adequately capitalized             4.0%           4.0%          8.0%


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

 After a four year suspension, the Company declared a common stock cash dividend in December 1996. The suspension was based on the belief of the Company's Board of Directors that until capital was sufficient to sustain the anticipated growth, earnings should be retained in the Company to support that growth. Common stock cash dividends were also declared in June and December of 1997.

 Liquidity

 Liquidity measures the ability to meet maturing obligations and existing commitments, to withstand fluctuations in deposit levels, to fund operations, and to provide for customers' credit needs. Management carefully monitors its liquidity position and seeks to maintain adequate liquidity to meet its needs. All internal liquidity measures exceed minimum levels established by the Bank. The fundamental source of liquidity will continue to be core deposits. Available sources of asset liquidity include short-term investments, loan repayments, and securities held in the available-for-sale portfolio. Additionally, the Company has the ability to pledge securities to secure short-term borrowings. In the first quarter of 1995, it became a member of the Federal Home Loan Bank which provides additional source of funding if needed. At December 31, 1997, the Bank had an available line of $43.1 million secured by residential mortgages.

 The Bank has agreements under which it may obtain funds for short-term liquidity needs by selling securities under agreements to repurchase. Additionally the Bank began selling securities under agreements to repurchase to business customers in 1997 under a cash management sweep account arrangement.

 The majority of the Company's assets are held by the Bank. Dividends and cash advances to the Company from the Bank are subject to standard regulatory constraints. Based on an analysis of projected expenses and cash flows, management believes that the Company has sufficient cash to meet its anticipated cash obligations.

 Management of Interest Rate Risk

 An objective of the Company's asset/liability management policy is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. The Asset/Liability Management Committee is responsible for managing interest rate risks.

 The Company uses a variety of methods to manage its interest rate risk and does not rely solely on one method. One such method used to manage interest rate risk involves the measurement of interest rate gap. Interest rate gap is the amount by which a bank's rate sensitive assets differ from its rate sensitive liabilities.  A positive  gap exists  when rate  sensitive  assets  exceed  rate sensitive liabilities, indicating that a greater volume of assets than liabilities will reprice during a given period. Theoretically, this mismatch will enhance earnings in a rising rate environment and inhibit earnings when rates decline. Conversely, when rate sensitive liabilities exceed rate sensitive assets, the gap is negative, indicating that a greater volume of liabilities than assets will reprice during the period. Theoretically, in this case, a rising rate environment will inhibit earnings and declining rates will enhance earnings. The Rate Sensitivity Schedule that follows illustrates the measurement of interest rate gap at December 31, 1997.

                                        RATE SENSITIVITY SCHEDULE

                                     One Day        Over Three         Over Six        Over One           Over
                                    to Three         Months to        Months to         Year to           Five
                                      Months        Six Months         One Year            Five          Years            Total
                                    --------        ----------        ---------         -------          -----            -----
                                                                      (in thousands)
Interest earning assets:
Loans:
 Commercial                         $107,500            $2,665           $5,139         $59,140        $27,419         $201,863
 Residential mortgage                  2,513             3,603            4,335          26,284         50,642           87,377
 Home equity                          23,781                 -                -               -              -           23,781
 Consumer                              1,971             1,847            3,302          11,120            260           18,500
                                       -----             -----            -----          ------          -----          -------
  Total loans                        135,765             8,115           12,776          96,544         78,321          331,521
                                     -------             -----           ------          ------         ------          -------
Investment securities                 29,738             9,462           34,978          57,939         18,635          150,752
Interest bearing deposits in
  banks and federal funds sold        13,284                 -                -              50              -           13,334
                                      ------            ------           ------         -------         ------          -------
  Total interest-earning  assets    $178,787           $17,577          $47,754        $154,533        $96,956         $495,607
                                     =======            ======           ======         =======         ======          =======
Interest-bearing liabilities:
 Savings deposits                   $157,077                 $                $               $              $         $157,077
                                                             -                -               -              -
 Time deposits $100M & over           45,619            13,609           25,492           2,694              -           87,414
 Other time deposits                  20,999            21,006           78,560          33,833            101          154,499
 Short-term borrowings
  and long-term debt                  14,236                 -                -             210              -           14,446
                                      ------            ------            -----          ------          -----          -------
   Total interest-bearing
    liabilities                     $237,931           $34,615         $104,052         $36,737           $101         $413,436
                                     =======            ======          =======          ======            ===          =======
Net interest rate sensitivity gap  $(59,144)         $(17,038)        $(56,298)        $117,796        $96,855          $82,171
                                    ========          ========         ========         =======         ======           ======
Cumulative gap                     $(59,144)         $(76,182)       $(132,480)        $(14,684)       $82,171
                                    ========          ========        =========         =======         ======
Cumulative gap ratio (1)                0.75              0.72             0.65            0.96           1.20
                                        ====          ========        =========        ========          =====

Cumulative gap as a % of
 Total assets                       (11.32)%          (14.58)%         (25.36)%         (2.81)%         15.73%
                                    ========           =======         ========         =======         ======

 Notes:
         (1) Cumulative total interest-earning assets divided by cumulative total interest-bearing liabilities.

 As measured by the cumulative sensitivity gap at December 31, 1997, the maturity and repricing of the Company's interest earning assets and interest bearing liabilities showed a negative gap in the one year period. Interest checking, savings and money market deposits are assigned to one day to three months repricing and while these deposits can be repriced in that time period they may react very differently to various interest rate scenarios. Management does not believe this rate sensitivity schedule accurately reflects the true interest rate risk of the Company because changes in interest rates do not affect all categories of assets and liabilities equally as implied by this schedule.

Quantitative and Qualitative Disclosures About Market Risk

 On a quarterly basis, sensitivity to changes in interest rates is also measured using a simulation model. The model estimates changes in net interest income and net income under a variety of possible interest rate scenarios. By performing these simulations and comparing them to established policy limits, management has an opportunity to plan for changes in the asset/liability mix, or to take other steps that may be necessary to lessen interest rate risk. Based on management's assumptions built into the simulation model and the current mix of the Company's assets and liabilities, management's assessment is that its negative gap position will not have a material adverse effect on its operating results or liquidity in the event of reasonably foreseeable changes in interest rates during 1998. These simulations are based on numerous assumptions regarding the timing and extent of repricing characteristics. Actual results may differ significantly.

 The following table shows the Company's estimated earnings sensitivity profile as of December 31, 1997.


         Changes in Interest Rates             Percentage Change in Net Income
               (basis points)
         -------------------------             -------------------------------

                         12 Months              24 Months
                         ---------              ---------
+ 200 over one year         1.0                      .1
+100 over one year           .8                      .2
- 100 over one year        -1.4                    -1.2
- 200 over one year        -2.5                    -2.2


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

 Year 2000

 The Company is aware that many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations.

 The Company has been aware of the  complexity  and  magnitude  of the Year 2000
(Y2K) issue and since October 1996 has been developing its strategy to address the data processing and business impacts that are expected to be encountered. Based on the results of an inventory process, First National has prioritized its list of applications and systems to be addressed in the Y2K project. To date, First National believes that 95% of all possible Year 2000 situations have been identified.

 First National does not write programs or create its own software, therefore, it must rely on vendors and software suppliers to provide appropriate enhancements in a timely manner. As First National continues to monitor the progress of vendors, it has also begun the process of creating contingency plans for all applications that do not meet First National's deadline for compliance.

 The validation phase is the most labor intensive and critical phase and requires a written test plan for each system that will be in use at the turn of the century. First National has opted not to rely on vendor or third party certification as acceptable validation. As vendors provide upgraded software or enhancements, the Bank will conduct tests to determine if the software or enhancements meet First National's requirements for Y2K readiness. Testing has begun, as has the process of writing Y2K test plans. This validation phase is targeted for completion by December 31, 1998.

 Prior to January 1, 2000, First National expects to have tested each mission critical application. In addition, First National will have contingency plans in place for any application that does not meet Y2K compliance. The contingency plans will address key dates such as 12/31/1999, 1/01/2000 and 2/29/2000. Throughout the year 2000, First National will be conducting a quality review to insure that its systems are functioning properly.

 Expenditures  in 1997  for the  Year  2000  Project  have  not  been  material.
Management has not yet fully quantified the expenses of resolving Year 2000 problems, including problems relating to its own systems and those relating to third party customers and vendors, or the materiality of the effect of such expenses on its results of operations, capital resources or liquidity.

 New Accounting Pronouncements

 In June 1997, FASB issued Statement No. 130 entitled Reporting Comprehensive Income. Comprehensive Income is defined as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners". The Statement is effective for fiscal years beginning after December 15, 1997 and requires that items that meet the definition of components of comprehensive income be reported in a financial statement that is displayed as prominently as other financial statements. While this Statement will increase the Company's financial disclosures, it will have no impact on operating results.

 FASB Statement No. 131 entitled Disclosures about Segments of an Enterprise and Related Information was also issued in June 1997. This Statement is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products, services geographic areas, and major customers. This Statement may increase the Company's financial disclosures but will have no impact on operating results.

                                           Independent Auditors' Report


The Board of Directors and Shareholders
FNB Rochester Corp.:

We have audited the consolidated statements of financial condition of FNB Rochester Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Rochester Corp. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

s\ KPMG Peat Marwick LLP


January 20, 1998
Rochester, New York

                      FNB ROCHESTER CORP. AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition
                           December 31, 1997 and 1996
                        (in thousands, except share data)

                                                           1997      1996

Assets:

  Cash and due from banks                               $17,968   $20,060

  Interest bearing deposits with other banks              1,134     1,121

  Federal funds sold                                     12,200     1,500

  Securities available-for-sale, at fair value          120,819    72,318

  Securities held-to-maturity (fair value
  of $28,323 in 1997 and
  $29,305 in 1996)                                       28,278    29,532

  Loans, net of allowance of  $5,580 in 1997 and

    $5,696 in 1996                                      325,940   297,964

  Premises and equipment                                  8,813     9,152

  Accrued interest receivable                             3,761     3,242

  FHLB and FRB stock                                      1,655     1,516

  Other assets                                            1,785     1,493

                  Total assets                         $522,353  $437,898


Liabilities and shareholders' equity

  Deposits:

    Demand:

      Non interest bearing                              $70,831   $56,111

      Interest bearing                                   67,852    63,702

    Savings and money market                             89,224    81,018

    Certificates of deposit                             241,914   203,940

                  Total deposits                        469,821   404,771

  Securities sold under agreement to repurchase          13,436         -

  Other short-term borrowing                                800       786

  Accrued interest payable and other

    liabilities                                           4,066     2,900

  Long-term debt                                            210       210


                  Total liabilities                     488,333   408,667

Shareholders' equity:

  Common Stock, $1 par value; authorized

     5,000,000 shares; issued and outstanding
     3,589,253 in 1997 and 3,571,063 in 1996.             3,589     3,571

 Additional paid in capital                              13,269    13,035

 Undivided profits                                       16,266    12,357

 Net unrealized gain on securities
     available-for-sale, net of taxes                       896       268

                                                         34,020    29,231

                  Total liabilities and
                    shareholders' equity               $522,353  $437,898

See accompanying notes to Consolidated Financial Statements.


                                       FNB ROCHESTER CORP. AND SUBSIDIARIES
                                       Consolidated Statements of Operations
                                     Years Ended December 31, 1997, 1996, 1995
                                       (in thousands, except per share data)



                                                              1997             1996             1995
                                                              ----             ----             ----
Interest income:
  Interest and fees on loans                               $28,219          $25,390          $21,810
  Securities:
    Taxable                                                  8,678            6,420            6,751
    Tax-exempt                                                 104              122               99
                                                             -----            -----            -----
                                                             8,782            6,542            6,850

  Interest on federal funds sold
    and deposits with banks                                    505              313              575
                                                             -----            -----            -----
      Total interest income                                 37,506           32,245           29,235
                                                            ------           ------           ------
Interest expense:
  Savings, interest checking and money market accounts       3,231            3,093            3,379
  Certificates of deposit                                   13,169           10,348            8,473
  Short-term borrowings                                        301               99              398
  Long-term debt                                                20               19                -
                                                                --               --               --
      Total interest expense                                16,721           13,559           12,250
                                                            ------           ------           ------
      Net interest income                                   20,785           18,686           16,985
                                                            ------           ------           ------
      Provision for loan losses                                 55                -                -
                                                                --                -                -
      Net interest income after provision for
        loan losses                                         20,730           18,686           16,985
                                                            ------           ------           ------
Non-interest income:
  Service charges on deposit accounts                        1,720            1,547            1,209
  Credit card fees                                             715              740              648
  Gain on sale of mortgages                                     73               65               40
  Gain (loss) on sale of securities available-for-sale         (8)             (45)               33
  Loan servicing fees                                          262              263              283
  Gain on sale of banking office                                 -              621                -
  Other operating income                                       647              616              427
                                                               ---              ---              ---
       Total non-interest income                            $3,409           $3,807           $2,640
                                                             -----            -----            -----
Non-interest expense:
  Salaries and employee benefits                            $9,618           $9,227           $8,238
  Occupancy                                                  3,561            3,448            2,812
  Marketing and public relations                               610              489              624
  Office supplies, printing and postage                        624              637              576
  Processing fees                                            1,075            1,018              979
  F.D.I.C. assessments                                          52                2              350
  Net cost of operation of other real estate                    16                2             (14)
  Legal                                                        192              190              267
  Other                                                      1,746            1,637            1,745
                                                            ------            -----            -----
      Total non-interest expense                            17,494           16,650           15,577
                                                            ------           ------           ------
      Income  before income taxes                            6,645            5,843            4,048

      Income tax expense                                     2,126            1,710            1,194
                                                             -----            -----            -----
      Net income                                            $4,519           $4,133           $2,854
                                                             =====            =====            =====
      Net income per common share - basic                   $ 1.26           $ 1.16           $  .80
                                                             =====             ====            =====
      Net income  per common share - diluted                $ 1.21           $ 1.13           $  .79
                                                             =====             ====            =====

 See accompanying notes to Consolidated Financial Statements.


                      FNB ROCHESTER CORP. AND SUBSIDIARIES
           Consolidated Statements of Changes in Shareholders' Equity
                  Years Ended December 31, 1997, 1996 and 1995
                      (in thousands except per share data)
                                                                                                            Net
                                                                                                     Unrealized
                                                                                                    Gain (Loss)
                                                                   Additional                        Securities
                                                     Common           Paid in          Undivided     Available-
                                                      Stock           Capital            Profits      For -Sale      Total

Balance at December 31, 1994                         $3,569           $13,023             $5,549         $(781)    $21,360
  Net income                                              -                 -              2,854              -     $2,854
  Option shares issued                                    -                 1                  -              -          1
  Change in fair  value of securities
    available-for-sale,  net of taxes of  $576            -                 -                  -          1,631      1,631
Balance at December 31, 1995                         $3,569           $13,024             $8,403           $850    $25,846
    Net income                                            -                 -              4,133              -      4,133
   Common stock cash dividend -
    $.05 per share                                        -                 -              (179)              -      (179)
   Option shares issued                                   2                11                  -              -         13
   Change in fair value of securities
    available-for-sale, net of taxes of $397              -                 -                  -          (582)      (582)
Balance at December 31, 1996                         $3,571           $13,035            $12,357           $268    $29,231
    Net income                                            -                 -              4,519              -      4,519
   Common stock cash dividend -
    $.17 per share                                        -                 -              (610)              -      (610)
   Option and employee purchase shares issued            18               234                  -              -        252
   Change in fair value of securities
    available-for-sale, net of taxes of $417              -                 -                  -            628        628
Balance at December 31, 1997                         $3,589           $13,269            $16,266           $896    $34,020

 See accompanying notes to Consolidated Financial Statements.


                       FNB ROCHESTER CORP AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 1997, 1996 and 1995
                                 (in thousands)

                                                                                  1997              1996             1995
Cash flows from operating activities:
 Net income                                                                     $4,519            $4,133           $2,854
 Adjustments to reconcile net income
  to net cash provided by operating activities:
    Provision for loan losses                                                       55                 -                -
    Depreciation and amortization                                                1,464             1,449            1,208
    Amortization of goodwill                                                         -                79              238
    Deferred income taxes                                                        (548)              (78)              301
    (Gain) loss on sales of securities
      available-for-sale                                                             8                45             (33)
    Gain on sale of subsidiary and banking offices                                   -             (621)                -
    (Increase) decrease in mortgage loans
      held for sale, net                                                       (2,700)               550            (880)
    (Increase) decrease in accrued interest  receivable                          (519)               331            (420)
    (Increase) decrease in other assets                                          (199)             (465)              127
    Increase in accrued interest
      payable and other liabilities                                                986               175              555
                                                                                   ---               ---              ----
      Net cash provided by operating  activities                                 3,066             5,598            3,950
                                                                                 -----             -----            ------
Cash flow from investing activities:
  Decrease in interest bearing deposits                                              -                 -               77
  Securities available-for-sale:
    Purchase of securities                                                    (71,502)          (29,987)         (17,272)
    Proceeds from maturities                                                    23,275            19,857           17,483
    Proceeds from sales                                                            762            10,097           11,027
  Securities held-to-maturity:
    Purchase of securities                                                     (3,249)           (2,891)         (15,545)
    Proceeds from maturities                                                     4,503             5,139            2,223
  Loan origination and principal collection, net                              (25,293)          (51,375)         (51,362)
  Payment made for sale of  banking office                                           -           (7,855)                -
  Capital expenditures, net                                                    (1,125)           (3,377)          (3,545)
  Increase in other assets                                                       (139)                 -                -
                                                                                  ---                  -                -
      Net cash used by investing activities                                  $(72,768)         $(60,392)        $(56,914)
                                                                              -------           --------         --------

                       FNB ROCHESTER CORP AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows,
                    continued Years ended December 31, 1997,
                                  1996 and 1995
                                 (in thousands)
                                                                                  1997                1996               1995
Cash flows from financing activities:
  Net increase in demand, savings, interest
    checking, and money market accounts                                        $27,076             $16,125             $6,036
  Certificates of deposit accepted and repaid, net                              37,974              40,404             56,458
  Increase (decrease) in short-term
    borrowings                                                                  13,450             (4,200)            (4,889)
  Increase in long-term debt                                                         -                 210                  -
  Employee common stock purchase and exercise
   of options to purchase common stock                                             252                  13                  1
  Dividends paid - common stock                                                  (429)                   -                  -
  Net cash provided by financing
    activities                                                                  78,323              52,552             57,606
Increase (decrease) in cash and cash
  equivalents                                                                    8,621             (2,242)              4,642
Cash and cash equivalents at beginning of
  year                                                                          21,681              23,923             19,281
Cash and cash equivalents at end of year                                       $30,302             $21,681            $23,923
Supplemental disclosure of non-cash
  investing and financing activities:
  Additions to other real estate acquired
   through foreclosure, or deed in lieu of
   foreclosure,   net of loans to facilitate sale
   and writedowns                                                                  $38                 $45                  -
  Transfer of securities from held-to-
    maturity to securities available-for-sale                                        -                   -            $34,539



 The Company paid cash during 1997, 1996, and 1995
 for income taxes and interest
 as follows (in thousands):
                                                                                  1997                 1996              1995

Interest                                                                       $16,399             $13,553            $11,949
Income taxes                                                                     2,637               1,335                910

 See accompanying notes to Consolidated Financial Statements

                      FNB Rochester Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        December 31, 1997, 1996, and 1995


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

 Basis of Presentation

 The Company operates as a bank holding company. In 1997 its only subsidiary was First National Bank of Rochester (First National). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, First National. All material intercompany accounts and transactions have been eliminated. The financial statements have been prepared in conformity with generally accepted accounting principles and conform with predominate practices within the banking industry. In preparing these financial statements, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

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

 Premiums and discounts are amortized or accredited over the life of the related held-to-maturity security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses from securities sold are determined using the specific identification method.

 The Company's investments in the Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) are required by law and are carried at cost in the consolidated statement of condition. The Company's disposition of these securities is restricted by agreements with the FHLB and FRB.


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

 Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Management considers a loan to be impaired if, based on current information, it is probable that the Company will be unable to collect all scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price of the fair value of collateral if the loan is collateral dependent. Management excludes large groups of smaller balance homogeneous loans such as residential mortgages and consumer loans which are collectively evaluated.

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

 Other Real Estate Owned

 Real estate acquired through foreclosure or deed in lieu of foreclosure is carried at the lower of the investment in the loan or fair value less estimated costs to dispose. Fair value is determined on an asset by asset basis, primarily through independent third party appraisals. Adjustments to the carrying values of such properties resulting from subsequent declines in fair value are charged to operations in the period in which the declines occur. These adjustments, the net expense of operating other real estate owned and gains and losses on disposition of other real estate owned are included in net cost of operation of other real estate expense. Other real estate owned is included in other assets on the accompanying consolidated statements of financial condition.


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

 Trust Department Income

Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated statements of financial condition, since such assets are not assets of the Company. Fee income is recognized on the cash method. At December 31, 1997 the market value of the assets under management was $69,995,000.


 Per Share Data

 Basic earnings per share data is based upon the weighted average number of common shares outstanding during each year. Diluted earnings per share data is based upon the weighted average number of common shares and equivalents (stock options) outstanding during each year. Earnings per share data has been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, Earnings Per Share, in 1997. (see Note 15 to Financial Statements)

 Cash Equivalents

 For the purpose of reporting cash flows, cash equivalents include due from banks, unrestricted interest bearing deposits with banks, and federal funds sold.

(2)  Securities

 On November 15, 1995, the Financial Accounting Standards Board (FASB) published a special report A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. This guidance included a provision that allowed institutions a one-time opportunity to reclassify (at fair value) held-to- maturity securities without calling into question their intent to hold other debt securities to maturity in the future. Under this provision the Company transferred securities with an amortized cost of $34,539,000 (fair value $35,312,000) from held-to-maturity to available-for-sale in December 1995.

 The aggregate amortized cost and fair value of securities available-for-sale and securities held-to-maturity at December 31, 1997 and 1996 follows (in thousands):

                                                                        1997                                 1996
                                                            Amortized            Fair          Amortized            Fair
                                                                 Cost           Value               Cost           Value
                                                            ---------           -----          ---------           ------
Securities available-for-sale:
      U.S. Treasury                                           $25,152         $25,403            $23,286         $23,576
      U.S. Government agency                                   34,213          34,346             10,003           9,967
      Mortgage-backed securities                               59,963          61,070             38,582          38,775
                                                              -------          ------             ------          ------
          Total                                               119,328         120,819             71,871          72,318
                                                              =======         =======             ======          ======
Securities held-to-maturity:
      U.S. Treasury                                             8,079           8,091              8,108           8,024
      U.S. Government agency                                    5,252           5,229              5,293           5,222
      Mortgage-backed securities                               10,721          10,769             12,909          12,834
      Obligations of state and
          municipal subdivisions                                3,876           3,884              2,872           2,875
      Other securities                                            350             350                350             350
                                                                 ----           -----               ----           -----
          Total                                               $28,278         $28,323            $29,532         $29,305
                                                               ======          ======             ======          ======


  Securities with an amortized cost of $105,341,000 and $52,427,000 at December 31, 1997 and 1996, respectively were pledged as collateral for municipal deposits and to secure short term borrowings.

  Gross unrealized gains and losses on securities available-for-sale and securities held-to-maturity at December 31, 1997 and 1996 follows (in thousands):

                                                              1997                                   1996
                                              Unrealized          Unrealized          Unrealized          Unrealized
                                                   Gains              Losses               Gains              Losses
                                              ----------          ----------          ----------           ---------
Securities available-for-sale:
        U.S. Treasury                               $251                   -                $290         $         -
        U.S. Government agency                       172                  39                  53                  89
        Mortgage-backed securities                 1,157                  50                 426                 233
    Total                                         $1,580                 $89                $769                $322
Securities held-to-maturity:
  U.S. Treasury                                      $39                 $27                 $31                $115
  U.S. Government agency                               -                  23                   -                  71
  Mortgage-backed securities                          77                  29                  76                 151
  Obligations of state and municipal
     subdivisions                                     18                  10                  11                   8
    Total                                           $134                 $89                $118                $345

  The amortized cost of securities by contractual years to maturity as of December 31, 1997 are as follows (in thousands):


                                       Under 1 Year     1 to 5 Years  5 to 10 Years   10 Years and   Total
                                                                                      Over
Securities available-for-sale
  U.S. Treasury                           $9,018            $16,134      $      -       $      -      $ 25,152
  U.S. Government agency                       -              3,598        16,825         13,790        34,213
  Mortgage-backed securities                   -              3,824         7,031         49,108        59,963
     Total                                $9,018            $23,556      $ 23,856       $ 62,898      $119,328

Securities held-to-maturity
  U.S. Treasury                           $    -            $ 8,079      $      -       $    -        $ 8,079
  U.S. Government agency                   3,000              2,000             -            252         5,252
  Mortgage backed securities                   -              7,950         1,606          1,165        10,721
  Obligations of state and municipal
      subdivisions                         2,399                843           454            180         3,876

  Other securities                           250                 50            50              -           350

      Total                               $5,649            $18,922      $  2,110       $  1,597      $ 28,278


  The fair value of securities by contractual years to maturity as of December 31, 1997 are as follows (in thousands):

                                                 Under 1 Year  1 to 5 Years    5 to 10 Years  10 Years and       Total
                                                                                              Over
Securities available-for-sale
  U.S. Treasury                                       $9,082      $16,321      $       -      $        -        $25,403
  U.S. Government agency                                   -        3,592         16,924          13,830         34,346
  Mortgage-backed securities                               -        3,817          7,293          49,960         61,070
                                                           -        -----          -----          ------         ------

     Total                                            $9,082      $23,730        $24,217         $63,790       $120,819
                                                       =====        =====          =====           =====         ======


Securities held-to-maturity
  U.S. Treasury                                       $    -       $8,091      $       -      $        -         $8,091
  U.S. Government agency                               2,989        1,987              -             253          5,229
  Mortgage backed securities                               -        7,939          1,637           1,193         10,769
  Obligations of state and municipal
      subdivisions                                     2,398          844            454             188          3,884
  Other securities                                       250           50             50               -            350
                                                       -----          ---             --               -            ---

      Total                                           $5,637      $18,911         $2,141          $1,634        $28,323
                                                       =====        =====          =====           =====         ======

  The following table presents the total proceeds from sales of securities available-for-sale for 1997, 1996 and 1995 and the gross realized gains and losses (in thousands):

                                  1997                 1996               1995

Proceeds from sales               $762              $10,097            $11,027
                                   ---               ------             ------

Gains                                -                    2                 72
Losses                             (8)                 (47)                (39)
                                   ---                -----               ----
 Net                              $(8)                $(45)                $33
                                   ===                 ===                 ===

  (3)  Loans

  The major classifications of loans at December 31, 1997 and 1996 follow (in thousands):
                                               1997                1996
Commercial                                 $201,722            $187,721
Residential mortgage                         80,083              70,933
Residential mortgage loans held for sale      3,030                 330
Home equity                                  23,516              21,297
Other consumer                               22,886              23,153
                                            -------              ------
    Total                                   331,237             303,434
Net deferred loan costs                         283                 226
Allowance for loan losses                   (5,580)             (5,696)
                                            -------              ------
Loans, net                                 $325,940            $297,964
                                            =======             =======

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

 Loans serviced for others amounting to $102,757,000 and $104,494,000 at December 31, 1997 and 1996, respectively are not included in the consolidated financial statements. Custodial accounts held by First National for these loans amounted to $2,193,000 and $2,182,000 at December 31, 1997 and 1996,
respectively.

 The Company has an available line of credit with the FHLB of New York, which at December 31, 1997 amounted to approximately $43,107,000. The amount available under the line varies according to a formula which considers the amount of FHLB stock held by the Company, the Company's FHLB borrowings outstanding, the Company's total assets, and the net worth of the FHLB of New York. At December 31, 1997, the Company pledged residential mortgages with a carrying value of $64,695,000 as collateral for this line of credit.

(4)  Allowance for Loan Losses


 A summary of the changes in the allowance for loan losses follows (in thousands):

                                                                    Years Ended December 31,
                                                           1997                1996                  1995
                                                           ----                ----                  ----
Balance at beginning of year                             $5,696              $5,776                $6,452
Provision charged to operating expense                       55                   -                     -
                                                          5,751               5,776                 6,452
Loans charged off
  Commercial                                              (179)               (407)                 (840)
  Residential mortgage                                     (72)                (14)                  (46)
  Home equity                                              (13)                 (5)                     -
  Other consumer                                          (145)               (132)                 (147)
              Total loans charged off                     (409)               (558)               (1,033)
Recoveries of loans charged off
  Commercial                                                166                 407                   267
  Residential mortgage                                       12                   -                     -
  Home equity                                                 -                   3                     6
  Other consumer                                             60                  68                    84
               Total recoveries of loans charged off        238                 478                   357
Balance at end of year                                   $5,580              $5,696                $5,776

 The principal balance of loans not accruing interest totaled $2,100,000 and $1,419,000 at December 31, 1997 and 1996 respectively. The effect of non-accrual loans on interest income for the years ended December 31, 1997, 1996, and 1995 was $22,000, $48,000 and $67,000 respectively. Other real estate owned amounted to $38,000 and $45,000 at December 31, 1997 and 1996 respectively.

 At December 31, 1997, and 1996, the recorded investment in loans that are considered to be impaired totaled $1,160,000, and $2,337,000, respectively, and the impairment allowance associated with these loans is $125,000 for 1997 and $38,000 for 1996. There was no impairment allowance associated with the 1995 recorded investment. The average recorded investments in impaired loans during the twelve months ended December 31, 1997, 1996 and 1995 was approximately $2,882,000, $913,000 and $1,150,000, respectively.

 For the twelve months ended December 31, 1997, 1996 and 1995 the Company recognized interest income on impaired loans of $234,000, $77,000 and $35,000, respectively.


(5)  Premises and Equipment

A summary of premises and equipment follows (in thousands):

                                                   December 31,
                                               1997            1996
                                               ----            ----
Land                                           $710            $587
Building and improvements                     2,091           2,098
Furniture, fixtures, equipment and vehicles   9,472           8,739
Leasehold improvements                        5,444           5,199
                                             ------           -----
                                             17,717          16,623
Less accumulated depreciation and
   amortization                               8,904           7,471
                                              -----           -----
Premises and equipment, net                  $8,813          $9,152
                                              =====           =====


 (6)  Certificates of Deposit

 Certificates of deposit of $100,000 or more amounted to $92,477,000 at December 31, 1997 and $62,436,000 at December 31, 1996. Interest expense on certificates of deposit of $100,000 or more was $4,629,000 in 1997, $3,225,000 in 1996 and
$2,457,000 in 1995.

 At December 31, 1997, the scheduled maturities of all certificates of deposits are as follows (in thousands):

           Year                                Amount

1998                                         $192,574
1999                                           35,965
2000                                            8,115
2001                                            3,189
2002 and thereafter                             2,071
                                              -------
Total                                        $241,914
                                              =======

 (7)  Securities Sold Under Agreements to Repurchase

 The Company had short term borrowings of $14,236,000 and $786,000 at December 31, 1997 and 1996 respectively. The December 31, 1997 balance included $13,436,000 of securities sold under agreement to repurchase, with a maturity date of January 2, 1998 and an average rate of 4.92%. There were no securities sold under agreement to repurchase at December 31, 1996. The maximum amount outstanding at any one month-end and average amount for securities sold under agreements to repurchase were $13,436,000 and $5,173,000 respectively for 1997 and $4,348,000 and $704,000 respectively for 1996. Interest expense averaged 5.08% for 1997, 5.82% for 1996 and 6.17% for 1995.


 (8)  Income Taxes


 Total income taxes for the years ended December 31, 1997, 1996 and 1995 were allocated as follows (in thousands):

                                                             1997                1996               1995

Income from operations                                     $2,126              $1,710             $1,194
Shareholders' equity, change in unrealized gain (loss)
 on securities available-for-sale                             417               (397)                576
                                                            -----               -----              -----
                                                           $2,543              $1,313             $1,770
                                                            =====               =====              =====

 For the years ended December 31, 1997, 1996 and 1995, income tax expense (benefit) attributable to income from operations consists of (in thousands):

                          1997               1996               1995

     Current:
            Federal     $2,113             $1,648               $892
            State          561                140                  1
                         -----              -----                ---
                         2,674              1,788                893
                         -----              -----                ---
    Deferred:
            Federal      (466)              (335)                301
            State         (82)                257                  -
                         -----               ----                ---
                         (548)               (78)                301
                         -----               ----                ---
                        $2,126             $1,710             $1,194
                         =====              =====              =====

The reconciliation of the statutory federal income tax rate with the actual effective tax rate follows:

                                                  1997         1996        1995
                                                  ----         ----        ----
     Statutory rate                              34.0%         34.0%      34.0%
     Increases (decreases)
            attributable to:
     Change in the beginning of the year
            valuation allowance for deferred
            tax assets allocated to income
            tax expense                         (7.0)%        (11.0)     (10.0)
     State taxes, net of federal
            benefit                               4.7%           5.0        1.0
     Other items, net                             0.3%           1.0        4.0
                                                  ---            ---        ---
                                                 32.0%         29.0%      29.0%
                                                 ====          ====       ====

 The significant components of deferred tax expense (benefit) attributable to income from continuing operations at December 31, 1997, 1996 and 1995 are as follows:

                                            1997           1996          1995
                                            ----           ----          ----

      Deferred tax expense (benefit)        $(79)           $582         $713
      Increase (decrease) in valuation
        allowance for deferred tax assets   (469)          (660)         (412)

      Net deferred tax expense (benefit)   $(548)          $(78)         $301

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997, and 1996 are presented below (in thousands):


                                                                        1997                 1996
                                                                        ----                 ----
Deferred tax assets:
                  Allowance for loan losses - financial statements    $2,229               $2,284
                  Interest on non accrual loans                          140                  111
                  Premises and equipment - principally due to
                    depreciation                                         163                   88
                  Reserve for abandoned lease                             91                  121
                  Accrued salaries and benefits                          121                  109
                  Other                                                   97                   44
                                                                          --                   --
                    Gross deferred assets                              2,841                2,757
                    Less valuation allowance                            (776)              (1,245)
                                                                       -----                ------
                       Net deferred tax assets                         2,065                1,512
Deferred tax liabilities:
                  Allowance for loan losses - tax                      (650)                (722)
                  Net unrealized gain on securities
                       available-for-sale                              (596)                (179)
                  Bond discount                                        (152)                 (97)
                  Net deferred loan origination costs                  (113)                 (91)
                                                                        ---                   --
                         Total gross deferred liabilities            (1,511)              (1,089)
                                                                      -----                -----
                         Net deferred tax asset                        $554                 $423
                                                                        ===                  ===

 The net change in the total valuation allowance for the years ended December 31, 1997, 1996 and 1995 were decreases of $469,000, $660,000 and $730,000 respectively.

 Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carry back period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance of $776,000 at December 31, 1997.

 (9) Shareholders' Equity

 On December 16, 1997, the Company declared a dividend of $.10 per share for payment January 30, 1998 to shareholders' of record January 15, 1998. Dividends of $.07 per share were declared in June 1997 for payment in July 1997. Dividends of $.05 per share were declared in December 1996 for payment in January 1997. No dividends were declared or paid in 1995 by the Company. Payment of dividends by First National to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends by a bank in any year in which the dividend declared will exceed the total of net income for that year plus any retained income for the preceding two years. Dividends approximating $10,894,000 are available from First National at December 31, 1997 without the approval of the OCC.


(10) Stock Option Plans

 The Company has two stock option plans. A plan adopted in 1992 (amended May 28, 1996) for employees, authorizes grants of options to purchase up to 325,000 shares of its authorized but unissued common stock. The second plan is a 1995 Non-employee Director Stock Option Plan which was approved by shareholders on May 28, 1996 and authorizes grants of options to purchase up to 25,000 shares of its authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of the grant. All stock options have ten year terms and, with the exception of a 1992 grant of options for 75,000 shares, all stock options vest at 50% per year and become fully vested after two years. The 1992 grant vests at 20% per year and was fully vested after five years.

 The Company applies APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements.

 The fair value of each option grant is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants in 1997: dividend yield of .87 percent, risk-free interest rate of 6.06 percent, expected volatility of 35.6 percent, and expected lives of 10 years. For grants in 1996: dividend yield of .14 percent, risk-free interest rate of
6.1 percent, expected volatility of 40 percent, and expected lives of 8.8 years. For accounting purposes there were no option grants in 1995 as the Company's 1995 option grants were subject to shareholder approval in 1996 and were therefore required to be included with the 1996 option grants.

 Had the Company determined compensation cost based on the fair value at the grant date for its options under SFAS No. 123, the Company's net income and basic earnings per share would have been reduced to the pro forma amounts indicated below:



                             Year ended December 31
                            (net income in thousands)

                                             1997         1996
                                             ----         ----
Net income        As reported            $  4,519   $    4,133
                  Pro forma                 4,385        4,003
Basic earnings
 Per share        As reported                1.26         1.16
                  Pro forma              $   1.22   $     1.12


 Pro forma net income and earnings per share reflect only options granted in 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to January 1, 1996 is not considered.


 A summary of the status of the Company's two fixed stock option plans as of December 31, 1997, 1996 and 1995 and changes during the years ended on those dates is presented below


                                              1997                      1996                      1995
                                                  Weighted                  Weighted                  Weighted
                                                   Average                   Average                   Average
                                                  Exercise                  Exercise                  Exercise
                                     Shares          Price       Shares        Price         Shares      Price
                                     ------       --------       ------    ---------         ------   --------
Outstanding at beginning of year      318,850   $     7.28      223,100   $     6.59        225,000   $   6.59
Granted                                 7,500        16.13       98,750         8.88              -          -
Exercised                               3,000         7.64        2,100         6.01            250       5.69
Forfeited                               1,500        11.27          900         7.15          1,650       5.96
                                        -----        -----        -----         ----          -----       ----
Outstanding at end of year            321,850   $     7.48      318,850   $     7.30        223,100   $   6.59
                                      =======        =====      =======         ====        =======       ====
Options exercisable at
 year end                             304,475                   244,350                     167,150
                                      =======                   =======                     =======
Weighted-average fair
 value of options granted
 during the year                  $      8.44                $     5.11                           -
                                      =======                   =======

 The  following  table   summarizes   information   about  fixed  stock  options
outstanding at December 31, 1997


                                  Options Outstanding                           Options Exercisable
                       Number       Weighted-Avg                           Number
     Range of       Outstanding       Remaining         Weighted-Avg     Exercisable   Weighted-Avg
 Exercise Prices    at 12/31/97   Contractual Life     Exercise Price    at 12/31/97  Exercise Price
 ---------------    -----------   -------------------  --------------    -----------  --------------

 $5.63 -  8.32          294,850           5.8            $  6.94          294,850     $  6.94
  9.75 - 12.75           19,500           8.9              12.37            9,625       12.36
         16.13            7,500           9.7              16.13                -           -

 $5.63 - 16.13          321,850           6.1            $  7.48          304,475     $  7.11


(11) Leases

 The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $1,122,601 in 1997, $1,110,000 in 1996 and $776,000 in 1995. Real estate taxes, insurance, maintenance, and other operating expenses associated with the buildings and office space are generally paid by the Company. A summary of non-cancelable long-term operating lease commitments as of December 31, 1997 follows (in thousands):

                  Year Ending December 31,
                  ------------------------
       Year                                          Amount
       ----                                          ------
       1998                                            $965
       1999                                           1,006
       2000                                           1,017
       2001                                           1,047
       2002                                           1,049
    After 2002                                        9,484
      Total                                         $14,568

 Several new leases have been signed for additional banking offices and office space. Three 20-year ground leases were signed for new banking offices in the Village of Brockport, Town of Victor and a new Pittsford office to replace the existing office on Monroe Avenue. A 5-year lease has been signed for space in a supermarket located in the City of Rochester and the Bank's Powers Building lease has been amended to include 7,652 square feet of additional space to be used for operations. The annual lease expense for all of the new leases is expected to be approximately $1,142,000 for the first five years and $3,061,000 for years beyond five. The new lease amounts are excluded from the table above.



 (12)  Commitments and Contingencies

 In the normal course of business there are various outstanding commitments to extend credit which are not reflected in the accompanying consolidated financial statements. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of actual future cash flows. Loan commitments have off-balance sheet credit risk, because only origination fees are recognized in the balance sheet, until the commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and collateral or other security is of no value. The Company's policy generally requires customers to provide collateral, usually in the form of customers' operating assets or property, prior to the disbursement of approved loans. The contract amounts of these commitments at December 31, 1997 and 1996 are set forth in the table below (in thousands):


                                          1997                               1996
                                Fixed Rate      Variable Rate    Fixed Rate   Variable Rate
                                ----------      -------------    ----------   -------------
Commercial letters of credit             -              2,749             -          3,189
Commercial lines of credit           2,362             59,040        12,535         64,346
Other loan commitments              17,184             18,917         7,546          9,313


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

In 1997 the Company committed $1 million to fund a 10% limited partnership investment interest in Cephas Capital Partnership, L.P. This small business investment company was established for the purpose of providing financing to small businesses in conjunction with programs established by the U.S. Small Business Administration. At December 31, 1997, the Company had funded $322,000 of this commitment and carries the investment under the equity method in other assets.

 First National is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 1997 and 1996 was approximately $365,000 and $557,000. Interest bearing deposits with other banks are substantially restricted by balance agreements.

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

 (13) Employee Benefit  Plans

 The following table sets forth (in thousands) the defined benefit plan's actuarially determined funded status and amounts recognized in the Company's consolidated financial statements:


                                                                                        December 31
                                                                                 1997                  1996
Actuarial present value of accumulated benefit obligation,
  including vested benefits of  $792 and $416                                    $915                  $558
Actuarial present value of projected benefit obligation for service
  rendered to date                                                              1,691                 1,022
Less plan assets at fair value - primarily listed common stock,
  U.S. Government and agency securities, and collective funds                   1,307                   757
Projected benefit obligation in excess of plan assets                             384                   265
Unrecognized net gain (loss) from past experience different
   from that assumed and effects of changes in assumptions                      (142)                  (19)
Unrecognized prior service cost                                                     4                     5
Accrued pension cost included in other liabilities                               $246                  $251

 Net pension cost included the following components (in thousands):

                                                   Years Ended December 31
                                                   1997     1996       1995
                                                   ----     ----       ----
Service cost-benefits earned during the period     $385     $368       $250
Interest cost on projected benefit obligation        82       54         24
Actual return on plan assets                      (178)     (21)        (9)
Net amortization and deferral                        94     (16)       (20)
                                                   ----      ---        ---
   Net periodic pension cost                       $383     $385       $245
                                                    ===      ===        ===


 Assumptions used in determining pension data for 1997, 1996, and 1995 are as follows:

                                             1997      1996       1995
                                            -----     -----      -----
Discount rate for benefit obligations       7.50%     8.00%      7.50%
Rate of increase in compensation levels     5.00%     5.00%      5.00%
Expected long-term rate of return on assets 8.50%     8.50%      8.50%


 First National sponsors a 401(k) plan covering substantially all employees. First National matched eligible employee contributions to the 401(k) plan up to a maximum 1.5 percent of eligible compensation. Expense for the 401(k) amounted to $77,000 in 1997, $66,000 in 1996, and $54,000 in 1995.

 (14) Loans to Directors, Officers and Shareholders owning more than 5% of Voting Stock

 A summary of the changes in outstanding loans to members of the Board of Directors, officers of the Company and shareholders owning more than 5% of voting stock, or their interests, follows (in thousands):

                                                     Years ended December 31,
                                                     1997                1996
                                                    ------              ------
Balance of loans outstanding at beginning of year   $4,827              $5,591
New loans and increases in existing loans            1,496                  80
Loan principal repayments                             (382)               (844)
                                                    ------               -----
Balance at end of year                              $5,941              $4,827
                                                     =====               =====

 Loans to directors, officers and shareholders owning more than 5% of voting stock are believed to have been made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

 (15) Earnings Per Share

 Calculation of Basic Earnings Per Share (Basic EPS) and Diluted Earnings Per Share (Diluted EPS) is as follows (income in thousands):

                                                                           Average    Per Share
                                                          Income           Shares        Amount
                                                          ------           -------    ---------
For year ended December 31, 1997
  Basic EPS
    Net income applicable to common shareholders     $     4,519         3,580,713   $    1.26
    Effect of asssumed exercise of stock options               -           164,829        =====
                                                               -           -------
  Diluted EPS
    Income available to common shareholders and
      assumed exercise of stock options              $     4,519         3,745,542   $    1.21
                                                           =====         =========        ====
For year ended December 31, 1996
  Basic EPS
    Net income applicable to common shareholders     $     4,133         3,570,159   $    1.16
    Effect of assumed exercise of stock options                -            93,117        ====
                                                               -         ---------
  Diluted EPS
    Income available to common shareholders and
       assumed exercise of stock options             $     4,133         3,663,276   $    1.13
                                                           =====         =========        ====
For year ended December 31, 1995
  Basic EPS
    Net income applicable to common shareholders     $     2,854         3,568,759   $    0.80
    Effect of assumed exercise of stock options                -            27,114        ====
                                                               -          --------
  Diluted EPS
    Income available to common shareholders and
      assumed exercise of stock options              $     2,854         3,595,873   $    0.79
                                                           =====         =========        ====

(16) Condensed Financial Information - Parent Company Only

 The following presents the financial condition of the Parent Company (FNB Rochester Corp.) as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1997, 1996, and 1995:

 Condensed Statements of Financial Condition (in thousands)

  Assets                                                    1997        1996
                                                            ----        ----
Cash and cash equivalents                                   $996        $644
Investment (at equity) in subsidiary                      33,411      28,802
Other assets                                                   3           1
        Total assets                                     $34,410     $29,447
  Liabilities and shareholders' equity
Accrued interest payable and other liabilities              $390        $216
        Total liabilities                                    390         216
Shareholders' equity                                      34,020      29,231
        Total liabilities and shareholders' equity       $34,410     $29,447

 Statement of Income (in thousands)
                                                  Years ended December 31,
                                               1997     1996         1995
                                               ----     ----         ----
Income:
  Dividends from subsidiary                    $600     $200      $     -
  Interest and  other                            27       19           20
                                                ---      ---          ---
        Total income                            627      219           20
                                                ---      ---          ---
Expense:
  Other                                         118      109          122
                                                ---      ---          ---
        Total expense                           118      109          122
                                                ---      ---          ---

(Income) loss before taxes and equity in
  undistributed income of subsidiary            509      110        (102)
Income tax benefit                             (29)     (26)         (40)
                                                ---      ---          ---

Income (loss) before undistributed income
  of subsidiary                                 538      136         (62)
Equity in undistributed income
  of subsidiary                               3,981    3,997        2,916
                                              -----    -----        -----
        Net income                           $4,519   $4,133       $2,854
                                              =====    =====        =====

     Statement of Cash Flows (in thousands)

                                                               Years ended December 31,
                                                     1997             1996               1995
                                                     ----             ----               ----
Cash flows from operating activities:
  Net income                                       $4,519           $4,133             $2,854
  Adjustment to reconcile net income to
    cash (used) provided by operating activities:
      Equity in undistributed income
        of subsidiary                              3,981)          (3,997)            (2,916)
     (Increase) decrease in other assets              (2)                3                  1
      Increase (decrease) in accrued
        interest payable and other
        liabilities                                   (7)              (2)                  4
                                                      ---              ---                ---
          Net cash (used) provided by
            operating activities                      529              137               (57)
                                                      ---              ---                ---

Cash flows from investing activities:
                                                        -                -                  -
          Net cash provided by investing
            activities                                  -                -                  -
Cash flows from financing activities:
  Employee common stock purchase and exercise
   of options to purchase common stock                252               13                  1
 Dividends paid - common stock                      (429)                -                  -
          Net cash provided by financing
               activities                           (177)               13                  1
                                                      ---              ---                ---

          Increase (decrease) in cash and
             cash equivalents                         352              150               (56)
Cash and cash equivalents at beginning of year        644              494                550
                                                      ---              ---                ---
Cash and cash equivalents at end of year             $996             $644               $494
                                                      ===              ===                ===

 The Parent Company paid cash during 1997, 1996, and 1995 for income taxes and interest as follows (in thousands) :


                      1997             1996               1995
                      ----             ----               ----
Interest                 -                -                  -
Income taxes         2,637            1,335                910


 (17) Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA)

 First National is subject to capital adequacy requirements of the Federal Deposit Insurance Corporation. The FDICIA established capital levels for which insured institutions are categorized as (in declining order) well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically undercapitalized. Under the FDICIA, a well capitalized institution must generally have a risk-based capital ratio of at least 10 percent, a Tier 1 risk- based ratio of at least 6 percent and a Tier 1 leverage ratio of at least 5 percent. As of December 31, 1997, First National is a well capitalized institution under the definitions.


First National is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements could cause regulators to initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on First National's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First National must meet specific capital guidelines that involve quantitative measures of First National's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. First National's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

 Quantitative measures established by regulation to ensure capital adequacy require First National to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1997, that First National meets all capital adequacy requirements to which it is subject.

 As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized First National as (well capitalized) under the regulatory framework for prompt corrective action. To be categorized as (well capitalized) First National must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios set forth in the table. There are no conditions or events since that notification that management believes have changed First National's category.

 First National's actual capital amounts and ratios are presented in the following table (in thousands). There was no deduction from capital for interest-rate risk.


                                                                                       To Be Well
                                                                                   Capitalized Under
                                                                  For Capital      Prompt Corrective
                                                  Actual       Adequacy Purposes   Action Provisions
                                                  ------       -----------------   -----------------
                                            Amount   Ratio      Amount    Ratio      Amount   Ratio
                                            ------   -----      ------    -----      ------   -----
As of December 31, 1997
  Total Capital
    (to Risk Weighted Assets)          $    36,557   11.4%   $   25,745    8.0%   $  32,181   10.0%

  Tier I Capital
    (to Risk Weighted Assets)          $    32,515   10.1%   $   12,873    4.0%   $  19,309    6.0%
  Tier I Capital
    (to Average Assets)                $    32,515    6.3%   $   20,491    4.0%   $  25,613    5.0%
As of December 31, 1996
  Total Capital
    (to Risk Weighted Assets)          $    32,135   11.0%   $   23,296    8.0%   $  29,120   10.0%
  Tier I Capital
    (to Risk Weighted Assets)          $    28,469    9.8%   $   11,648    4.0%   $  11,648    6.0%
  Tier I Capital
    (to average assets)                $    28,469    6.6%   $   17,400    4.0%   $  21,750    5.0%

 The Company's capital amounts and ratios as of December 31, 1997 and 1996 were not materially different from those of First National.


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

 Short-Term Borrowings and Long-Term Debt

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


                                               1997                  1996
                                                   (in thousands)

                                               Estimated             Estimated
                                      Carrying      Fair   Carrying       Fair
Financial  Assets:                      Amount  Value(1)     Amount   Value(1)
-----------------                     --------  --------    -------   -------

Cash                                   $17,968   $17,968    $20,060    $20,060
Interest bearing deposits with banks     1,134     1,134      1,121      1,121
Federal funds sold                      12,200    12,200      1,500      1,500
Securities, including FHLB and FRB     149,261   150,797    103,366    103,139
Net loans and loan commitments         325,940   337,123    297,964    304,634
Financial Liabilities:
      Total deposits                   469,821   470,254    404,771    406,114
      Short-term borrowings
         and long-term debt            $14,446   $14,446       $996       $996

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

CORPORATE DIRECTORY

 DIRECTORS OF FNB ROCHESTER CORP.
 AND FIRST NATIONAL BANK OF ROCHESTER

 R. Carlos Carballada
 President and Chief Executive Officer

 Michael J. Falcone, Chairman
 Real Estate Developer, Pioneer Group

 Gayle C. Johnston
 Vice President and General Manager
 Sunglass Hut Business
 Bausch & Lomb

 Joseph M. Lobozzo II
 President & Chief Executive Officer
 JML Optical Industries, Inc.

 Francis T. Lombardi
 Vice President, Syracuse Tank & Mfg. Co.

 Carl R. Reynolds
 Attorney

 H. Bruce Russell
 Retired

 James D. Ryan
 President and Owner RYCO Management, Inc.
 Property Management and Development

 Linda Cornell Weinstein
 Executive Director,  Cornell/Weinstein
 Family Foundation



 OFFICERS OF FNB ROCHESTER CORP.

 R. Carlos Carballada
 President and Chief Executive Officer

 Stacy C. Campbell
 Sr. Vice President and Chief Financial Officer

 Mariann Joyal
 Corporate Secretary

 Timothy P. Johnson
 Assistant Corporate Secretary


 SENIOR OFFICERS OF
 FIRST NATIONAL BANK OF ROCHESTER

 R. Carlos Carballada
 President and Chief Executive Officer

 Donald R. Aldred
 Sr. Vice President, Business & Professional Banking

 Robert B. Bantle
 Sr. Vice President, Community Banking

 Peter M. Biggs
 Sr. Vice President, Marketing Director

 Stacy C. Campbell
 Sr. Vice President and Chief Financial Officer

 Barbara W. Fuge
 Vice President, Corporate Operations Project
Manager/Loan Servicing Manager

 Robert E. Gilbert
 Sr. Vice President, Operations

 Timothy P. Johnson
 Vice President and Counsel

 Richard J. Long
 Vice President, Human Resources

 Theresa B. Mazzullo
 Sr. Vice President, Trust & Investment



VICE PRESIDENTS OF FIRST NATIONAL BANK OF ROCHESTER



Richard L. Aldrich                               William C. Lyons
Vice President, Brockport Office Manager         Vice President,  Business & Professional
                                                 Lending - Buffalo
Bruce G. Austin
Vice President, Treasury & Planning              Carl J. Martel
                                                 Vice President, Henrietta Office Manager
Jeffrey W. Barker
Vice President, Business & Professional          Richard F.  Medyn
Real Estate Lending                              Vice President ,Business & Professional Lending

Dorian C. Chapman                                Robert S. Moore
Vice President, Business & Professional          Vice President, Business & Professional Lending
Investor Real Estate Lending
                                                 Thomas M. Pauly
Roger L. Cormier                                 Vice President, Loan Review
Vice President, East Rochester Office Manager
                                                 Nancy E. Posick
Anthony M. Costanza                              Vice President, Victor Office Manager
Vice President, Business & Professional Lending
                                                 David T. Reaske
Michael J. Drexler                               Vice President, Business & Professional
Vice President, Business & Professional Lending  Lending - Syracuse

Gary L. Gayton                                   Kathleen J. Russell
Vice President, Chili Office Manager             Vice President, Greece Office Manager

John C. Glerum                                   Edward A. Slank
Vice President, Controller-Finance               Vice President, Business & Professional
                                                 Lending - Syracuse
Dennis A. Heuser
Vice President, Business & Professional          Richard H. Steffen
Specialized Lending                              Vice President, Honeoye Falls Office Manager

James F. Jackson                                 Peter Y. Sunderland
Vice President,                                  Vice President,  Business & Professional
Consumer Lending                                 Lending - Buffalo

Sandra A. Lancer                                 Richard A. Szabat
Vice President, Trust & Investments              Vice President, Business & Professional Lending

James F. Lynd                                    Robert Varrenti
Vice President, Penfield Office Manager          Vice President, Information Services

Robert J. Lynough II                             Judith L. Willis
Vice President, Southport Office Manager         Vice President, Perinton Office Manager

                                                 Paul P. Ziegler
                                                 Vice President, Pittsford Office Manager